2012 Management Proxy Circular

Annual Meeting May 10, 2013

MAGNA

Our Vision

We aim to be our customers' preferred global supplier partner for the automotive industry, by delivering the best value built on innovative products and processes and World Class Manufacturing. We strive to be the employer of choice, an ethical and responsible corporate citizen and a superior long-term investment for our shareholders.

March 28, 2013

Dear Shareholder,

2013 Annual Meeting of Shareholders

I am pleased to invite you to attend Magna's 2013 Annual Meeting of Shareholders on May 10, 2013 at 10:00 a.m. (Toronto time) at The Westin Prince Hotel, 900 York Mills Road, Toronto, Ontario, Canada.

The business items which will be addressed at the meeting are set out in the notice of annual meeting and accompanying proxy circular. We encourage you to vote your shares in any of the ways described in the proxy circular. As in prior years, those not attending the annual meeting in person can access a live webcast through Magna's website (www.magna.com).

The Board's Areas of Focus in 2012

While the scope of the Board's activities in 2012 was quite broad, the following were the Board's key areas of focus:

  •
  Strategy - To help drive sustainable, long-term growth, the Board and Executive Management continued to work constructively throughout 2012 to apply a more disciplined and determined approach to corporate strategy. The results of these efforts are evident in the company's enhanced strategic planning processes, product priorities and its heightened focus on technology and innovation.

  •
  Capital Structure - Magna's capital structure, with significant cash resources, has been an important strategic advantage, particularly during the 2008-2009 recession in North America and the recovery which followed. The lessons learned from the North American experience in 2008-2009 are an important consideration in light of the current industry challenges in Europe. The Board and Executive Management have been working to employ Magna's capital in an efficient and effective way that reflects an appropriate balance between maintaining financial flexibility, investing for future growth and returning capital to shareholders.

  •
  Allocation of Capital - Magna's capital expenditures are significant - approximately $1.3 billion in 2012 and $1.4 billion planned for 2013. The majority of this is allocated to construction of new facilities, expansion of existing facilities, strategic acquisitions and other investments for future growth in our traditional markets, as well as growing regions such as Asia, Eastern Europe and South America.

  •
  Return of Capital to Shareholders - In 2012, Magna continued to return capital to shareholders through regular quarterly cash dividends and stock repurchases. A total of $252 million was paid out in dividends in 2012. For the fourth quarter of 2012, the Board approved a 16% increase to the quarterly dividend bringing it to a record $0.32 per Common Share, reflecting the Board's confidence in Magna's future. Additionally, in November 2012, the Board approved a renewal of Magna's normal course issuer bid to purchase up to 12 million Common Shares.

  •
  Risk Management - Through the transformation of the former Environmental, Health & Safety Committee of the Board into the Enterprise Risk Oversight Committee and the realignment of risk oversight responsibilities among the Board's three standing committees, the Board has been working on enhancing its understanding of Magna's enterprise risks, as well as overseeing a more structured approach to enterprise risk management.

  •
  Succession Planning & Leadership Development - During 2012, the Board engaged with the Chief Executive Officer and other members of management at multiple meetings to enhance its understanding of the company's processes to develop a "pipeline" of future leaders with the skills and expertise needed to manage a complex global industrial company. The Board also met a number of such future leaders in different settings to gauge their potential. Overall, the Board is satisfied that Magna generally maintains appropriate and effective succession and leadership development plans.

The Board is pleased with Magna's performance in 2012, as reflected in the company's strong financial results, solid operating performance, the continuing confidence demonstrated by the company's customers and the outstanding efforts of Magna's dedicated employees. As you will read in the Compensation Discussion & Analysis section of the proxy circular, executive compensation remains aligned with performance, demonstrating that Magna's decentralized operating system and profit-based compensation system continue to work effectively.

In Closing

The Board thanks shareholders for their support during 2012 and the input received through the engagement meetings held to date. We continue to work hard to build on Magna's success and commend the hard work of every Magna employee in helping to get us there. Magna's management teams at the Divisional, Operating Group and Executive levels deserve recognition for their successful efforts in contributing to Magna's strong results in 2012. While challenges remain, particularly in Europe, the Board is confident about Magna's future.

Late in 2012, another step in Magna's evolution occurred when Frank Stronach retired from the Board of the company which he founded over 55 years ago. The business principles and philosophies instilled by Frank many years ago, which have forged the operating structure and culture that we believe have been the cornerstone of our historical success, will continue to serve as a lasting legacy to Frank's entrepreneurial spirit and vision. On behalf of my fellow Board members and all shareholders, I would like to thank Frank for his vision and many years of dedicated service on the Board.

Sincerely,

/s/ "William L. Young"

William L. Young
Chairman

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	Friday, May 10, 2013
Time:	10:00 a.m. (Toronto time)
Place:	The Westin Prince Hotel 900 York Mills Road Toronto, Ontario Canada

The Meeting is being held to:

(1)	receive Magna's Consolidated Financial Statements and the independent auditor's report thereon for the fiscal year ended December 31, 2012;
(2)	elect directors;
(3)	reappoint Ernst & Young LLP as our independent auditor and authorize the Audit Committee to fix the independent auditor's remuneration;
(4)	vote, in an advisory, non-binding manner, on Magna's approach to executive compensation described in the accompanying circular; and
(5)	transact any other business that may properly come before the Meeting.

As a holder of record of Magna Common Shares at the close of business on March 26, 2013, you are entitled to receive notice of and vote at the Meeting.

If you are unable to attend the Meeting and want to ensure that your shares are voted, please submit your votes by proxy as described under "How to Vote Your Shares" in the accompanying Management Information Circular/Proxy Statement. To be valid, our transfer agent, Computershare Trust Company of Canada, must receive your proxy by 5:00 p.m. (Toronto time) on May 8, 2013. If the Meeting is adjourned or postponed, Computershare must receive your proxy not later than 48 hours (excluding Saturdays, Sundays and holidays) prior to any such adjournment or postponement.

A live webcast of the Meeting will also be available through Magna's website at www.magna.com.

Accompanying this Notice of Annual Meeting is Magna's Management Information Circular/Proxy Statement, which contains more information on the matters to be addressed at the Meeting.

By order of the Board of Directors.

/s/ "Bassem A. Shakeel"
March 28, 2013	BASSEM A. SHAKEEL
Aurora, Ontario	Vice-President and Secretary

Certain Defined Terms	In this document, referred to as this "Circular", the terms "you" and "your" refer to the shareholder, while "we", "us", "our" and "Magna" refer to Magna International Inc. and, where applicable, its subsidiaries. In this Circular, a reference to "fiscal year" is a reference to the fiscal or financial year from January 1 to December 31 of the year stated.
We also use the following defined terms throughout this Circular (including Appendix A to this Circular):
Arrangement:	the plan of arrangement through which our former dual class share structure was brought to an end, which was completed on August 31, 2010.
Board:	our Board of Directors.
BoC:	the Bank of Canada.
C$:	Canadian dollars.
CGCNC:	the Corporate Governance, Compensation and Nominating Committee of our Board including, where applicable, its predecessor committees.
Ernst & Young:	Ernst & Young LLP.
EROC:	the Enterprise Risk Oversight Committee of our Board including, where applicable, its predecessor committee, the HSEC.
HSEC:	the former Health and Safety and Environmental Committee of our Board.
Independent Directors:	our directors or nominees who have been determined to be independent on the basis described under "Nominees for Election to the Board - Independence of the Nominees for Election to the Board".
Kingsdale:	Kingsdale Shareholder Services Inc., Magna's proxy solicitation agent for the Meeting.
Magna E-Car:	Magna E-Car Systems L.P.
NYSE:	The New York Stock Exchange.
TSX:	the Toronto Stock Exchange.
Currency, Exchange Rates and Share Prices
All amounts referred to in this Circular are presented in U.S. dollars, unless otherwise stated. In a number of instances in this Circular, including with respect to calculation of the in-the-money value of stock options denominated in Canadian dollars, information based on our share price has been calculated on the basis of the Canadian dollar closing price of our Common Shares on the TSX and converted to U.S. dollars based on the BoC noon spot rate on the applicable date.

Reference Date	NYSE Share Price (US$)	TSX Share Price (C$)	BoC Noon Spot Rate (C$1.00 = US$)

February 27, 2012	46.87	46.88	1.0017

December 31, 2012	50.02	49.68	1.0051

March 26, 2013	57.84	58.80	0.9837

Information Currency	The information in this Circular is current as of March 26, 2013, unless otherwise stated.

      i

ABOUT THE MEETING

VOTING INFORMATION	2
HOW TO VOTE YOUR SHARES	3
BUSINESS OF THE MEETING	7
NOMINEES FOR ELECTION TO THE BOARD	10
DIRECTOR COMPENSATION	22

MANAGEMENT INFORMATION CIRCULAR/PROXY STATEMENT

This Circular is being provided to you in connection with the Annual Meeting of Magna's shareholders (the "Meeting"), which will be held on Friday, May 10, 2013 commencing at 10:00 a.m. (Toronto time) at The Westin Prince Hotel, 900 York Mills Road, Toronto, Ontario, Canada.

VOTING INFORMATION

RECORD DATE	March 26, 2013 is the record date for the Meeting (the "Record Date"). Only holders of our Common Shares as of the close of business on the Record Date are entitled to receive notice of and to attend (in person or by proxy) and vote at the Meeting.
SHARES AND VOTES	As of the Record Date, 234,174,167 Magna Common Shares were issued and outstanding. Each Magna Common Share is entitled to one vote.
PRINCIPAL SHAREHOLDERS	To our knowledge, no shareholder beneficially owns or exercises control or direction, directly or indirectly, over 10% or more of Magna's Common Shares outstanding as at the Record Date.

All of Magna's directors and executive officers as a group (18 persons) owned beneficially or exercised control or direction over 1,261,107 Common Shares representing approximately 0.5% of the class as at the Record Date.

The Magna Deferred Profit Sharing Plan (Canada) and Employees Deferred Profit Sharing Plan (U.S.) (the "NADPSPs"), deferred profit sharing plans for Magna's participating employees, collectively hold 10,453,007 Magna Common Shares representing approximately 4.5% of the class as at the Record Date. The shares held by the NADPSPs will be voted FOR each of the items to be voted on at the Meeting.

2     ABOUT THE MEETING

HOW TO VOTE YOUR SHARES

YOUR VOTE IS IMPORTANT	Your vote is important. Please read the information below to ensure your shares are properly voted.
ARE YOU A REGISTERED SHAREHOLDER OR NON-REGISTERED SHAREHOLDER?
How you vote your shares depends on whether you are a registered shareholder or a non-registered shareholder. In either case, there are two ways you can vote at the Meeting - by appointing a proxyholder or by attending in person, although the specifics may differ slightly.
Registered Shareholder:
You are a registered shareholder if you hold one or more share certificates which indicate your name and the number of Magna Common Shares which you own. As a registered shareholder, you will receive a form of proxy from Computershare Trust Company of Canada ("Computershare") representing the shares you hold. If you are a registered shareholder, refer to "How to Vote - Registered Shareholders".
Non-Registered Shareholder:
You are a non-registered shareholder if a securities dealer, broker, bank, trust company or other nominee holds your shares for you, or for someone else on your behalf. As a non-registered shareholder, you will most likely receive a Voting Instruction Form from either Broadridge Canada or Broadridge US, although in some cases you may receive a form of proxy from the securities dealer, broker, bank, trust company or other nominee holding your shares. If you are a non-registered shareholder, refer to "How to Vote - Non-Registered Shareholders".
PROXIES ARE BEING SOLICITED BY MANAGEMENT
Management is soliciting your proxy in connection with the matters to be addressed at the Meeting (or any adjournment(s) or postponement(s) thereof) to be held at the time and place set out in the accompanying Notice of Annual Meeting. We will bear all costs incurred in connection with Management's solicitation of proxies, including the cost of preparing and mailing this Circular and accompanying materials. Proxies will be solicited primarily by mail, although our officers and employees may (for no additional compensation) also directly solicit proxies by phone, fax or other electronic methods. Banks, brokerage houses and other custodians, nominees or fiduciaries will be requested to forward proxy solicitation material to the persons on whose behalf they hold Magna shares and to obtain authorizations for the execution of proxies. These institutions will be reimbursed for their reasonable expenses in doing so.

ABOUT THE MEETING      3

PROXY SOLICITOR - KINGSDALE
Magna has also retained Kingsdale to provide the following services in connection with the Meeting: review and analysis of the Circular, comparative information about corporate governance best practices, liaising with proxy advisory firms, developing and implementing shareholder communication and engagement strategies, advice with respect to meeting and proxy protocol, reporting and reviewing the tabulation of shareholder proxies, and the solicitation of shareholder proxies including contacting shareholders by telephone. Kingsdale will be paid a fixed fee of C$55,000 plus out-of-pocket expenses, plus a "per call" fee of C$8.00 for each telephone call made by shareholders to Kingsdale or by Kingsdale to shareholders in connection with the solicitation. If you have any questions about the information contained in this Circular or need assistance in completing your proxy form, please contact Kingsdale by e-mail at contactus@kingsdaleshareholder.com or at the following telephone numbers:
• within Canada or the U.S. (toll-free): 1-888-518-1552
• outside Canada and the U.S. (by collect call): 416-867-2272
CIRCULAR BEING SENT TO REGISTERED AND NON-REGISTERED SHAREHOLDERS	These securityholder materials are being sent to both registered and non-registered owners of Magna Common Shares.

4     ABOUT THE MEETING

HOW TO VOTE - REGISTERED SHAREHOLDERS	HOW TO VOTE - NON-REGISTERED SHAREHOLDERS

If you are a registered shareholder, you may either vote by proxy or in person at the Meeting.

 Submitting Votes by Proxy

There are four ways to submit your vote by proxy:

              phone              internet              mail              fax

in accordance with the instructions on the form of proxy.

If you are voting by phone or internet, you will need the pre-printed Control Number, Holder Account Number and Access Number on your form of proxy.

A proxy submitted by mail or fax must be in writing, dated the date on which you signed it and be signed by you (or your authorized attorney). If such a proxy is being submitted on behalf of a corporate shareholder, the proxy must be signed by an authorized officer or attorney of that corporation. If a proxy submitted by mail or fax is not dated, it will be deemed to bear the date on which it was sent to you.

If you are voting your shares by proxy, you must ensure that your completed and signed proxy form or your phone or internet vote is received by Computershare not later than 5:00 p.m. (Toronto time) on May 8, 2013. If the Meeting is adjourned or postponed, you must ensure that your completed and signed proxy form or your phone or internet vote is received by Computershare not later than 48 hours (excluding Saturdays, Sundays and holidays) prior to the time of the Meeting.

 Appointment of Proxyholder

 Unless you specify a different proxyholder or specify how you want your shares to be voted, the Magna officers whose names are pre-printed on the form of proxy will vote your shares:

•      FOR the election to the Magna Board of Directors of all of the nominees named in this Circular;

•      FOR the re-appointment of Ernst & Young as Magna's independent auditor and the authorization of the Audit Committee to fix the independent auditor's remuneration; and

•      FOR the advisory resolution to accept the approach to executive compensation disclosed in this Circular.

 You have the right to appoint someone else (who need not be a shareholder) as your proxyholder; however, if you do, that person must vote your shares in person on your behalf at the Meeting. To appoint someone else as your proxyholder, insert the person's name in the blank space provided on the form of proxy or complete, sign, date and submit another proper form of proxy naming that person as your proxyholder.
If you are a non-registered shareholder, the intermediary holding on your behalf (and not Magna) has assumed responsibility for (i) delivering these materials to you and (ii) executing your proper voting instructions.

 Submitting Voting Instructions

There are three ways to submit your vote by Voting Instruction Form:

    phone              internet              mail

in accordance with the instructions on the Voting Instruction Form.

If you are a non-registered shareholder and have received a Voting Instruction Form from Broadridge Canada, you must complete and submit your vote by phone, internet or mail, in accordance with the instructions on the Voting Instruction Form. We have been advised by Broadridge that, on receipt of a properly completed and submitted form, a legal form of proxy will be submitted on your behalf.

If you are a non-registered shareholder and have received a Voting Instruction Form from Broadridge US, please complete and submit your vote by phone, internet or mail in accordance with the instructions provided to you on the form. We have been advised by Broadridge that, on receipt of a properly completed and submitted form, your shares will be voted in accordance with your instructions.

You must ensure that your completed, signed and dated Voting Instruction Form or your phone or internet vote is received by no later than any deadline specified by Broadridge Canada or Broadridge US, as applicable, which we expect will be 5:00 p.m. (Toronto time) on May 7, 2013. If the Meeting is adjourned or postponed, you must ensure that your completed, signed and dated Voting Instruction Form or your phone or internet vote is received by Broadridge Canada or Broadridge US, as applicable, not later than 72 hours (excluding Saturdays, Sundays and holidays) prior to any adjournment or postponement of the Meeting. If a Voting Instruction Form submitted by mail or fax is not dated, it will be deemed to bear the date on which it was sent to you.

In some cases, you may have received a form of proxy instead of a Voting Instruction Form, even though you are a non-registered shareholder. Such a form of proxy will likely be stamped by the securities dealer, broker, bank, trust company or other nominee or intermediary holding your shares and be restricted as to the number of shares to which it relates. In this case, you must complete the form of proxy and submit it to Computershare as described to the left under "How to Vote - Registered Shareholders - Submitting Votes By Proxy".

ABOUT THE MEETING      5

HOW TO VOTE - REGISTERED SHAREHOLDERS (cont'd)	HOW TO VOTE - NON-REGISTERED SHAREHOLDERS (cont'd)

Appointment of Proxyholder (cont'd)

If you choose to vote by proxy, you are giving the person (referred to as a "proxyholder") or people named on your form of proxy the authority to vote your shares on your behalf at the Meeting (including any adjournment or postponement of the Meeting).

You may indicate on the form of proxy how you want your proxyholder to vote your shares, or you can let your proxyholder decide for you. If you do not specify on the form of proxy how you want your shares to be voted, your proxyholder will have the discretion to vote your shares as they see fit.

The form of proxy accompanying this Circular gives the proxyholder discretion with respect to any amendments or changes to matters described in the Notice of Annual Meeting and with respect to any other matters which may properly come before the Meeting (including any adjournment or postponement of the Meeting). As of the date of this Circular, we are not aware of any amendments, changes or other matters to be addressed at the Meeting.

 Voting in Person

If you attend in person, you do not need to complete or return your form of proxy. When you arrive at the Meeting, a Computershare representative will register your attendance before you enter the Meeting.

If you vote in person at the Meeting and had previously completed and returned your form of proxy, your proxy will be automatically revoked and any votes you cast on a poll at the Meeting will count.

 Revoking a Vote Made by Proxy

You have the right to revoke a proxy by ANY of the following methods:

•       Vote again by phone or internet not later than 5:00 p.m. (Toronto time) on May 8, 2013 (or not later than 48 hours prior to the date of any adjourned or postponed Meeting);

•       Deliver another completed and signed form of proxy, dated later than the first form of proxy, by mail or fax such that it is received by Computershare not later than 5:00 p.m. (Toronto time) on May 8, 2013 (or not later than 48 hours prior to the date of any adjourned or postponed Meeting);

•       Deliver to us at the following address a signed written notice revoking the proxy, provided it is received not later than 5:00 p.m. (Toronto time) on May 9, 2013 (or not later than 5:00 p.m. on the last business day prior to the date of any adjourned or postponed Meeting):

                Magna International Inc.
                337 Magna Drive
                Aurora, Ontario, Canada L4G 7K1
                Attention: Secretary of the Corporation

• Deliver a signed written notice revoking the proxy to the scrutineers of the Meeting, to the attention of the Chairman of the Meeting, at or prior to the commencement of the Meeting (including in the case of any adjournment or postponement of the Meeting).	Voting in Person

If you have received a Voting Instruction Form from Broadridge Canada and wish to attend the Meeting in person or have someone else attend on your behalf, you must complete, sign and return the Voting Instruction Form or complete the equivalent electronic form online, in each case in accordance with the instructions on the form.

If you have received a Voting Instruction Form from Broadridge US and wish to attend the Meeting in person or have someone else attend on your behalf, you must complete, sign and return the Voting Instruction Form in accordance with the instructions on the form. Broadridge US will send you a form of proxy giving you or your designate the right to attend the meeting.

If you have received a form of proxy and wish to attend the Meeting in person or have someone else attend on your behalf, you must insert your name, or the name of the person you wish to attend on your behalf, in the blank space provided on the form of proxy. If you are voting your shares by proxy, you must ensure that your completed and signed proxy form or your phone or internet vote is received by Computershare not later than 5:00 p.m. (Toronto time) on May 8,  2013.

If the Meeting is adjourned or postponed, you must ensure that:

•      your completed and signed Voting Instruction Form (or equivalent electronic form online) is received by Broadridge Canada or Broadridge US, as applicable, not later than 72 hours (excluding Saturdays, Sundays and holidays) prior to any adjournment or postponement of the Meeting; or

•      your completed and signed proxy form or your phone or internet vote is received by Computershare not later than 48 hours (excluding Saturdays, Sundays and holidays) prior to any adjournment or postponement of the Meeting.

When you arrive at the Meeting, a Computershare representative will register your attendance before you enter the Meeting.

 Revoking a Voting Instruction Form or Proxy

If you wish to revoke a Voting Instruction Form or form of proxy for any matter on which a vote has not already been cast, you must contact Broadridge Canada (for Voting Instruction Forms sent to you by Broadridge Canada), Broadridge US (for Voting Instruction Forms sent to you by Broadridge US) or your securities dealer, broker, bank, trust company or other nominee or intermediary (for a form of proxy sent to you by such intermediary) and comply with any applicable requirements relating to the revocation of votes made by Voting Instruction Form or proxy.

6     ABOUT THE MEETING

BUSINESS OF THE MEETING

PURPOSE OF THE MEETING	The Meeting is being held for shareholders to:
(1) receive Magna's consolidated financial statements for the fiscal year ended December 31, 2012;
(2) elect directors;
(3) reappoint Ernst & Young as our independent auditor and authorize the Audit Committee to fix the independent auditor's remuneration;
(4) vote, in an advisory, non-binding manner, on Magna's approach to executive compensation; and
(5) transact any other business that may properly come before the Meeting.
As of the date of this Circular, we are not aware of any other business to be transacted at the Meeting.
(1) Financial Statements
Magna's consolidated financial statements for the fiscal year ended December 31, 2012 are included in the Annual Report, which was mailed to shareholders with this Circular. The financial statements will be presented to shareholders, but no shareholder vote is required in connection with them.
(2) Election of Directors	The number of directors to be elected at the Meeting is nine. Each director is elected annually for a term which expires at the next annual meeting of shareholders.
The following nominees have been recommended by the Nominating Committee and the Board for election at the Meeting:

• Scott B. Bonham • Peter G. Bowie • Hon. J. Trevor Eyton • V. Peter Harder • Lady Barbara Judge	• Dr. Kurt J. Lauk • Donald J. Walker • Lawrence D. Worrall • William L. Young

Each nominee proposed for election at the Meeting has confirmed his or her willingness to serve on the Board and acknowledged and agreed to abide by our majority voting policy. Our Board Charter contains minimum qualification requirements for directors - the Nominating Committee of our Board is satisfied that each nominee meets such qualifications. Unless otherwise instructed, the Magna officers whose names have been pre-printed on the form of proxy or Voting Instruction Form intend to vote FOR each such nominee.
Each nominee is currently a director of Magna who was elected at our annual meeting of shareholders held on May 10, 2012.

ABOUT THE MEETING      7

Refer to "Nominees for Election to the Board" for further information regarding the skills, expertise and other relevant information which you should consider in casting your vote for each nominee.
A description of the process used to select the above nominees is set forth in "Appendix A - Statement of Corporate Governance Practices - Nomination of Directors".
At the Meeting, you will have the opportunity to vote for each nominee individually.
Majority Voting

In accordance with the majority voting policy contained in our Board Charter, any director who receives more "withhold" votes than votes "for" in an uncontested election must promptly tender his or her resignation to the Chair of the CGCNC for consideration by such committee. Unless there are extraordinary circumstances, the CGCNC will recommend that the Independent Directors accept the resignation effective within 90 days after the Meeting.

We will promptly disclose in a press release the determination made by the Independent Directors. If the Independent Directors reject a resignation under our majority voting policy, we will also disclose the reasons for the rejection.
Detailed Voting Results Will Be Disclosed After the Meeting

Promptly after the Meeting, we will publicly disclose the number and percentage of votes cast for and withheld in respect of each nominee, as well as those cast for and against each other matter voted on by shareholders at the Meeting.
(3) Reappointment of Ernst & Young as Magna's Independent Auditor
Ernst & Young (including its predecessor firms) has been Magna's independent auditor since February 27, 1969. Representatives of Ernst & Young are expected to attend the Meeting, will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions. The Audit Committee recommends that shareholders vote FOR the reappointment of Ernst & Young as Magna's independent auditor. Unless otherwise instructed, the persons designated in the form of proxy intend to vote FOR the resolution reappointing Ernst & Young.
Services Provided by Ernst & Young
Ernst & Young provides Magna with four types of services:
Audit Services:
fees in respect of services performed in order to comply with the standards of the Public Company Accounting Oversight Board (United States) ("PCAOB"), including integrated audit of the consolidated financial statements, quarterly reviews and statutory audits of foreign subsidiaries. In some cases, these may include an appropriate allocation of fees for tax services or accounting consultations, to the extent such services were necessary to comply with the standards of the PCAOB. This category includes fees incurred in connection with the audit of our internal control over financial reporting for purposes of Section 404 of the Sarbanes-Oxley Act of 2002.

8     ABOUT THE MEETING

Audit-Related Services:

fees paid in respect of assurance and related services, including such things as due diligence relating to mergers and acquisitions, accounting consultations and audits in connection with acquisitions, attest services that are not required by statute or regulation and consultation concerning financial accounting and reporting standards. Audit-related services actually provided by Ernst & Young in each of fiscal 2012 and 2011 consisted of assurance services, due diligence in connection with acquisitions, employee benefit plan audits and consultations concerning financial reporting standards.
Tax Services:
fees paid in respect of services performed by Ernst & Young's tax professionals, except those services required in order to comply with the standards of the PCAOB which are included under "Audit Services". Tax services include tax compliance, tax planning and tax advice. The tax services actually provided by Ernst & Young in fiscal 2012 and fiscal 2011 consisted of domestic and international tax advisory, compliance and research services, as well as transfer pricing advisory services.
Other Permitted Services:	fees in respect of all permitted services not falling under any of the previous categories.
Ernst & Young's Independence

The Audit Committee has discussed with Ernst & Young its independence from Management and Magna, and has considered whether the provision of non-audit services is compatible with maintaining such independence. In order to ensure that Ernst & Young's independence is not compromised by engagements for other services, the Audit Committee has established and maintains a process for the review and pre-approval of all services and related fees to be paid to Ernst & Young. Pursuant to this pre-approval process, the Audit Committee approved and Magna was billed the following fees for services provided by Ernst & Young in respect of fiscal 2012 and fiscal 2011:

	2012		2011

TYPE OF SERVICES	FEES ($)	% OF TOTAL	FEES ($)	% OF TOTAL

Audit	13,879,000	91.5	11,594,000	88.1

Audit-related	469,000	3.1	1,095,000	8.3

Tax	819,000	5.4	358,000	2.8

Other Permitted	-	-	108,000	0.8

Total	15,167,000	100	13,155,000	100

In order to further support Ernst & Young's independence, the Audit Committee reviews and approves the hiring (if any) of current and former partners and employees of Ernst & Young who were engaged on Magna's account within the three prior years. There were no such hirings during 2012.

ABOUT THE MEETING      9

(4) Advisory Vote on Approach to Executive Compensation
At the Meeting, shareholders will have the opportunity to cast an advisory, non-binding vote on Magna's approach to executive compensation - this is often referred to as "say on pay". Although the vote is non-binding, the CGCNC will consider the results when assessing future compensation decisions.

The text of the resolution reads as follows:
"Resolved, on an advisory basis and not to diminish the roles and responsibilities of the board of directors, that the shareholders accept the approach to executive compensation disclosed in the accompanying Management Information Circular/Proxy Statement."

Our approach to executive compensation is set out in detail in the CGCNC Compensation Report to Shareholders and the Compensation Discussion & Analysis in this Circular. We encourage you to carefully read these sections of this Circular which describe our overall approach to executive compensation, the objectives of our executive compensation system, how compensation decisions are made, the alignment between pay and performance in our system and the compensation paid to our most highly paid executive officers in the last three years. The Board of Directors recommends that shareholders vote FOR the resolution relating to Magna's approach to executive compensation. Unless otherwise instructed, the Magna officers whose names have been pre-printed on the form of proxy or Voting Instruction Form intend to vote FOR such resolution.
The first such advisory vote was held at our May 10, 2012 annual meeting of shareholders, at which our approach to executive compensation was approved by 80% of the votes cast on the resolution.

NOMINEES FOR ELECTION TO THE BOARD

Profile of Nominees

98%	89%	63	3.3	99%	100%
Average 2012 Votes FOR	Independent Directors	Years Average Age	Years Average Tenure	Avg. Board Attendance	Standing Cmte Attendance

Nominees

Information with respect to each of the nominees for election to the Board is set forth below. The notes which follow the nominees' biographies contain, among other things, certain definitions used in the biographies (Note 1), as well as details regarding the basis on which we have calculated: the Record Date Value of Magna Securities at Risk for each nominee (Note 2); Record Date Value of Unexercised Options (Note 3); and whether a nominee complies with the securities maintenance requirement (Note 4).

10     ABOUT THE MEETING

SCOTT B. BONHAM	Independent

California, U.S.A. Age: 51 Director Since: May 10, 2012
Mr. Bonham is a co-founder of GGV Capital, an expansion stage venture capital firm with investments in the U.S. and China. Prior to co-founding GGV in 2000, Mr. Bonham served as Vice-President of the Capital Group of Companies, where he managed technology investments across several mutual funds (1996-2000). Mr. Bonham also previously served in various marketing roles at Silicon Graphics (1992-1996), as a manufacturing and information systems strategy consultant at Booz, Allen & Hamilton (1989-1992) and systems engineer and maintenance foreman at General Motors of Canada. Mr. Bonham has served on a number of private and public company boards and audit committees, including Hurray! Holding Co. Ltd., the shares of which were quoted on the Nasdaq National Market. Mr. Bonham has a B.Sc in electrical engineering (Queen's) and an MBA (Harvard).

ATTENDANCE & EXPERIENCE

BOARD & COMMITTEES	2012 ATTENDANCE		AREAS OF EXPERTISE	OTHER PUBLIC COMPANY BOARDS (COMMITTEES)

Board EROC	3 of 4* 2 of 2	75%* 100%	• Accounting/ Audit • Automotive • Finance • Governance/ Board • Senior/Strategic Leadership • Talent Management/ Compensation • Technology/ Innovation	None

SECURITIES OWNED, CONTROLLED OR DIRECTED

COMMON SHARES	DSUs	RECORD DATE VALUE OF MAGNA SECURITIES AT RISK	SECURITIES MAINTENANCE REQUIREMENT

NIL	4,801	$277,690	Complies

STOCK OPTIONS HELD

NUMBER GRANTED	GRANT DATE	EXPIRATION DATE	EXERCISE PRICE	TOTAL UNEXERCISED	RECORD DATE VALUE OF UNEXERCISED OPTIONS

NIL	N/A	N/A	N/A	N/A	N/A

ANNUAL MEETING VOTE RESULTS

YEAR	VOTES FOR	VOTES WITHHELD	TOTAL

2012	99.33%	0.67%	100%
*
During 2012, Mr. Bonham attended 100% of scheduled Board meetings. Although he was unable to attend one unscheduled meeting which had been called on short notice, Mr. Bonham took all reasonable steps to inform himself of the matters on the agenda, ask questions and provide input before the meeting, as well as to follow-up after the meeting to inform himself as to the Board's decisions.

ABOUT THE MEETING      11

PETER G. BOWIE	Independent

Ontario, Canada Age: 66 Director Since: May 10, 2012
Mr. Bowie is a corporate director who most recently served as the Chief Executive of Deloitte China from 2003 to 2008, as well senior partner and a member of the board and the management committee of Deloitte China until his retirement from the firm in 2010. Mr. Bowie was previously Chairman of Deloitte Canada (1998-2000), a member of the firm's management committee and a member of the board and governance committees of Deloitte International. He is a past member of the board of the Asian Corporate Governance Association and has served on a variety of boards in the private and non-governmental organization sectors. Mr. Bowie has a B.Comm (St. Mary's), as well as an MBA (Ottawa) and has received an honorary doctorate (Ottawa). Mr. Bowie is a Fellow of the Institute of Chartered Accountants of Ontario and the Australian Institute of Corporate Directors.

ATTENDANCE & EXPERIENCE

BOARD & COMMITTEES	2012 ATTENDANCE		AREAS OF EXPERTISE	OTHER PUBLIC COMPANY BOARDS (COMMITTEES)

Board Audit	4 of 4 2 of 2	100% 100%	• Accounting/Audit • Finance • Governance/Board • Risk Management • Senior/ Strategic Leadership • Talent Management/ Compensation	• Uranium One Inc. (Since 2010) (Compensation (Chair); Audit) • China COSCO Holding Company Ltd (Since 2011) (Strategic Development (Chair); Risk)

SECURITIES OWNED, CONTROLLED OR DIRECTED

COMMON SHARES	DSUs	RECORD DATE VALUE OF MAGNA SECURITIES AT RISK	SECURITIES MAINTENANCE REQUIREMENT

3,500	4,270	$449,420	Complies

STOCK OPTIONS HELD

NUMBER GRANTED	GRANT DATE	EXPIRATION DATE	EXERCISE PRICE	TOTAL UNEXERCISED	RECORD DATE VALUE OF UNEXERCISED OPTIONS

NIL	N/A	N/A	N/A	N/A	N/A

ANNUAL MEETING VOTE RESULTS

YEAR	VOTES FOR	VOTES WITHHELD	TOTAL

2012	99.33%	0.67%	100%

12     ABOUT THE MEETING

HON. J. TREVOR EYTON	Independent

Ontario, Canada Age: 78 Director Since: May 6, 2010
Senator Eyton is a corporate director who most recently served as a Member of the Senate of Canada from 1990 until his retirement in 2009. He is highly respected for his lengthy service with Brascan Limited, now known as Brookfield Asset Management, a Canadian-based, global asset manager focused on property, renewable power, infrastructure assets and private equity, with over $170 billion in assets. Senator Eyton served as Brascan's President and Chief Executive Officer (1979 to 1991), as well as its Chairman and Senior Chairman (to 1997). Prior to his service with Brascan, Senator Eyton was a partner with the law firm Tory Tory DesLauriers & Binnington. Senator Eyton has served on numerous public and private company boards, including that of General Motors Canada, and currently serves on the public company boards listed below. Senator Eyton has been appointed an Officer of the Order of Canada and Queen's Counsel for Ontario. Senator Eyton has a B.A. (Toronto), as well as a J.D. (Toronto) and has received two honorary doctorates of law (Waterloo; King's College (Dalhousie)).

ATTENDANCE & EXPERIENCE

BOARD & COMMITTEES	2012 ATTENDANCE	AREAS OF EXPERTISE	OTHER PUBLIC COMPANY BOARDS (COMMITTEES)

Board Audit CGCNC	10 of 10 4 of 4 5 of 5	100% 100% 100%	• Accounting/ Audit • Automotive • Energy • Finance • Governance/Board • Gov't/Public Policy • Legal/Regulatory • Senior/ Strategic Leadership • Talent Management/ Compensation	• Altus Group Limited (Since 2009)
    (HR & Compensation; Governance & Nominating)

•  Silver Bear Resources Inc. (Since 2004)
    (Audit; Compensation; Governance & Environmental)

•  Ivernia Inc. (Since 2000)
    (Audit (Chair); Compensation (Chair); Corporate Governance (Chair))

•  Brookfield Asset Management (Since 1979)
(Governance & Nominating)

SECURITIES OWNED, CONTROLLED OR DIRECTED

COMMON SHARES	DSUs	RECORD DATE VALUE OF MAGNA SECURITIES AT RISK	SECURITIES MAINTENANCE REQUIREMENT

NIL	7,691	$444,850	Complies

STOCK OPTIONS HELD

NUMBER GRANTED	GRANT DATE	EXPIRATION DATE	EXERCISE PRICE	TOTAL UNEXERCISED	RECORD DATE VALUE OF UNEXERCISED OPTIONS

10,000	05/10/10	05/09/17	C$35.98	10,000	$224,480

ANNUAL MEETING VOTE RESULTS

YEAR	VOTES FOR	VOTES WITHHELD	TOTAL

2012	98.40%	1.60%	100%
2011	85.47%	14.53%	100%

ABOUT THE MEETING      13

V. PETER HARDER	Independent

Ontario, Canada Age: 60 Director Since: May 10, 2012
Mr. Harder is Senior Policy Advisor to Fraser Milner Casgrain LLP ("FMC") since 2007. He possesses extensive expertise in public policy as a result of his involvement in decision making within the Government of Canada for over thirty years. Prior to joining FMC, Mr. Harder was a long serving Deputy Minister in the Government of Canada, having first been appointed as Deputy Minister in 1991 and serving as the most senior public servant in a number of federal departments including Treasury Board, Solicitor General, Citizenship and Immigration, Industry and Foreign Affairs and International Trade until 2007. While Deputy Minister of Foreign Affairs, Mr. Harder served as the first co-chair of the Canada-China Strategic Working Group which had been established by the Canadian and Chinese governments to make recommendations on improving trade and investment flows between Canada and China. Mr. Harder currently serves as the President of the Canada-China Business Council (since 2008) and a member of the International Institute of Strategic Studies. Mr. Harder has a B.A. (Waterloo) as well as an M.A. (Queen's) and has received an honorary doctorate in law (Waterloo).

ATTENDANCE & EXPERIENCE

BOARD & COMMITTEES	2012 ATTENDANCE	AREAS OF EXPERTISE	OTHER PUBLIC COMPANY BOARDS (COMMITTEES)(5)

Board CGCNC	4 of 4 5 of 5	100% 100%	• Energy • Governance/Board • Gov't/Public Policy • Senior/ Strategic Leadership • Talent Management/ Compensation	• Northland Power Corporation (Since 2010)
    (Compensation (Chair); Audit)

•  Power Financial Corporation (Since 2009)
    (Related Party & Conduct Review (Chair); Compensation)

•  IGM Financial Corporation (Since 2009)
    (Executive Committee; Community Affairs; Investment; Compensation)

• Energizer Resources Corporation (Since 2009)

SECURITIES OWNED, CONTROLLED OR DIRECTED

COMMON SHARES	DSUs	RECORD DATE VALUE OF MAGNA SECURITIES AT RISK	SECURITIES MAINTENANCE REQUIREMENT

NIL	4,709	$272,370	Complies

STOCK OPTIONS HELD

NUMBER GRANTED	GRANT DATE	EXPIRATION DATE	EXERCISE PRICE	TOTAL UNEXERCISED	RECORD DATE VALUE OF UNEXERCISED OPTIONS

NIL	N/A	N/A	N/A	N/A	N/A

ANNUAL MEETING VOTE RESULTS

YEAR	VOTES FOR	VOTES WITHHELD	TOTAL

2012	97.36%	2.64%	100%

14     ABOUT THE MEETING

LADY BARBARA JUDGE	Independent

London, England Age: 66 Director Since: September 20, 2007
Lady Judge is a corporate director who has enjoyed a successful international career as a senior executive, chairman and non-executive director in both the private and public sectors and is highly regarded for her governance expertise. Lady Judge previously served as Chairman of the Board of the United Kingdom Atomic Energy Authority (from 2004 to 2010), prior to which she was a Board member (since 2002) and was a director of the Energy Group of the United Kingdom's Department of Trade and Industry (from 2002 to 2004). In addition, Lady Judge formerly served as a Commissioner of the U.S. Securities Exchange Commission, Deputy Chairman of the U.K. Financial Reporting Council and Co-Chairman of the U.K./U.S. Task Force on Corporate Governance. In 2010, she was appointed a Commander of the Order of the British Empire for her contributions to the nuclear and financial services industries. Lady Judge has a B.A. (Pennsylvania) and a J.D. (NYU).

ATTENDANCE & EXPERIENCE

BOARD & COMMITTEES	2012 ATTENDANCE	AREAS OF EXPERTISE	OTHER PUBLIC COMPANY BOARDS (COMMITTEES)

Board EROC	10 of 10 4 of 4	100% 100%	• Accounting/Audit • Energy • Finance • Governance/Board • Gov't/Public Policy • Legal/Regulatory • Risk Management • Senior/ Strategic Leadership • Talent Management/ Compensation	• Statoil ASA (Since 2010)
    (Audit)

•  Bekaert NV (Since 2007)
    (Audit & Finance; Nomination)

•  Planet Payment, Inc. (Since 2006)
    (Compensation)

•  Nationwide Accident Repair Services plc (Since 2006)

•  Portmeirion Group plc (Since 2000)
(Audit; Compensation)

SECURITIES OWNED, CONTROLLED OR DIRECTED

COMMON SHARES	DSUs	RECORD DATE VALUE OF MAGNA SECURITIES AT RISK	SECURITIES MAINTENANCE REQUIREMENT

4,000	39,946	$2,541,840	Exceeds

STOCK OPTIONS HELD

NUMBER GRANTED	GRANT DATE	EXPIRATION DATE	EXERCISE PRICE	TOTAL UNEXERCISED	RECORD DATE VALUE OF UNEXERCISED OPTIONS

10,000	05/10/10	05/09/17	C$35.98	10,000	$224,480
10,000	09/24/07	12/31/13	C$47.98	10,000	$330,920

ANNUAL MEETING VOTE RESULTS

YEAR	VOTES FOR	VOTES WITHHELD	TOTAL

2012	89.35%	10.65%	100%
2011	85.16%	14.84%	100%

ABOUT THE MEETING      15

DR. KURT J. LAUK	Independent

Baden-Württemberg, Germany Age: 66 Director Since: May 4, 2011
Dr. Lauk is the co-founder and President of Globe CP GmbH, a private investment firm. He possesses extensive European automotive industry experience, primarily through his positions as Member of the Board of Management and Head of World Wide Commercial Vehicles Division of Daimler Chrysler (1996-1999), as well as Deputy Chief Executive Officer and Chief Financial Officer (with responsibility for finance, controlling and marketing) of Audi AG (1989-1992). Dr. Lauk has other extensive senior management experience, including as Chief Financial Officer and Controller of Veba AG (now known as E.On AG) (1992-1996), Chief Executive Officer of Zinser Textil Machinery GmbH (1984-1989) and as a Partner and Vice-President of the German practice of Boston Consulting Group (1978-1984). Dr. Lauk served as a Member of European Parliament (2004-2009), including as a Member of the Economic and Monetary Affairs Committee and Deputy Member of the Foreign and Security Affairs Committee. He currently serves as a Trustee of the International Institute for Strategic Studies in London and is an honorary professor with a chair for international studies at the prestigious European Business School in Reichartshausen, Germany. Dr. Lauk possesses both a PhD in international politics (Kiel), as well as an MBA (Stanford).

ATTENDANCE & EXPERIENCE

BOARD & COMMITTEES	2012 ATTENDANCE		AREAS OF EXPERTISE	OTHER PUBLIC COMPANY BOARDS (COMMITTEES)(6)

Board Audit	10 of 10 6 of 6	100% 100%	• Accounting/Audit • Automotive • Energy • Finance • Governance/Board • Gov't/Public Policy • Risk Management • Senior/ Strategic Leadership • Talent Management/ Compensation • Technology/ Innovation	• Ciber Inc. (Since 2010) (Audit)

SECURITIES OWNED, CONTROLLED OR DIRECTED

COMMON SHARES	DSUs	RECORD DATE VALUE OF MAGNA SECURITIES AT RISK	SECURITIES MAINTENANCE REQUIREMENT

NIL	4,172	$241,310	Complies

STOCK OPTIONS HELD

NUMBER GRANTED	GRANT DATE	EXPIRATION DATE	EXERCISE PRICE	TOTAL UNEXERCISED	RECORD DATE VALUE OF UNEXERCISED OPTIONS

NIL	N/A	N/A	N/A	N/A	NIL

ANNUAL MEETING VOTE RESULTS

YEAR	VOTES FOR	VOTES WITHHELD	TOTAL

2012	99.73%	0.27%	100%
2011	98.16%	1.84%	100%

16     ABOUT THE MEETING

DONALD J. WALKER	Management

Ontario, Canada Age: 56 Director Since: November 7, 2005
Mr. Walker serves as the Chief Executive Officer of Magna, where he previously served as Co-Chief Executive Officer (2005-2010) and President and Chief Executive Officer (1994-2001). He was formerly the President, Chief Executive Officer and Chairman of Intier Automotive Inc., one of Magna's former "spinco" public subsidiaries. Prior to joining Magna in 1987, Mr. Walker spent seven years at General Motors in various engineering and manufacturing positions. He is a founding member of the Yves Landry Foundation, which promotes the value of technical education, and is currently the Chair (since October 2011, previously Co-Chair since 2002) of the Canadian Automotive Partnership Council (CAPC) with the Canadian federal and provincial governments, which serves to identify both short- and long-term priorities to help ensure the future health of the automotive industry in Canada. Mr. Walker is also the past Chairman of the Automotive Parts Manufacturers Association (APMA). Mr. Walker is a professional engineer with a B.Sc in mechanical engineering (Waterloo).

ATTENDANCE & EXPERIENCE

BOARD & COMMITTEES	2012 ATTENDANCE		AREAS OF EXPERTISE	OTHER PUBLIC COMPANY BOARDS (COMMITTEES)

Board	9 of 9	100%	• Automotive • Governance/Board • Senior/ Strategic Leadership • Talent Management/ Compensation • Technology/ Innovation	None

SECURITIES OWNED, CONTROLLED OR DIRECTED

COMMON SHARES	RSUs	RECORD DATE VALUE OF MAGNA SECURITIES AT RISK	SECURITIES MAINTENANCE REQUIREMENT

556,217	203,879	$43,963,950	Exceeds

STOCK OPTIONS HELD

NUMBER GRANTED	GRANT DATE	EXPIRATION DATE	EXERCISE PRICE	TOTAL UNEXERCISED	RECORD DATE VALUE OF UNEXERCISED OPTIONS

200,000	03/04/13	03/03/20	C$57.02	200,000	$350,200
250,000	03/02/12	03/01/19	C$48.22	250,000	$2,601,890
500,000	02/26/10	02/25/17	C$30.00	500,000	$14,165,280
300,000	02/26/09	02/26/16	C$16.545	200,000	$8,313,250

ANNUAL MEETING VOTE RESULTS

YEAR	VOTES FOR	VOTES WITHHELD	TOTAL

2012	98.67%	1.33%	100%
2011	91.56%	8.44%	100%

ABOUT THE MEETING      17

LAWRENCE D. WORRALL	Independent

Ontario, Canada Age: 69 Director Since: November 7, 2005
Mr. Worrall is a corporate director and certified management accountant who formerly served as the Vice-President, Purchasing, Strategic Planning and Operations, as well as a Director of General Motors of Canada Limited (1995-2000). In his capacity as an officer of GM Canada, Mr. Worrall had responsibility for a number of significant matters, including: purchasing, logistics, GM Canada's manufacturing facilities, forward product planning and the execution of the manufacturing plan for all plants.

ATTENDANCE & EXPERIENCE

BOARD & COMMITTEES	2012 ATTENDANCE		AREAS OF EXPERTISE	OTHER PUBLIC COMPANY BOARDS (COMMITTEES)

Board Audit EROC	10 of 10 6 of 6 4 of 4	100% 100% 100%	• Accounting/Audit • Automotive • Finance • Governance/Board • Risk Management • Senior/ Strategic Leadership	None

SECURITIES OWNED, CONTROLLED OR DIRECTED

COMMON SHARES	DSUs	RECORD DATE VALUE OF MAGNA SECURITIES AT RISK	SECURITIES MAINTENANCE REQUIREMENT

1,814	19,464	$1,230,720	Exceeds

STOCK OPTIONS HELD

NUMBER GRANTED	GRANT DATE	EXPIRATION DATE	EXERCISE PRICE	TOTAL UNEXERCISED	RECORD DATE VALUE OF UNEXERCISED OPTIONS

10,000	05/10/10	05/09/17	C$35.98	10,000	$224,480

ANNUAL MEETING VOTE RESULTS

YEAR	VOTES FOR	VOTES WITHHELD	TOTAL

2012	99.22%	0.78%	100%
2011	86.29%	13.71%	100%

18     ABOUT THE MEETING

WILLIAM L. YOUNG	Independent

Massachusetts, U.S.A. Age: 58 Director Since: May 4, 2011
Mr. Young is a co-founder and partner of Monitor Clipper Partners, a private equity firm which he and other partners co-founded in 1998. Through his role at Monitor Clipper Partners, together with roles as Founding Partner of Westbourne Management Group (since 1988) and a partner in the European practice of Bain & Company (1981-1988), Mr. Young possesses significant operational experience, as well as extensive mergers and acquisitions experience. He is Chair Emeritus of the Board of Trustees of Queen's University (Kingston, Ontario) (which he chaired from 2006 to 2012) and has significant private company board and board leadership experience over the last 20 years, including a number of European and U.S.-based companies. Mr. Young has a B.Sc in chemical engineering (Queen's) and an MBA (Harvard).

ATTENDANCE & EXPERIENCE

BOARD & COMMITTEES	2012 ATTENDANCE		AREAS OF EXPERTISE	OTHER PUBLIC COMPANY BOARDS (COMMITTEES)(7)

Board Audit CGCNC	10 of 10 4 of 4 5 of 5	100% 100% 100%	• Finance • Governance/Board • Senior/ Strategic Leadership • Talent Management/ Compensation	None

SECURITIES OWNED, CONTROLLED OR DIRECTED

COMMON SHARES	DSUs	RECORD DATE VALUE OF MAGNA SECURITIES AT RISK	SECURITIES MAINTENANCE REQUIREMENT

5,800	17,274	$1,334,600	Complies

STOCK OPTIONS HELD

NUMBER GRANTED	GRANT DATE	EXPIRATION DATE	EXERCISE PRICE	TOTAL UNEXERCISED	RECORD DATE VALUE OF UNEXERCISED OPTIONS

NIL	N/A	N/A	N/A	N/A	NIL

ANNUAL MEETING VOTE RESULTS

YEAR	VOTES FOR	VOTES WITHHELD	TOTAL

2012	99.65%	0.35%	100%
2011	98.17%	1.83%	100%

Notes:

1.
In the above biographies:
"Audit" means the Audit Committee of Magna's Board.
"DSUs" means deferred share units.
"RSUs" means restricted stock units.

2.
In calculating the Record Date Value of Magna Securities at Risk, we have used the closing price of Magna Common Shares on NYSE on the Record Date.

3.
In calculating the Record Date Value of Unexercised Options, we have used the in-the-money value of outstanding options based on the closing price of Magna Common Shares on the TSX on the Record Date and the BoC noon spot rate on such date.

4.
In determining the status of a nominee's compliance with the securities maintenance requirement, we have compared the Record Date Value of Magna Securities at Risk, calculated in accordance with Note 2 above, with the securities maintenance requirement described under "Director Compensation - Securities Maintenance Requirement" below. Nominees who are currently accumulating Magna securities within the time period allowed are in compliance with the requirement and have been noted as such above.

5.
Mr. Harder was a director of Arise Technologies Corporation ("Arise") until June 24, 2011. Arise was deemed to have made an assignment into bankruptcy on April 11, 2012.

6.
Dr. Lauk was a director of Papierfabrik Scheuffelen GmbH, a private company, when it filed for bankruptcy protection under German law on July 17, 2008.

7.
Mr. Young was a director of American Fiber & Yarns and Recycled Paper Greetings, both of which were private companies, when they filed voluntary petitions for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code on September 23, 2008 and January 2, 2009, respectively.

ABOUT THE MEETING      19

NOMINATING PROCESS

CGCNC Role

Magna's Board has delegated to the CGCNC responsibility for, among other things:

  •
  identification and recruitment of suitable potential Board members; and

  •
  recommending to the Board nominees for election at annual shareholder meetings.

Director Resignation

All of the directors elected at our 2012 annual meeting of shareholders are standing for re-election, other than Frank Stronach, who resigned from the Board in November 2012.

Board Renewal

Since the Fall of 2010, the Board has undergone significant renewal which has resulted in the retirement of seven directors, as well as the nomination and subsequent election of five new directors - two in 2011 and three in 2012. Following consideration of the size and composition of the Board, the CGCNC decided not to search for and nominate any additional new directors for election at the Meeting. A detailed description of the CGCNC's practices related to nomination of directors, including its activities during 2012 and to date in 2013, are set forth in "Appendix A - Statement of Corporate Governance Practices - Nomination of Directors".

Board Skills Matrix

The CGCNC annually reviews a detailed board matrix identifying the professional skills, expertise and qualifications of existing directors. A skills matrix showing the skills, expertise and qualifications for each of the nominees is set forth below.

Scott B. Bonham	/*/	/*/		/*/	/*/				/*/	/*/	/*/	MBA

Peter G. Bowie	/*/			/*/	/*/			/*/	/*/	/*/		CA, MBA

Hon. J. Trevor Eyton	/*/	/*/	/*/	/*/	/*/	/*/	/*/		/*/	/*/		JD

V. Peter Harder			/*/		/*/	/*/			/*/	/*/		MA

Lady Barbara Judge	/*/		/*/	/*/	/*/	/*/	/*/	/*/	/*/	/*/		JD

Dr. Kurt J. Lauk	/*/	/*/	/*/	/*/	/*/	/*/		/*/	/*/	/*/	/*/	MBA, PhD

Lawrence D. Worrall	/*/	/*/		/*/	/*/			/*/	/*/			CMA

William L. Young				/*/	/*/				/*/	/*/		MBA, PEng

Donald J. Walker		/*/			/*/				/*/	/*/	/*/	PEng

20     ABOUT THE MEETING

Nominee Independence

Eight out of nine, or 89%, of the nominees for election at the Meeting are independent. A summary of the independence determination for each nominee is set forth below:

NOMINEE NAME	INDEPENDENT	NON- INDEPENDENT	BASIS FOR DETERMINATION

Scott B. Bonham	✓		No material relationship

Peter G. Bowie	✓		No material relationship

Hon. J. Trevor Eyton	✓		No material relationship

V. Peter Harder	✓		No material relationship

Lady Barbara Judge	✓		No material relationship

Dr. Kurt J. Lauk	✓		No material relationship

Lawrence D. Worrall	✓		No material relationship

William L. Young	✓		No material relationship

Donald J. Walker		✓	Management

Further discussion of the basis for the Board's independence determination is found in "Appendix A - Statement of Corporate Governance Practices - Board of Directors".

Attendance

Directors are expected to attend all Board meetings and all meetings of standing Committees on which they serve. However, we recognize that scheduling conflicts are unavoidable from time to time, particularly for newer Directors on the Board and/or where meetings are called on short notice. Our Board Charter requires Directors to attend a minimum of 75% of regularly scheduled Board and applicable standing Committee meetings, except where an absence is due to medical or other valid reason. During 2012, the nominees achieved 100% attendance at all regularly scheduled Board and standing Committee meetings, 99% average attendance at all Board meetings and 100% average attendance at all standing Committee meetings. A summary of attendance by nominee at Board and standing Committee meetings held during 2012 is set forth below.

	BOARD (10 meetings)		AUDIT(2) (6 meetings)		CGCNC(2) (9 meetings)		EROC(2) (4 meetings)		TOTAL

NOMINEE(1)	#	%	#	%	#	%	#	%	#	%

Scott B. Bonham(3)	3/4	75	-	-	-	-	2/2	100	5/6	83

Peter G. Bowie	4/4	100	2/2	100	-	-	-	-	6/6	100

Hon. J. Trevor Eyton	10	100	4/4	100	5/5	100	-	-	19/19	100

V. Peter Harder	4/4	100	-	-	5/5	100	-	-	9/9	100

Lady Barbara Judge	10	100	-	-	-	-	4/4	100	14/14	100

Dr. Kurt Lauk	10	100	6/6	100	-	-	-	-	16/16	100

Lawrence D. Worrall	10	100	6/6	100	-	-	4/4	100	20/20	100

William L. Young	10	100	4/4	100	5/5	100	-	-	19/19	100

Donald J. Walker	9/9	100	-	-	-	-	-	-	9/9	100

Notes:

1.
Messrs. Bonham, Bowie and Harder were first elected to the Board on May 10, 2012. Each of the other Nominees served on the Board prior to January 1, 2012. For the dates on which each Nominee served on the Board Committees, refer to the Committee Reports under "Corporate Governance" below.

2.
Attendance figures for Audit, CGCNC and EROC include only those directors who served as members of such committees during 2012 and, where applicable, includes attendance at predecessor committees.

3.
During 2012, Mr. Bonham attended 100% of scheduled Board meetings. Although he was unable to attend one unscheduled meeting which had been called on short notice, Mr. Bonham took all reasonable steps to inform himself of the matters on the agenda, ask questions and provide his input before the meeting, as well as to follow-up after the meeting to inform himself as to the Board's decisions.

In-Camera Meetings At Every Regularly Scheduled Board and Committee Meeting

During 2012, the Independent Directors met without members of Management present either before, during or after every regularly scheduled meeting of the Board and each Board Committee.

ABOUT THE MEETING      21

DIRECTOR COMPENSATION

OBJECTIVES OF DIRECTOR COMPENSATION

We have structured the compensation for our Independent Directors with the aim of attracting and retaining skilled independent directors and aligning their interests with the interests of our long-term shareholders. In order to attract and retain skilled independent directors, their compensation must be competitive with that paid by our S&P/TSX60 peer companies, as well as global automotive and industrial peers such as those in our executive compensation peer group. We seek to achieve alignment through mandatory deferral of a majority of the annual retainer in the form of DSUs, thus tying the payout value of the deferred compensation to the market value of our Common Shares and placing it "at risk".

COMPENSATION STRUCTURE

We compensate Independent Directors through a combination of:

  •
  Annual Retainer: Since 2008, this retainer has been fixed at $150,000, of which $90,000 or 60% is automatically deferred in the form of DSUs and $60,000 or 40% is paid in cash. In addition to the mandatory portion deferred in the form of DSUs, Independent Directors may defer up to 100% of their cash compensation in DSUs.

  •
  Board Chair Retainer: The Chairman is paid a flat annual retainer of $500,000 for all work performed in any capacity other than as a special committee chair. Of such amount, $300,000 or 60% is automatically deferred in the form of DSUs and $200,000 or 40% is paid in cash, subject to the Chairman's election to defer up to 100% of his cash compensation in the form of DSUs.

  •
  Committee Chair and Committee Member Retainers: In recognition of the additional workload of our Committee Chairs and Committee members, additional retainers are paid to each Independent Director acting in any such capacity. The amounts of these retainers are set forth below under "Current Fee Schedule" and are payable in cash, subject to an Independent Director's election to defer up to 100% of their cash compensation in the form of DSUs.

  •
  Meeting and Work Fees: Meeting and work fees are intended to compensate Independent Directors based on their respective contributions of time and effort to Magna matters. The amounts of these fees are discussed below under "Current Fee Schedule" and are payable in cash, subject to an Independent Director's election to defer up to 100% of their cash compensation in the form of DSUs.

Directors who are also employees of or consultants to Magna are not paid any retainers or fees for their service as directors.

22     ABOUT THE MEETING

BIANNUAL REVIEW OF INDEPENDENT DIRECTOR COMPENSATION

The CGCNC has responsibility for reviewing Independent Director compensation and typically reviews it biannually. The last such review was completed in 2012 and resulted in the following changes to our Board compensation structure:

  •
  Permanent Discontinuation of Stock Option Grants: stock option grants to Independent Directors were permanently discontinued, effective January 24, 2012, and were not replaced with any other form of compensation. Some Independent Directors had previously been granted stock options, which remain exercisable in accordance with their original terms of grant. As of the Record Date, a total of 40,000 such options previously granted to Independent Directors remained outstanding.

  •
  Board Chair Compensation Restructured as Fixed Retainer: effective August 9, 2012, compensation for acting as Chairman of the Board was restructured as a fixed retainer covering all work performed by the Chairman acting in any capacity other than as a special committee chair. To the extent that the Board Chair is appointed as chair of a special committee, his or her compensation for acting in that capacity will be determined by the Board at the time the special committee is established. Prior to August 9, 2012, the Chairman received an annual retainer of $250,000 in addition to the $150,000 annual retainer paid to all Independent Directors, plus applicable Committee Chair and member retainers, as well as other applicable fees. Separate from the fixed retainer, the Board Chair is entitled to reimbursement for out-of-pocket expenses, in the ordinary course.

  •
  Discontinuation of Meeting Fees for Voluntary Committee Participation: prior to August 9, 2012, Independent Directors were compensated for voluntary participation at the meetings of Board Committees which they attended as observers. Effective August 9, 2012, the CGCNC clarified that Independent Directors would only be compensated for such voluntary participation where their participation is specifically requested by the applicable Committee Chair.

CURRENT FEE SCHEDULE

The schedule of retainers and fees payable to our Independent Directors which was approved by the Board on August 9, 2012 is set forth below.

RETAINER/FEE TYPE	AMOUNT ($)

Comprehensive Board Chair annual retainer (minimum 60% DSUs; maximum 40% cash)	500,000

Independent Director annual retainer (minimum 60% DSUs; maximum 40% cash)	150,000

Committee members annual retainer	25,000

Additional Committee Chair annual retainer

Audit	25,000

CGCNC	25,000

EROC	25,000

Special Committees (unless otherwise determined by the Board)	25,000

Per meeting fee	2,000

Written resolutions	400

Additional services (per day)	4,000

Travel days (per day)	4,000

On March 13, 2012, a special committee (the "Special Committee") comprising all of the Independent Directors then serving was established under the chairmanship of William Young, to review and negotiate the purchase of the controlling 27% partnership interest in Magna E-Car from the Corporation's founder, Frank Stronach. The Special Committee Chair was paid a retainer of $5,000 and Special Committee members were paid regular

ABOUT THE MEETING      23

meeting fees, but no retainer, for their service on the Special Committee. Refer to "Corporate Governance - Board Committees - Special Committees" for additional information.

2012 INDEPENDENT DIRECTORS' COMPENSATION

The following table sets forth a summary of all compensation earned by all individuals who served as Independent Directors during the year ended December 31, 2012.

		FEES EARNED(1)		SHARE- BASED AWARDS(2)

	NAME	($)	% OF FEES	($)	% OF FEES	OPTION- BASED AWARDS ($)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)	PENSION VALUE ($)	ALL OTHER(3) ($)	TOTAL ($)

NOMINEES	Scott B. Bonham(4)	NIL	-	169,540	100%	NIL	NIL	NIL	1,620	171,160

	Peter G. Bowie(4)	NIL	-	147,540	100%	NIL	NIL	NIL	1,410	148,950

	Hon. J. Trevor Eyton	151,000	63%	90,000	37%	NIL	NIL	NIL	6,740	247,740

	V. Peter Harder(4)	NIL	-	167,540	100%	NIL	NIL	NIL	1,490	169,030

	Lady Barbara Judge(5)	NIL	-	269,280	100%	NIL	NIL	NIL	39,320	308,600

	Dr. Kurt J. Lauk	185,000	67%	90,000	33%	NIL	NIL	NIL	3,160	278,160

	Lawrence D. Worrall(5)	213,820	70%	90,000	30%	NIL	NIL	NIL	19,730	323,550

	William L. Young(5)(6)	NIL	-	447,420	100%	NIL	NIL	NIL	10,930	458,350

RETIRED	Michael D. Harris	197,950	86%	32,390	14%	NIL	NIL	NIL	121,690	352,030

	Louis E. Lataif	89,240	73%	32,390	37%	NIL	NIL	NIL	12,440	134,070

	Donald Resnick	111,180	77%	32,390	23%	NIL	NIL	NIL	10,170	153,740

Notes:

1.
Consists of all retainers and fees paid to the director in cash. NIL indicates that 100% of the retainers and fees earned were deferred in the form of DSUs.

2.
Consists of retainers and fees deferred in the form of DSUs pursuant to the DSU Plan (as defined under "Deferred Share Units").

3.
Consists solely of dividends credited in the form of additional DSUs on Independent Directors' aggregate DSU balance, which includes DSUs granted in prior years.

4.
Messrs. Bonham, Bowie and Harder were elected to the Board on May 10, 2012 and their fees reflect pro-rated retainers from the date of election to December 31, 2012.

5.
Effective May 10, 2012, each of Lady Judge and Messrs. Worrall and Young were appointed Chairs of standing Board Committees.

6.
Mr. Young was appointed Special Committee Chairman on March 13, 2012 and Board Chair on May 10, 2012. Effective August 9, 2012, Mr. Young's compensation was revised to reflect a fixed retainer for all work excluding his service as Special Committee Chairman.

DEFERRED SHARE UNITS

Mandatory Deferral Creates Alignment With Shareholders

We maintain a Non-Employee Director Share-Based Compensation Plan (the "DSU Plan") which governs the retainers and fees that are deferred in the form of DSUs. In addition to the 60% of the annual retainer that is automatically deferred, each Independent Director may annually elect to defer up to 100% (in increments of 25%) of his or her total annual cash compensation from Magna (including Board and Committee retainers, meeting attendance fees, work and travel day payments and written resolution fees). All DSUs are fully vested on the date allocated to an Independent Director under the DSU Plan.

Amounts deferred under the DSU Plan cannot be redeemed until an Independent Director's retirement from the Board. The mandatory deferral until retirement aims to align the interests of Independent Directors with those of shareholders.

Payout Value of DSUs is "At Risk"

DSUs are notional stock units. The value of a DSU increases or decreases in direct relation to the NYSE market price of one Magna Common Share, until redeemed after an Independent Director's retirement. Dividend

24     ABOUT THE MEETING

equivalents are credited on DSUs at the times and in the amounts of dividends that are declared and paid on our Common Shares.

DIRECTOR STOCK OPTIONS

Stock Option Grants to Independent Directors Permanently Discontinued

Prior to 2010, stock options had been granted to our Independent Directors pursuant to our Amended and Restated Incentive Stock Option Plan (the "1987 Plan"). Under the 1987 Plan, Independent Directors were entitled to receive a grant of 10,000 options on completion of each five-year period of continuous service. Vesting under the 1987 Plan took place as to 2,000 Magna Common Shares on the date of the option grant and 2,000 Magna Common Shares on each of the first four anniversaries of the option grant. All outstanding options granted to Independent Directors under the 1987 Plan are fully vested and continue to be exercisable in accordance with their terms. As of the Record Date, a total of 20,000 such options remain outstanding.

Upon shareholder approval of our 2009 Stock Option Plan (the "2009 Plan") in May 2010, further option grants under the 1987 Plan were frozen. Each Independent Director was entitled under the 2009 Plan to receive a grant of options to purchase 10,000 Magna Common Shares upon appointment or election to the Board and a further grant of 10,000 options following election or re-election at each annual meeting of our shareholders. However, following our 2011 annual meeting of shareholders, the Independent Directors voluntarily waived the 2011 option grant and subsequently decided on January 24, 2012 to permanently discontinue all future stock option grants to Independent Directors. No stock options have been granted to any Independent Directors since May 2010. As of the Record Date, a total of 20,000 such options remain outstanding.

Outstanding Option-Based & Share-Based Awards

Outstanding option-based and share-based awards (DSUs) for each of our Independent Directors as of December 31, 2012 were as follows:

	OPTION-BASED AWARDS				SHARE-BASED AWARDS

NAME	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#)	OPTION EXERCISE PRICE (C$)	OPTION EXPIRATION DATE (MM/DD/YY)	VALUE OF UNEXERCISED IN-THE- MONEY OPTIONS(1) ($)	NUMBER OF SHARES OR UNITS THAT HAVE NOT VESTED (#)	MARKET OR PAYOUT VALUE OF SHARE- BASED AWARDS THAT HAVE NOT VESTED ($)	MARKET OR PAYOUT VALUE OF VESTED SHARE-BASED AWARDS NOT PAID OUT OR DISTRIBUTED(2) ($)

Scott B. Bonham	NIL	NIL	NIL	NIL	NIL	NIL	195,890

Peter G. Bowie	NIL	NIL	NIL	NIL	NIL	NIL	169,340

Hon. J. Trevor Eyton	10,000	35.98	05/09/17	137,700	NIL	NIL	351,200

V. Peter Harder	NIL	NIL	NIL	NIL	NIL	NIL	191,330

Lady Barbara Judge	10,000	47.98	12/31/13	17,090	NIL	NIL	1,947,540
	10,000	35.98	05/09/17	137,700

Dr. Kurt J. Lauk	NIL	NIL	NIL	NIL	NIL	NIL	185,950

Lawrence D. Worrall	10,000	35.98	05/09/17	137,700	NIL	NIL	950,830

William L. Young	NIL	NIL	NIL	NIL	NIL	NIL	737,610

Notes:

1.
Determined using the closing price of Magna Common Shares on the TSX on December 31, 2012 and the BoC noon spot rate on such date.

2.
Represents the value of Independent Directors' DSUs based on the closing price of Magna Common Shares on the NYSE on December 31, 2012.

ABOUT THE MEETING      25

Incentive Plan-Awards - Value Vested During the Year

The values of option-based and share-based awards (DSUs) which vested in the year ended December 31, 2012 are set forth below in respect of each Independent Director then in office:

NAME	OPTION-BASED AWARDS - VALUE VESTED DURING THE YEAR ($)	SHARE-BASED AWARDS - VALUE VESTED DURING THE YEAR(1) ($)	NON-EQUITY INCENTIVE PLAN COMPENSATION - VALUE EARNED DURING THE YEAR ($)

Scott B. Bonham	NIL	169,540	NIL

Peter G. Bowie	NIL	147,540	NIL

Hon. J. Trevor Eyton	NIL	90,000	NIL

V. Peter Harder	NIL	167,540	NIL

Lady Barbara Judge	NIL	269,280	NIL

Dr. Kurt J. Lauk	NIL	90,000	NIL

Lawrence D. Worrall	NIL	90,000	NIL

William L. Young	NIL	447,420	NIL

Note:

1.
Represents the aggregate grant date value of retainers and fees deferred in the form of DSUs in 2012.

SECURITIES MAINTENANCE REQUIREMENT

Securities Maintenance Requirement

Independent Directors are subject to a securities maintenance requirement of $750,000, which is equal to 5x the current annual retainer payable Independent Directors. The Board Chair is subject to a securities maintenance requirement of $1,500,000, which is equal to 3x the current fixed annual retainer payable to the Board Chair. Independent Directors are expected to achieve compliance with the $750,000 requirement within five years of joining the Board, while the Board Chair is expected to achieve compliance with the $1,500,000 requirement within three years of being appointed Board Chair. Securities maintenance requirements are another key way in which the interests of Independent Directors are aligned with those of our shareholders.

As of the Record Date, all of our Independent Directors complied with or exceeded the securities maintenance requirement, recognizing the time period allowed to hold securities with a value greater than or equal to the required amount.

		STATUS

NAME	RECORD DATE VALUE OF COMMON SHARES AND DSUS ($)	COMPLIES	EXCEEDS

Scott B. Bonham	277,690	✓

Peter G. Bowie	449,420	✓

Hon. J. Trevor Eyton	444,850	✓

V. Peter Harder	272,370	✓

Lady Barbara Judge	2,541,840	✓	✓

Dr. Kurt J. Lauk	241,310	✓

Lawrence D. Worrall	1,230,720	✓	✓

William L. Young	1,334,600	✓

26     ABOUT THE MEETING

TRADING BLACKOUTS AND RESTRICTION ON HEDGING MAGNA SECURITIES

Trading Blackouts

Directors are subject to the terms of our Insider Trading and Reporting Policy and Code of Conduct and Ethics, both of which restrict directors from trading in Magna securities while they have knowledge of material, non-public information. One way in which we enforce trading restrictions is by imposing trading "blackouts" on directors for specified periods prior to the release of our financial statements and as required in connection with material acquisitions, divestitures or other transactions. The regular quarterly trading blackouts commence at 11:59 p.m. on the last day of each fiscal quarter and end 48 hours after the public release of our quarterly financial statements. Special trading blackouts related to material transactions extend to 48 hours after the public disclosure of the material transaction or other conclusion of the transaction.

Anti-Hedging Restrictions

Directors are not permitted to engage in activities which would enable them to improperly profit from changes in our stock price or reduce their economic exposure to a decrease in our stock price. Prohibited activities include "puts", "calls", "collars", equity swaps, hedges, derivative transactions or any similar transaction aimed at limiting a director's exposure to a loss or risk of loss in the value of the Magna securities which he or she holds.

ABOUT THE MEETING      27

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CORPORATE GOVERNANCE

CORPORATE GOVERNANCE	30
REPORT OF THE AUDIT COMMITTEE	32
REPORT OF THE CORPORATE GOVERNANCE, COMPENSATION AND NOMINATING COMMITTEE	35
REPORT OF THE ENTERPRISE RISK OVERSIGHT COMMITTEE	37

CORPORATE GOVERNANCE

GOVERNANCE REGULATION

Magna's Common Shares are listed on the TSX and the NYSE. In addition to being subject to regulation by these stock exchanges, we are subject to securities and corporate governance regulation by the Canadian Securities Administrators ("CSA"), including the Ontario Securities Commission, and the United States Securities and Exchange Commission ("SEC").

"Appendix A - Statement of Corporate Governance Practices" to this Circular contains a description of our corporate governance practices. We meet or exceed all of the guidelines established by the CSA in National Policy 58-201. Additionally, although not required to comply with most of NYSE's Corporate Governance Standards, our practices do not differ significantly from those standards. Any such differences are discussed in the "Statement of Significant Governance Differences (NYSE)" which can be found on our website (www.magna.com) under "Corporate Governance".

Magna also monitors the corporate governance guidelines and recommended best practices of shareholder representative and other organizations, such as the Canadian Coalition for Good Governance (the "Coalition"). We believe that our current corporate governance practices reflect many of the best practices advocated by the Coalition and will continue to monitor and adapt our practices as appropriate, as governance practices continue to evolve.

BOARD'S STEWARDSHIP ROLE

The Board is responsible for the overall stewardship of Magna. To this end, the Board: supervises the management of the business and affairs of Magna in accordance with the legal requirements set out in the Business Corporations Act (Ontario) ("OBCA"), as well as other applicable law; and jointly with Executive Management, seeks to create long-term shareholder value. The Board's stewardship role, specific responsibilities, compositional requirements and various other matters are set forth in the Board Charter, which can be found on our website (www.magna.com) under "Corporate Governance".

Consistent with the standard of care for directors under Magna's governing corporate statute, the OBCA, each director on the Board seeks to act honestly and in good faith with a view to the best interests of the Corporation and to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. The standard of care under Ontario corporate law differs from that of some other common law jurisdictions, by requiring directors to act in the "best interests of the corporation" as opposed to the "best interests of shareholders". This distinction effectively recognizes that while individual shareholders may have conflicting interests, investment intents and investing horizons, the stewards of a corporation must act with a view to the interests of the corporation as a whole. Consistent with case law developed under the OBCA and equivalent federal and provincial corporate statutes in Canada, Magna's Board seeks to consider and balance the impact of its decisions on affected stakeholders - shareholders, employees and customers.

DELEGATION TO STANDING BOARD COMMITTEES

In order to enable it to effectively fulfill its responsibilities, the Board has established three standing committees. The nature and scope of authority and responsibility delegated to each standing committee is set forth in the Committee charters, which can also be found on our website (www.magna.com) under "Corporate Governance".

30     CORPORATE GOVERNANCE

BOARD COMMITTEES

Standing Committees

The Board currently has three standing Committees composed of the following Independent Directors as of the Record Date:

	AUDIT	CGCNC	EROC

Scott B. Bonham	/*/		/*/

Peter G. Bowie	/*/

Hon. J. Trevor Eyton		/*/

V. Peter Harder		/*/

Lady Barbara Judge			Chair

Dr. Kurt J. Lauk	/*/

Lawrence D. Worrall	Chair		/*/

William L. Young		Chair

The CGCNC was formed through the merger of the Board's former Corporate Governance and Compensation and Nomination Committees, effective May 10, 2012. The EROC was formed on the same date through the expansion of the mandate of the former HSEC.

The appointment of specific directors to each of the standing Board Committees is generally intended to reflect the relevance of Independent Directors' skills and experience to the applicable Committee's mandate. Additionally, Mr. Young currently chairs the CGCNC in recognition of the importance of that Committee's mandate, while Messrs. Worrall and Bonham have been cross-appointed to the EROC to help maximize the effectiveness of risk oversight activities, as well as the coordination of such activities across the Board's Committees.

Committee Independence

Each standing Board Committee is composed solely of Independent Directors, as required under our Board Charter and the charter of each Committee. A summary of each such mandate and other relevant information is set forth in the Committee Reports below.

Special Committees

In addition to the standing Board Committees, the Board has from time to time established special committees composed entirely of Independent Directors to review and make recommendations on specific matters or transactions. On March 13, 2012, a special committee (the "Special Committee") comprising all of the Independent Directors then serving was established under the chairmanship of William Young, to review and negotiate the purchase of the controlling 27% partnership interest in Magna E-Car from the Corporation's founder, Frank Stronach. On May 9, 2012, the Special Committee approved the purchase of the outstanding Magna E-Car partnership interests and the transaction was completed effective August 31, 2012. The purchase was reviewed, negotiated and approved by the Special Committee with the benefit of independent legal advice from Fasken Martineau DuMoulin LLP, independent financial advice from TD Securities Inc. ("TD") and an independent valuation prepared by PricewaterhouseCoopers LLP ("PwC"). The purchase price represents the midpoint of the valuation range determined by PwC. In addition, TD delivered a fairness opinion to the Independent Directors to the effect that the transaction is fair, from a financial point of view, to Magna.

Committee Reports

A report of each standing Board Committee follows. Each report summarizes the Committee's mandate, composition and principal activities in respect of 2012 and to date in 2013. In addition, a separate CGCNC report on executive compensation precedes the Compensation Discussion & Analysis section of this Circular.

CORPORATE GOVERNANCE      31

REPORT OF THE AUDIT COMMITTEE

MANDATE

The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to financial and financial reporting matters. The mandate of the Audit Committee is available on the corporate governance section of Magna's website (www.magna.com) and includes oversight responsibilities relating to:

  •
  Magna's independent auditor and internal audit department;

  •
  internal control over financial reporting;

  •
  critical accounting policies;

  •
  material risk exposures relating to financial and financial reporting matters and our actions to identify, monitor and mitigate such exposures; and

  •
  the implementation, operation and effectiveness of our Code of Conduct & Ethics, as well as Good Business Line.

COMPOSITION

The Audit Committee Charter mandates a committee composed of between three and five Independent Directors, each of whom is "financially literate" and at least one of whom is a "financial expert", as those terms are defined under applicable law. Audit Committee members are restricted from serving on the audit committees of more than three boards of public companies in total. The Audit Committee complies with these requirements.

CURRENT MEMBERS	INDEPENDENT	FINANCIALLY LITERATE	FINANCIAL EXPERT	SERVES ON 3 OR FEWER AUDIT COMMITTEES	2012 ATTENDANCE

Lawrence D. Worrall (Chairman)	✓	✓	✓	✓	100%

Scott B. Bonham (from February 28, 2013)	✓	✓	✓	✓	N/A

Peter G. Bowie (from May 10, 2012)	✓	✓	✓	✓	100%

Dr. Kurt J. Lauk	✓	✓	✓	✓	100%

CHANGES TO COMMITTEE COMPOSITION

Between January 1, 2012 and May 10, 2012, the Audit Committee was composed of Donald Resnick (Chair), Trevor Eyton, Kurt Lauk, Lawrence Worrall and William Young. Mr. Resnick did not stand for re-election at our 2012 Annual Meeting of Shareholders and the Audit Committee was reconstituted immediately afterwards to include Lawrence Worrall (Chairman), Peter Bowie and Kurt Lauk. On February 28, 2013, the Board appointed Scott Bonham to the Audit Committee. In appointing the current members to the Audit Committee, the Board considered the relevant expertise brought to the Audit Committee by each member, including through the financial leadership and oversight experience gained by each of them in their principal occupations and/or other boards on which they serve, as described in their biographies elsewhere in this Circular. Messrs. Worrall and Bonham have been cross-appointed to the EROC to help maximize the effectiveness of risk oversight activities, as well as the coordination of such activities across the Board's Committees.

32     CORPORATE GOVERNANCE

KEY AREAS OF FOCUS

In fulfilling the various elements of its mandate, key areas of focus for the Audit Committee during 2012 included:

  •
  Financial Reporting: reviewing and recommending for approval by the Board Magna's 2012 annual and quarterly consolidated financial statements, related MD&A, as well as Annual Information Form/Form 40-F.

  •
  Internal Controls: monitoring the effectiveness of Magna's internal controls and satisfying itself that management continues to systematically address any potential controls-related concerns, while also dedicating sufficient resources to train and educate applicable employees regarding the company's internal controls processes and procedures.

  •
  Financial and Financial Reporting Risk Management: satisfying itself that Magna's activities to mitigate financial and financial reporting risks are effective and appropriate.

  •
  Significant Accounting Policies: furthering its understanding of the application of Magna's significant accounting policies under U.S. GAAP, including those relating to foreign currency translation, goodwill, pre-production costs, warranty and revenue recognition.

  •
  Impairments, Restructuring Charges and other Unusual or Significant Items: satisfying itself regarding the accounting treatment of impairments, restructuring charges and other unusual or significant items in Magna's consolidated financial statements.

  •
  Financial Performance of Magna in Each Reporting Segment: satisfying itself regarding the financial performance of the company in each of its financial reporting segments, particularly in light of strong vehicle production in the North American segment, continuing macroeconomic difficulties in the European reporting segment, as well as rapid growth in the Rest of World segment.

  •
  Material Contingent and Other Liabilities: furthering its understanding of the status and potential impact of material contingencies and other liabilities, including those described in the notes to Magna's consolidated financial statements for the fiscal year ended December 31, 2012, in addition to other liabilities such as Magna's defined benefit pension exposures.

All of the above items are core elements of the Audit Committee mandate and are expected to remain key areas of Audit Committee focus for 2013.

COMMITTEE APPROVAL OF REPORT

Management is responsible for the preparation and presentation of Magna's consolidated financial statements, the financial reporting process and the development and maintenance of Magna's system of internal controls. Ernst & Young is responsible for performing an independent audit on, and issuing its reports in respect of:

  •
  Magna's consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) ("PCAOB"); and

  •
  the effectiveness of Magna's internal control over financial reporting, in accordance with the standards of the PCAOB.

The Audit Committee monitors and oversees these processes in accordance with the Audit Committee Charter and applicable law.

CORPORATE GOVERNANCE      33

Based on these reviews and discussions, including a review of Ernst & Young's Report on Financial Statements and Report on Internal Controls, the Audit Committee has recommended to the Board and the Board has approved the following in respect of the fiscal year ended December 31, 2012:

  •
  inclusion of the Consolidated Financial Statements in Magna's Annual Report;

  •
  MD&A;

  •
  Annual Information Form/Form 40-F in respect of 2012; and

  •
  other forms and reports required to be filed with applicable Canadian securities commissions, the SEC, the TSX and NYSE.

The Audit Committee is satisfied that it has fulfilled the duties and responsibilities assigned to it under its charter in respect of the year ended December 31, 2012. This Audit Committee report is dated as of March 21, 2013 and is submitted by the Audit Committee.

Lawrence D. Worrall (Chairman)
Scott B. Bonham	Peter G. Bowie	Dr. Kurt J. Lauk

34     CORPORATE GOVERNANCE

REPORT OF THE CORPORATE GOVERNANCE, COMPENSATION AND NOMINATING COMMITTEE

MANDATE

The CGCNC, which was formed through the merger of the former Corporate Governance and Compensation and Nominating Committees of the Board, assists the Board in fulfilling its oversight responsibilities with respect to corporate governance and executive compensation, as well as recruitment and nomination of individuals to serve as directors. The mandate of the CGCNC is available on the corporate governance section of Magna's website (www.magna.com) and includes oversight responsibilities relating to:

  •
  Magna's overall system of corporate governance;

  •
  the relationship between the Board and Executive Management;

  •
  the effectiveness of the Board and its Committees;

  •
  compensation for Corporate Management (as defined in the Corporate Constitution), as well as incentive and equity compensation generally;

  •
  Independent Director compensation;

  •
  executive succession planning; and

  •
  nomination of candidates for election by shareholders.

COMPOSITION

The CGCNC Charter mandates a committee of between three and five Independent Directors. The CGCNC complies with this requirement.

MEMBERS	INDEPENDENT	2012 ATTENDANCE

William L. Young (Chairman) (from May 10, 2012)	✓	100%

Hon. J. Trevor Eyton (from May 10, 2012)	✓	100%

V. Peter Harder (from May 10, 2012)	✓	100%

CHANGES TO COMMITTEE COMPOSITION

Between January 1, 2012 and May 10, 2012, the former Corporate Governance and Compensation Committee was composed of Michael Harris (Chair), Louis Lataif and Donald Resnick and the former Nominating Committee was composed of Michael Harris (Chair), Louis Lataif (until January 24, 2012), Lawrence Worrall (from January 24, 2012) and William Young (from January 24, 2012). None of Messrs. Harris, Lataif or Resnick stood for re-election at our 2012 Annual Meeting of Shareholders. The CGCNC was constituted immediately after such annual meeting to include William Young (Chairman), Trevor Eyton and Peter Harder. In appointing the current members to the CGCNC, the Board considered the relevant expertise brought to the CGCNC by each member, including through the leadership, compensation and governance experience gained by each of them in their principal occupations and/or other boards on which they serve, as described in their biographies elsewhere in this Circular.

CORPORATE GOVERNANCE      35

KEY AREAS OF FOCUS

In fulfilling the various elements of its mandate during 2012 and to date in 2013, the CGCNC's key areas of focus included:

  •
  Executive Compensation: furthering its understanding of Magna's profit-based compensation system and its contribution to Magna's past success. As part of its efforts in this area, the CGCNC retained a new independent compensation advisor, Hugessen Consulting, which conducted a thorough diagnostic review of Magna's compensation system. Overall, the CGCNC is satisfied that Magna's executive compensation system continues to be effective in aligning pay and performance and encouraging responsible decision-making, but will continue to examine ways to strengthen the linkage between compensation and the achievement of strategic priorities.

  •
  Succession Planning and Leadership Development: satisfying itself that appropriate succession plans are in place which address critical management positions throughout the company. The CGCNC also deepened its understanding of Magna's processes to identify, train and develop future leadership candidates. The CGCNC is satisfied that Magna has in place appropriate succession planning and leadership development processes and that the Board as a whole has the opportunity to engage directly with the company's future potential leaders.

  •
  Board Composition and Director Succession: satisfying itself that the Board's size and composition is appropriate in light of Magna's size, complexity and strategic priorities. In December 2012, the CGCNC determined that the current size and composition of the Board are appropriate. However, the CGCNC will annually review the Board's size and composition to ensure they continue to be appropriate.

  •
  Corporate Governance: monitoring corporate governance trends and developments and satisfying itself as well as the Board that Magna's corporate governance practices are effective and appropriate in light of the company's needs and its stakeholders' expectations. The CGCNC is satisfied with Magna's corporate governance practices, particularly in light of the enhancements made in the course of Magna's post-Arrangement corporate governance renewal between 2010 and 2012. The CGCNC recognizes that corporate governance is constantly evolving and intends to continue to monitor and adapt Magna's practices as appropriate, as governance practices continue to evolve.

  •
  Board/Committee Evaluation: reviewing with the Board and addressing the feedback received in the course of the annual Board evaluation process. In response to the feedback from the 2012 evaluation, the Board and Management have significantly enhanced the focus on corporate strategy, the Board has increased its engagement with institutional shareholders as well as institutional shareholder representative organizations and Management has implemented delivery of Board and Committee materials through a secure board portal.

All of the above areas are core elements of the CGCNC's mandate and are expected to remain key priorities in 2013.

COMMITTEE APPROVAL OF REPORT

Based on the foregoing and all other activities undertaken or overseen by the CGCNC, the CGCNC is satisfied that it has fulfilled the duties and responsibilities assigned to it under its charter in respect of the year ended December 31, 2012. This CGCNC Committee report is dated as of March 21, 2013 and is submitted by the CGCNC.

William L. Young (Chairman)
Hon. J. Trevor Eyton		V. Peter Harder

36     CORPORATE GOVERNANCE

REPORT OF THE ENTERPRISE RISK OVERSIGHT COMMITTEE

MANDATE

The EROC, which was formed by expanding the mandate of, and renaming the former HSEC, assists the Board in fulfilling its risk oversight responsibilities. This includes coordination of the Board's other Committees with respect to their risk oversight activities. Financial and financial reporting risks remain within the mandate of the Audit Committee and corporate governance, compensation and succession risks remain within the mandate of the CGCNC. The mandate of the EROC is available on the corporate governance section of Magna's website (www.magna.com) and includes various oversight responsibilities, including those relating to:

  •
  identification, monitoring and mitigation of Magna's material risk exposures; and

  •
  legal and regulatory compliance.

COMPOSITION

The EROC Charter mandates a committee composed of between three and five Independent Directors. The EROC complies with this requirement.

MEMBERS	INDEPENDENT	ATTENDANCE

Lady Barbara Judge (Chair)	✓	100%

Scott B. Bonham (from May 10, 2012)	✓	100%

Lawrence D. Worrall	✓	100%

CHANGES TO COMMITTEE COMPOSITION

Between January 1, 2012 and May 10, 2012, the EROC's predecessor committee was composed of: Donald Resnick (Chairman), Lady Barbara Judge, Louis Lataif and Lawrence Worrall. Messrs. Resnick and Lataif did not stand for re-election at our 2012 Annual Meeting of Shareholders and the HSEC was renamed and partially reconstituted immediately afterwards to include Lady Barbara Judge (Chair), Scott Bonham and Lawrence Worrall. In appointing the current members to the EROC, the Board considered the relevant expertise brought to the EROC by each member, including through the leadership and risk management experience gained by each of them in their principal occupations and/or other boards on which they serve, as described in their biographies elsewhere in this Circular. Messrs. Worrall and Bonham have been cross-appointed to the Audit Committee to help maximize the effectiveness of risk oversight activities, as well as the coordination of such activities across the Board's Committees.

KEY AREAS OF FOCUS

Due to the expanded mandate and partial reconstitution of the Committee, the EROC's efforts in 2012 were split between procedural items, including finalization of a new EROC Charter, as well as substantive items. In fulfilling its mandate, key substantive areas of focus for EROC included:

  •
  Risk Identification, Assessment and Reporting: a significant portion of the EROC's time was dedicated to deepening its understanding of the nature of material risks and satisfying itself with respect to Magna's enterprise risk management framework, as well as the processes used to identify, assess and address material risks.

CORPORATE GOVERNANCE      37

  •
  Risk Mitigation: in addition to enhancing its understanding of Magna's material risks, the EROC was focused on furthering its understanding of key risk mitigation activities in order to satisfy itself that such mitigation activities are appropriate.

  •
  Occupational Safety and Environmental Compliance: given Magna's strong commitment to safe workplaces for employees and responsible environmental practices, the EROC continued to focus on Management's activities to protect the health and safety of Magna's employees and visitors to its facilities, as well as to minimize the environmental impact of Magna's manufacturing operations.

  •
  Legal and Regulatory Compliance: the EROC dedicated considerable time to deepening its understanding of Management's activities relating to legal and regulatory compliance.

For 2013, the EROC seeks to build upon the progress made in 2012 by engaging with the full Board and Executive Management on key risks, activities taken to mitigate them, as well as risk appetite and tolerance. Additionally, the EROC aims to coordinate its efforts on risk identification and assessment more closely to the enhanced strategic planning efforts currently underway involving both the Board and Executive Management, to ensure that their strategic considerations involve a thorough understanding of both opportunity and risk.

COMMITTEE APPROVAL OF REPORT

Based on the foregoing and all other activities undertaken or overseen by the EROC, the EROC is satisfied that it has fulfilled the duties and responsibilities assigned to it under its charter in respect of the year ended December 31, 2012. This EROC report is dated as of March 21, 2013 and is submitted by the EROC.

Lady Barbara Judge (Chair)
Scott B. Bonham		Lawrence D. Worrall

38     CORPORATE GOVERNANCE

EXECUTIVE COMPENSATION

CGCNC COMPENSATION REPORT TO SHAREHOLDERS	40
COMPENSATION DISCUSSION & ANALYSIS	43
SUMMARY COMPENSATION TABLE	74
INCENTIVE PLAN AWARDS	76

CGCNC COMPENSATION REPORT TO SHAREHOLDERS

March 21, 2013

Dear Shareholder,

While the Compensation Discussion & Analysis ("CD&A") which follows this CGCNC Report seeks to help you understand our compensation system, this letter is intended to give you an overview of Magna's approach to compensation. We encourage you to carefully consider this CGCNC Report and the CD&A.

Magna's Approach to Executive Compensation

Magna believes that the managers who are best able to generate strong operating and financial performance are those who run their business units as if they owned them. In order to create such an entrepreneurial culture within the framework of a large, global, public company, Magna maintains a decentralized operating structure which gives significant operational autonomy to managers at each of the three primary levels of management - Divisional, Group and Executive. Additionally, Magna employs the following basic compensation principles for managers:

  •
  Relatively low fixed compensation - consisting of base salaries which are typically below industry norms. Unlike most peer companies, Magna does not provide pensions or other retirement benefits for management.

  •
  Annual bonuses are based on direct profit sharing - annual bonuses are "at risk" since they are tied directly to Magna's profits. In the case of executives, a significant portion of the annual bonus is deferred in the form of restricted stock units, the value of which fluctuates with our stock price.

Magna's compensation system also incorporates a number of other important elements, including significant securities maintenance requirements for senior managers, as well as various compensation risk management tools to promote responsible decision-making.

Among other things, Magna's compensation system seeks to:

  •
  align pay with performance;

  •
  align the interests of management with those of shareholders;

  •
  encourage responsible decision-making and discourage excessive risk-taking; and

  •
  achieve consistency, transparency and simplicity.

Success in Achieving Our Objectives During 2012

Overall, Magna generated strong results in 2012, including:

  •
  sales of $30.84 billion, an increase of 7% over 2011;

  •
  adjusted EBIT(1) of $1.66 billion, a 21% increase over 2011;

  •
  net income attributable to Magna of approximately $1.3 billion (excluding the re-measurement gain and related amortization relating to our purchase of the controlling interest in Magna E-Car Systems), a 31% increase over 2011; and

  •
  diluted earnings per share of $5.69 (excluding the re-measurement gain and related amortization relating to our purchase of the controlling interest in Magna E-Car Systems), a 35% increase over 2011.

1.
Adjusted EBIT is the measure of segment profit or loss as reported in Magna's annual consolidated financial statements. Adjusted EBIT represents income from operations before: income taxes; interest expense (income), net; and other expense (income), net.

40     EXECUTIVE COMPENSATION

Magna also reinvested approximately $1.3 billion in fixed assets and returned capital to shareholders in the form of both dividends ($252 million paid in 2012) and share repurchases. Recently, the Board approved an increased quarterly dividend of $0.32 per Common Share in respect of the quarter ended December 31, 2012, representing a 16% increase over the prior quarter's dividend.

Magna's solid operating and financial performance in 2012 was mirrored by strong total shareholder return, which ranked as follows:

  •
  97th percentile in comparison to the S&P/TSX 60; and

  •
  85th percentile against Magna's compensation peer group described in the CD&A.

One of the Board's key objectives for Executive Management in 2012 was to achieve a return to profitability in Magna's Western European operations. In 2012, sales for Magna's Europe reporting segment increased despite a 7% drop in production volumes and Magna reported adjusted EBIT in such segment of $165 million, compared to a loss of $22 million in 2011. These achievements are particularly impressive given the difficult economic conditions currently affecting Europe.

While Magna reported an adjusted EBIT loss of $28 million in its Rest of World reporting segment, compared to adjusted EBIT of $56 million in 2011, the decline in adjusted EBIT is due in part to the large number of facilities under construction in Asia, which are expected to generate positive results once in production.

Aside from financial performance measures, Magna made significant progress in enhancing its strategic planning, launching new facilities in emerging markets, completing five acquisitions in targeted product areas, implementing its World Class Manufacturing initiative across its operating Divisions, rolling-out a new leadership development system and enhanced management training, sharpening its focus on innovation/technology and achieving important milestones relating to its legal compliance training program.

All of the above successes are no accident - the CGCNC believes that Magna's executive compensation system continues to be effective in creating the incentives for managers to achieve strong performance.

2012 Compensation Outcomes and Decisions

During 2012, base salaries for Executive Management increased slightly from $310,000 to $325,000, but remained significantly below base salaries for equivalent positions within Magna's executive compensation peer group. As a result of the implementation in 2012 of reduced profit sharing on Magna's Pre-Tax Profits Before Profit Sharing in excess of $1.5 billion, annual profit sharing bonuses in 2012 decreased as a percentage of Pre-Tax Profits Before Profit Sharing. For example, our Chief Executive Officer's specified annual profit sharing percentage of 0.75% of Pre-Tax Profits Before Profit Sharing was reduced to an effective rate of 0.721% of Magna's 2012 Pre-Tax Profit Before Profit Sharing. However, annual profit sharing bonuses in dollars increased in light of Magna's increased profitability in 2012, as described above. As contemplated in Magna's compensation program, restructuring and impairment charges had a direct impact in reducing Pre-Tax Profits Before Profit Sharing and thus annual profit sharing bonuses. Importantly, the $153 million re-measurement gain related to Magna's purchase of the controlling interest in Magna E-Car Systems was, and the related amortization will be, excluded from the calculation of Pre-Tax Profits Before Profit Sharing. During 2012, the proportion of the annual profit sharing bonus deferred in the form of restricted stock units was increased from 33% to 40%, thus linking a greater proportion of Executive Management's compensation to our share price. Lastly, effective in March 2013, the CGCNC granted stock options to a group of approximately 90 employees (including members of Executive Management) in respect of their performance in 2012. The total number of options granted to all employees represented approximately 0.45% of our issued and outstanding shares as of the Record Date and the number of options granted to each Executive represented a reduction in both number and dollar value as compared to options granted a year earlier in respect

EXECUTIVE COMPENSATION      41

of 2011. As you will read in Section E of the CD&A which follows, executive compensation and performance remain aligned.

Overall, the CGCNC is satisfied that the compensation outcomes generated by Magna's compensation program, including as a result of the decisions made by the CGCNC in and in respect of 2012, result in appropriate levels of executive compensation when considered in relation to Magna's strong 2012 financial and operating performance, as well as total shareholder return. Nevertheless, the CGCNC will continue to consider ways in which to strengthen the link between compensation and achievement of strategic priorities, as well as effective risk management.

In Closing

Magna is a unique company with an entrepreneurial compensation system which the CGCNC believes is:

  •
  appropriate in light of Magna's business and industry;

  •
  effective in light of Board and stakeholder expectations; and

  •
  successful in achieving its underlying objectives.

At our May 10, 2013 annual meeting, you will have the opportunity to express your views on Magna's approach to executive compensation through the advisory "say on pay" vote. For the reasons set out above and in the CD&A, the CGCNC and the Board encourage you to vote FOR the advisory vote on Magna's approach to executive compensation.

William L. Young Chairman, CGCNC
Hon. J. Trevor Eyton		V. Peter Harder

42     EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION & ANALYSIS

KEY TERMS USED IN THIS SECTION

CD&A:	the Compensation Discussion & Analysis section of this Circular
Executive:	any one member of Executive Management
Executive Management:	our Chief Executive Officer, Chief Financial Officer, Chief Legal Officer, Chief Marketing Officer and Chief Operating Officer - Exteriors, Interiors, Seating, Mirrors, Closures and Cosma
Fasken:	the CGCNC's independent legal advisors, Fasken Martineau DuMoulin LLP
Hay Group:	the CGCNC's former independent compensation advisor, Hay Group Canada Limited
Hugessen:	the CGCNC's current independent compensation advisor, Hugessen Consulting
LTIs:	long-term incentives
MTIs:	medium-term incentives
Named Executive Officers or NEOs:	the five members of Executive Management mentioned above, together with Frank Stronach
peer group:	the group of 20 companies discussed in Section B of this CD&A, against which the compensation of our Executives is compared or benchmarked
STIs:	short-term incentives

SECTION SUMMARY

This CD&A is divided into the following sub-sections:

SUB-SECTION	DESCRIPTION	PAGE

A	Discusses the role of compensation in our corporate culture, the centrality of entrepreneurialism to our compensation program and the objectives of our executive compensation program and other matters	44

B	Addresses the Board's responsibility for executive compensation, as well as the scope of the CGCNC's role and discusses the CGCNC's process for making compensation decisions	47

C	Describes the role of the CGCNC's independent compensation advisor in the compensation process	51

D	Provides an overview and detailed description of the elements of our executive compensation program	52

E	Reviews our record in achieving the objectives of our executive compensation program, including in particular our success in aligning pay and performance	66

F	Describes our compensation risk mitigation practices	71

EXECUTIVE COMPENSATION      43

A. COMPENSATION PROGRAM BACKGROUND AND CONTEXT

The Role of Compensation in Our Corporate Culture	We maintain a unique, entrepreneurial corporate culture which seeks to balance the interests of various stakeholders, including shareholders, employees and management. This culture is reflected in our Corporate Constitution which articulates our approach to the sharing of profits among our stakeholders, including:
• shareholders, through our dividend policy;
• employees, through an employee profit sharing program;
• management, through an annual profit sharing bonus that comprises the largest part of their compensation; and
• communities in which we operate, through social, charitable and political contributions.

We believe that our corporate culture has been a critical factor in our past growth and success and expect it will continue to be a critical factor in our ability to create long-term shareholder value. Similarly, we believe that the employee and management profit sharing elements of our culture have been essential to our ability to attract and retain our skilled, entrepreneurial employees and managers, as well as to create effective incentives for them to achieve strong performance in a cyclical and highly competitive industry.
Entrepreneurialism - The Root of Our Compensation Program
Magna's roots go back to 1957 with the founding by Frank Stronach of a one-man tool and die shop called Multimatic. As Multimatic grew, the business faced the challenge of retaining key managers, many of whom wanted to establish their own businesses. Recognizing that employees perform at the highest level when they feel like owners of a business, Mr. Stronach sought to give both managers and employees a direct connection to the success of the business unit they were involved in. In the case of managers, this meant giving them a simple, objective and transparent share of the profits of the facilities they managed. In addition to helping retain managers, Magna's early profit sharing culture created strong individual incentives to help drive corporate profitability.

44     EXECUTIVE COMPENSATION

Objectives of Our Executive Compensation Program
Our current executive compensation program still reflects Magna's entrepreneurial roots and some of the techniques developed to attract, motivate and retain key employees. These techniques typically include low base salaries for managers, a profit sharing bonus comprising the largest proportion of management compensation and significant equity ownership. Unlike all the companies in our executive compensation peer group, our compensation program does not include pension plans for profit sharing managers. By structuring our executive compensation around these elements we seek to achieve the following objectives:

OBJECTIVE	HOW ACHIEVED

Reinforce unique entrepreneurial culture	• Low base salaries, direct profit sharing, no pension plans and significant wealth "at risk"

Pay for performance	• Direct profit sharing, representing the largest portion of executive compensation

Alignment with shareholders	• Highly variable profit-based compensation requires sustained and consistent growth in corporate profitability to achieve compensation growth
• Significant equity ownership through RSUs and securities maintenance requirements

Encourage responsible business decision-making	• Significant wealth "at risk" through equity ownership
• Restructuring/impairment charges directly reduce compensation
• Clawback and forfeiture provisions

Balance incentives over short, medium and long-term	• Pay mix of short-term cash compensation, mid-term restricted stock units and long-term combination of stock options and restricted shares

Consistent structure across levels of management	• Low base salaries, direct profit sharing, no pension plans

Recognize and reward individual and management team performance	• Individual profit sharing percentages and option grants reflect position, skills, competitive positioning and individual performance, but connection to corporate profitability links to overall management team success

Transparency and objectivity in determination of compensation	• Formula-based profit sharing, instead of target setting approach to compensation

Attract, motivate and retain	• Entrepreneurial culture and competitive compensation to attract and retain top executive talent

In Section E of this CD&A, we demonstrate that our executive compensation program continues to achieve the above objectives.
Importance of Profit as the Measure of Performance
Different compensation systems use different metrics to tie executive compensation to corporate performance - ours uses profit. While rooted in the entrepreneurial principles on which our corporate culture and compensation systems are based, there are a number of reasons why we believe that profitability remains the best measure of performance in our executive compensation system, including:

EXECUTIVE COMPENSATION      45

• Profit is a performance metric which is within control of management. The choice of profit as the central performance metric reflects our view that executives should be compensated based on factors which are within their control.
• Profit is a performance metric which ultimately drives long-term share price performance. Stated another way, profit is an input metric; share price is an output metric.

• A commercial business exists for the purpose of generating a profit for its owners, the shareholders. In our corporate culture, entitlement to a share of the profits is used to motivate employees and management to achieve profits which are reinvested for future growth and distributed to stakeholders on the basis contained in our Corporate Constitution.

46     EXECUTIVE COMPENSATION

B. COMPENSATION DECISION-MAKING: RESPONSIBILITY AND PROCESS

Board Responsible for Executive Compensation	Our Board is responsible for ensuring that our system of executive compensation:
• is consistent with our corporate culture, as well as our long-standing compensation philosophies; and
• continues to meet the objectives of attracting, retaining and motivating skilled executives.
Scope of CGCNC's Role on Executive Compensation Matters
The Board has delegated to the CGCNC responsibility for reviewing, considering and making recommendations related to executive compensation matters generally. More specifically, the CGCNC has been delegated responsibility for making recommendations with respect to the application of our executive compensation program to certain members of corporate management, including the members of Executive Management discussed in this CD&A. The recommendations of the CGCNC are voted on only by Magna's Independent Directors in order to ensure the independence of any compensation decisions.
Executive Compensation Decisions Made Without Management Present
While meetings of the CGCNC may include certain members of Executive Management present at the invitation of the CGCNC for part of the meeting, such as our Chief Executive Officer and Chief Financial Officer, compensation decisions affecting Executive Management are made by the CGCNC without any members of Executive Management present in order to ensure the independence of the decision-making process.
CGCNC Members Have Compensation and Other Relevant Experience
Under the CGCNC's Charter, all of the members of the CGCNC must be Independent Directors. Following our May 10, 2012 annual meeting of shareholders, the CGCNC was reconstituted to consist of William Young (Chairman), Trevor Eyton and Peter Harder. Each of these Independent Directors possesses skills and experience relevant to determination of compensation matters, including:

• William Young: extensive leadership and compensation oversight experience as co-founder and partner of a private equity firm, as well as over 20 years of private company board and board leadership experience with a number of European and U.S.-based companies.

• Trevor Eyton: extensive leadership and compensation experience as a chief executive officer, as well as significant compensation oversight experience on boards in diverse industries, including real estate, financial services and natural resources.

• Peter Harder: extensive public sector leadership experience as a federal deputy minister, as well as significant compensation oversight experience with boards in diverse industries, including financial services, natural resources and energy.

EXECUTIVE COMPENSATION      47

Executive Compensation Reviewed Annually	The CGCNC annually reviews the compensation of Executive Management to ensure that our executive compensation practices continue to achieve the program objectives discussed in Section B of this CD&A.

The CGCNC no longer annually approves the consulting and business development arrangements between Magna and Frank Stronach (including certain entities affiliated with him), since those arrangements were approved by our shareholders in 2010 in connection with the Arrangement and will terminate by the end of 2014.
CGCNC Selects and Retains Its Own Independent Advisors
In reviewing, considering and making recommendations on executive compensation matters, the CGCNC considers the advice of its independent advisors, Hugessen and Fasken, both of which have been selected and retained directly by the CGCNC. In the first half of 2012, the CGCNC received advice and assistance from Hay Group, which had been retained directly by the CGCNC. The CGCNC met in camera with its independent advisors as part of each of the CGCNC's meetings attended by them during 2012.
The specific roles of Hugessen and Hay Group, including the nature of the services provided to the CGCNC, are discussed further in Section C of this CD&A.
CGCNC Considers a Wide Range of Factors in its Executive Compensation Decisions
In connection with executive compensation decisions, the CGCNC will normally consider a wide range of factors, including:
• core operating and compensation philosophies and principles developed since our founding, such as entrepreneurialism, operational decentralization and profit sharing;
• the terms of our Corporate Constitution;
• alignment of management, employee and shareholder interests to create long-term shareholder value;
• our financial, operating and stock price performance;
• compensation risk considerations;
• compensation benchmarking data;
• pay for performance alignment data;
• the recommendations of our Chief Executive Officer with respect to Executives reporting to him;
• the advice and recommendations of the CGCNC's independent advisors;
• feedback received from shareholders and others; and
• general information relating to executive compensation trends and developments.

48     EXECUTIVE COMPENSATION

In making recommendations to the Independent Directors, the CGCNC does not rely solely on any one of the above or other factors.
While the CGCNC may review and consider a wide range of information, the key executive compensation matters to be decided by it each year relate to:
• appropriateness of base salary levels; and
• the amounts to be delivered in the form of LTIs.
Annual Bonuses - Determined by Objective Profit-Based Formula, not Target-Setting
Annual bonuses in our executive compensation system are formula-based instead of target-based. The annual bonus for an Executive is a specified percentage of our Pre-Tax Profits Before Profit Sharing under a formula which is discussed further in Section D of this CD&A. This formula-based approach helps to achieve a simple, objective and transparent compensation program which seeks to motivate Executive Management to responsibly generate profits, which ultimately benefits all of our stakeholders.

When an Executive first becomes a corporate "profit participator" - that is, entitled to an annual bonus based on Magna's profits, the CGCNC must determine the appropriate percentage of profits to be paid to the Executive as an annual bonus. The process of initially setting the Executive's profit share typically involves:

• in the case of an Executive who reports to our Chief Executive Officer, the Chief Executive Officer's recommendation regarding the level of compensation believed to be necessary to competitively compensate the executive;

• analysis by the CGCNC and its independent advisors of the forecast compensation level based on the profit share recommended by our Chief Executive Officer and forecast profit levels as per our most current Board-approved three-year business plan; and
• benchmarking of the proposed compensation for the Executive as compared to equivalent positions within our compensation peer group.

Once an Executive's profit sharing percentage has been approved by the CGCNC and the Independent Directors, it is not adjusted annually. However, if an Executive changes responsibilities, his or her profit-share may need to be adjusted in order to ensure the Executive is competitively compensated. In making an adjustment to an Executive's profit sharing percentage, the CGCNC will typically follow a similar process to that used when a profit share is first established.
LTI Grants in CGCNC Discretion
The CGCNC maintains complete discretion with respect to the grant of LTIs, principally in the form of stock options. In connection with proposed stock option grants, the CGCNC considers a number of factors, including:
• Magna's financial, operating and share price performance;

EXECUTIVE COMPENSATION      49

• in the case of the Chief Executive Officer, his success in achieving Magna's strategic priorities;
• in the case of each other Executive, the recommendations of the Chief Executive Officer in light of the Executive's individual performance;
• relative proposed option grant levels among Executive Management and other optionees;
• the grant value of proposed options and recent prior option grants;
• potential dilution to shareholders; and
• retention, succession and other relevant considerations.
How is Compensation Benchmarking Data Used by the CGCNC?
Compensation benchmarking data is merely one among a number of factors used by the CGCNC in assessing whether the objectives of Magna's executive compensation program are being met. Additionally, the CGCNC uses benchmarking data to set the profit sharing percentage of an Executive who is either new to the company, or whose responsibilities have changed enough such that his or her profit sharing percentage should be adjusted.
Peer Group Consists of 20 Automotive and Industrial Companies	Magna's peer group for assessing relative compensation and performance consisted of the following automotive suppliers and other industrial companies in 2012:

• BMW AG	• Johnson Controls Inc.
• Bombardier Inc.	• Man SE
• Caterpillar Corp.	• Navistar International Corp.
• Continental AG	• PACCAR Inc.
• Cummins Inc.	• Parker Hannifin Corp.
• Deere & Co.	• Rolls-Royce Group PLC
• Eaton Corp.	• Salzgitter AG
• Emerson Electric Co.	• SNC-Lavalin Group Inc.
• Illinois Tool Works Inc.	• Textron Inc.
• Ingersoll-Rand PLC	• TRW Automotive Holdings Corp.

How Were Peer Group Companies Selected?	The companies in our existing peer group were previously recommended by Hay Group and approved by the CGCNC based on the following criteria:
• Size - revenues of the peer group companies generally range from approximately 1/2 to 2x those of Magna's.

• Complexity and Geographic Presence - the peer group consists of a mix of North American and European-based industrial companies with a complexity and geographic reach that is similar to Magna's. These peer group companies operate in a range of businesses including: automotive parts; complete vehicles; commercial vehicles/heavy trucks; heavy manufacturing; and engineering services.
• Competitors for Executive Talent - a number of the peer group companies represent companies which compete with Magna for executives; and
• Valid Carryovers - the peer group was last modified in 2010 in order to help ensure continuity of comparison.

50     EXECUTIVE COMPENSATION

C. ROLE OF INDEPENDENT COMPENSATION ADVISOR

Independent Compensation Advisor	Following complete reconstitution of the CGCNC in May 2012, the CGCNC conducted an evaluation of its advisory relationships and interviewed both Hay Group and Hugessen. In December 2012, the CGCNC selected and directly retained Hugessen as its compensation advisor in order to gain a fresh perspective on Magna's compensation system from an advisory firm which only provides board-side advice.

Hugessen's retainer included a thorough diagnostic review of Magna's compensation system to assist the CGCNC in furthering its understanding of the system. More generally, Hugessen provides the CGCNC advice on a range of executive compensation matters, including:
• emerging trends and current issues in executive compensation;
• considerations related to the structuring of Magna's executive compensation program;
• the competitive positioning of Magna's executive compensation program through compensation benchmarking against the peer group discussed below; and
• the linkage between pay and performance in Magna's executive compensation program.
During the first half of 2012, the CGCNC received advice from Hay Group on matters similar to the above items.
The fees paid to Hugessen and Hay Group for the services they provided to the CGCNC in 2012 and 2011 were:

	2012		2011

DESCRIPTION	($)	(%)	($)	(%)

Executive compensation services provided to CGCNC
Hugessen	103,200	100	NIL	NIL
Hay Group	50,700	100	305,700	100

All other services for Magna
Hugessen	NIL	NIL	NIL	NIL
Hay Group	NIL	NIL	NIL	NIL

Total	153,900		305,700

The CGCNC must pre-approve any material matter for which Hugessen is retained and will not approve any retainer which it believes could compromise Hugessen's independence as compensation advisor to the CGCNC. Hugessen does not provide any services to Magna other than the advisory services provided to the CGCNC.

EXECUTIVE COMPENSATION      51

D. ELEMENTS OF MAGNA'S 2012 EXECUTIVE COMPENSATION PROGRAM

2012 NEOs	For 2012, our Named Executive Officers consisted of:

	• Donald J. Walker	Chief Executive Officer
	• Vincent J. Galifi	Executive Vice-President and Chief Financial Officer
	• Tommy J. Skudutis	Chief Operating Officer, Exteriors, Interiors, Seating, Mirrors, Closures and Cosma
	• Jeffrey O. Palmer	Executive Vice-President and Chief Legal Officer
	• James J. Tobin	Chief Marketing Officer and President, Magna Asia
	• Frank Stronach	Founder and Consultant

2012 Changes in NEOs	Magna's NEOs in respect of 2012 are unchanged from 2011, despite Frank Stronach's resignation as a Director effective November 7, 2012. Mr. Stronach continues as a consultant to Magna as described below, but does not serve Magna in any other capacity. As a result, Mr. Stronach will cease to be an NEO for purposes of proxy circular disclosure, commencing in respect of 2013.
Stronach Compensation Arrangements
Frank Stronach is not employed by us. Magna and certain of its subsidiaries are parties to consulting, business development and business services agreements with Mr. Stronach and certain entities affiliated with him. In 2010, over 75% of the votes cast by our minority shareholders approved the Arrangement, which terminated our dual-class share structure and amended the consulting, business development and business services agreements with Mr. Stronach and his affiliated entities. The amendments to these agreements served primarily to:
• extend the expiry dates from December 31, 2010 to December 31, 2014, after which they will automatically terminate; and
• establish a declining fee schedule for the remaining term.
The amended agreements are discussed in detail under "Management Contracts".

The Board has no intention or plan to extend or replace the consulting, business development and business services agreements in place with Mr. Stronach and his affiliated entities with any other form of compensatory arrangements.
Employment Contracts	Each member of Executive Management is subject to an employment agreement which specifies:
• his base salary and profit sharing percentages, including the proportions of the annual profit sharing bonus payable in cash (STIs) and RSUs (MTIs);
• standard benefits to be provided;
• terms on which compensation can be clawed-back;
• the securities maintenance formula applicable to the Executive; and
• the basis on which the Executive's employment may be terminated.

52     EXECUTIVE COMPENSATION

Overview	Our 2012 compensation program for members of Executive Management consisted of the following elements:

Base salaries, STIs, MTIs and LTIs represented the following percentages of 2012 total compensation:

CEO TOTAL COMPENSATION	AVERAGE EXECUTIVE TOTAL COMPENSATION

(1) Base Salaries:	We maintain base salaries for members of Executive Management which are positioned below the 10th percentile of base salaries in our peer group. These low base salaries are intended to:
• maximize the incentive for each Executive to pursue profitability for the benefit of all of Magna's stakeholders;
• reinforce the link between executive pay and corporate performance; and
• reflect and reinforce our entrepreneurial corporate culture.
During 2012, members of Executive Management received identical base salaries as follows:

NAME	BASE SALARY ($)

Donald J. Walker	325,000

Vincent J. Galifi	325,000

Tommy J. Skudutis	325,000

Jeffrey O. Palmer	325,000

James J. Tobin	325,000

Total	1,625,000

EXECUTIVE COMPENSATION      53

(2) Annual Profit Sharing Bonus	Each member of Executive Management is contractually entitled to receive a specified percentage of our Pre-Tax Profits Before Profit Sharing (defined in our Corporate Constitution) as an annual profit sharing bonus.

This specified percentage represents the maximum percentage of our Pre-Tax Profit Before Profit Sharing that an Executive is entitled to receive - his actual or effective profit sharing percentage may be lower, since profit sharing declines as our Pre-Tax Profits Before Profit Sharing exceed $1.5 billion, as follows:

Pre-Tax Profits Before Profit Sharing	Proportion of Specified Profit Sharing Percentage

$0 to $1.5 billion	100%

$1.5 billion to $1.75 billion	85%

>$1.75 billion	70%

By way of example, our Chief Executive Officer's aggregate specified profit sharing bonus is 0.75% of our Pre-Tax Profits Before Profit Sharing. However, as a result of Magna's Pre-Tax Profits Before Profit Sharing exceeding $1.5 billion in 2012, Mr. Walker's effective profit sharing percentage was 0.725% of our Pre-Tax Profits Before Profit Sharing.
The aggregate effective profit sharing percentages for members of Executive Management were as follows in 2012:

NAME	2012 AGGREGATE SPECIFIED PROFIT SHARING PERCENTAGE (%)	2012 AGGREGATE EFFECTIVE PROFIT SHARING PERCENTAGE (%)

Donald J. Walker	0.750	0.721

Vincent J. Galifi	0.300	0.289

Tommy J. Skudutis	0.300	0.289

Jeffrey O. Palmer	0.225	0.216

James J. Tobin	0.110	0.106

Total	1.685	1.621

Annual Profit Share Paid in Form of STIs and MTIs	The annual profit sharing bonus for each Executive is paid 60% in cash (STIs) and 40% in RSUs (MTIs). The split between cash and RSUs in 2012 reflects a reduction in the proportion of the annual profit sharing bonus paid in cash from 67% to 60% and an increase in the proportion deferred in the form of RSUs from 33% to 40%, as compared to 2011.

54     EXECUTIVE COMPENSATION

Annual Profit Sharing Bonus "At Risk":
In order to create maximum incentive to achieve profitability, profit sharing bonuses are earned from the first dollar of Pre-Tax Profits Before Profit Sharing generated by Magna and are completely "at risk" since they increase or decrease directly with changes in Magna's Pre-Tax Profits Before Profit Sharing. The combination of low base salaries, as discussed above, together with a highly variable annual profit sharing bonus can result in significant fluctuation in executive compensation from one year to the next, depending on our profitability. We believe that low base salaries combined with a highly variable annual profit sharing bonus motivates members of Executive Management to emphasize:
• consistent profitability to achieve stable levels of annual compensation; and
• long-term growth in profitability to achieve long-term compensation growth.
Recognition of Individual and Team Performance:
The specified percentage of our Pre-Tax Profits Before Profit Sharing which an Executive is entitled to receive as an annual profit sharing bonus is intended to reflect the Executive's individual contribution to management team performance. However, the direct link to Magna's Pre-Tax Profits Before Profit Sharing ultimately reflects overall Magna performance. An Executive's specified profit sharing percentage is not adjusted annually once it has been set, but may be adjusted from time to time if an Executive's responsibilities change significantly.
Annual Profit Sharing Bonus - Cash (STI) Portion:	Annual profit sharing bonuses paid in cash (STIs) to members of our Executive Management were as follows in 2012:

NAME	2012 EFFECTIVE PROFIT SHARING - STIS (%)	2012 PROFIT SHARING - STIS ($)

Donald J. Walker	0.433	8,059,420

Vincent J. Galifi	0.173	3,223,770

Tommy J. Skudutis	0.173	3,223,770

Jeffrey O. Palmer	0.130	2,417,830

James J. Tobin	0.064	1,182,050

Total	0.973	18,106,840

STIs Paid in Quarterly Installments	The STI portion of the annual profit sharing bonus is paid in quarterly installments. Installments of the STI portion for the first three fiscal quarters of each year are paid following the end of each fiscal quarter, based on our Pre-Tax Profits Before Profit Sharing for the year to date. Following the end of each fiscal year, we calculate the STI each member of Executive Management is entitled to for that fiscal year, subtract the installments paid for the first three quarters and pay the difference as the final installment.

EXECUTIVE COMPENSATION      55

Annual Profit Sharing Bonus - RSU (MTI) Portion:
MTIs serve a number of important functions in our executive compensation program, including alignment of interests with shareholders, promotion of responsible decision-making, discouragement of excessive risk-taking, balancing the time horizon of different compensation tools, as well as motivation and retention of executives.

The portion of the annual profit sharing bonus deferred in the form of RSUs is completely "at risk" since RSUs are dependent on Magna's profitability. In addition, once RSUs have been credited to an Executive, they are further "at risk" since their value fluctuates with the market price of our Common Shares. RSUs are redeemed by delivery of Common Shares in December of the second year after the year of grant.
Annual profit sharing bonuses deferred in the form of RSUs (MTIs) for members of our Executive Management were as follows in 2012:

NAME	2012 EFFECTIVE PROFIT SHARING - MTIS (%)	2012 PROFIT SHARING - MTIS ($)

Donald J. Walker	0.288	5,372,940

Vincent J. Galifi	0.116	2,149,180

Tommy J. Skudutis	0.116	2,649,180	(1)

Jeffrey O. Palmer	0.086	1,611,880

James J. Tobin	0.042	788,030

Total	0.648	12,571,210

Note:

1. During 2012, Mr. Skudutis received an incremental bonus of $500,000, deferred in the form of RSUs. This bonus recognized the additional responsibilities Mr. Skudutis took on when he became the President of our Cosma International operating Group, in addition to his existing role as Chief Operating Officer, Magna Exteriors, Interiors, Seating, Mirrors and Closures.

RSUs Deferred in Quarterly Installments	Installments of the RSU portion of the annual profit sharing bonus for the first three fiscal quarters of each year are credited to an Executive following the end of each fiscal quarter, based on our Pre-Tax Profits Before Profit Sharing for the year to date. The number of RSUs deferred is calculated by taking the dollar value of the MTI portion of his quarterly profit share and dividing it by the weighted average of the closing prices of our Common Shares over the twenty trading days ending on the last business day of the fiscal quarter. Following the end of each fiscal year, we calculate the MTI each member of Executive Management is entitled to for that fiscal year, subtract the installments credited for the first three quarters and credit the difference as the final installment.
Payout of MTIs is Deferred for Over Two Fiscal Years
As discussed above, RSUs are redeemed or paid out in December of the second year after the year in which they were granted. For example, RSUs which were deferred in 2012 will be paid out in December 2014.

56     EXECUTIVE COMPENSATION

(3) LTIs:	LTIs serve a number of important functions in our executive compensation program, including alignment of interests with shareholders, balancing the time horizon of different compensation tools, as well as motivation and retention of executives. LTIs also reflect the individual performance of each Executive and represent the primary area of CGCNC discretion to vary annual compensation in our system.

In recent years, we have utilized two different forms of LTIs - stock options and restricted shares. Stock options were granted effective March 4, 2013 to approximately 90 employees (including members of Executive Management), in respect of the optionees' performance in 2012. No restricted shares have been granted since 2008 and we do not currently anticipate making future restricted share grants.
Stock options
Stock options help ensure a medium (3 years) to long (7 years) term focus on share returns, which serves to align the interests of management and shareholders over that time period. Additionally, stock options serve to help retain Executives over the vesting period since an Executive who resigns will generally forfeit unvested options.

Although stock option grants have been made irregularly over the last ten years, we anticipate that stock options will be a consistent, long-term element of our compensation program. Stock options are typically granted in February or March of a year in respect of the prior year. For example, stock options granted in March 2013 relate to the optionees' performance in 2012 and, in the case of members of Executive Management, have been included as 2012 compensation in the Summary Compensation Table. Annual stock option grants are not expected to exceed 1% of our issued and outstanding shares in any year.

EXECUTIVE COMPENSATION      57

2012 Option Grant Terms
In total, options to purchase 1,052,500 Magna Common Shares at a price per share of C$57.02/US$55.51 were granted effective March 4, 2013 to approximately 90 employees, including members of Executive Management. All such options vest as to one-third on each of the first three anniversaries of the date of grant and expire on March 3, 2020. The shares underlying the 2013 options represent 0.45% of Magna's issued and outstanding shares as at the Record Date. Of these, options to purchase 0.17% of Magna's issued and outstanding shares as at the Record Date were granted to members of Executive Management as follows:

NAME	NO. OF OPTIONS (#)	GRANT DATE FAIR VALUE(1) ($)

Donald J. Walker	200,000	2,722,000

Vincent J. Galifi	70,000	952,700

Tommy J. Skudutis	60,000	816,600

Jeffrey O. Palmer	30,000	408,300

James J. Tobin	30,000	408,300

Total	390,000	5,307,900

As % of outstanding shares on Record Date	0.17%	-

Note:
1. Represents the Black-Scholes value of the options on the date of grant. See Note 2 to "Summary Compensation Table" for details regarding the assumptions used to calculate the Black-Scholes value.

In granting the stock options above to Executive Management, the CGCNC considered a number of factors, including:
• Magna's 2012 financial, operating and share price performance;

• in the case of the Chief Executive Officer, his success in achieving strategic priorities, including with respect to the return to profitability of Western European operations, as well as Magna's World Class Manufacturing initiative, implementation of enhanced leadership development and succession planning and a heightened focus on technology and innovation;
• in the case of each other Executive, the recommendations of the Chief Executive Officer in light of the Executive's individual performance;
• relative proposed option grant levels among members of Executive Management and other optionees;
• the grant value of proposed options and recent prior option grants;
• potential dilution to shareholders; and
• retention, succession and other relevant considerations.

58     EXECUTIVE COMPENSATION

No Future Grants to Frank Stronach
No options have been granted to Mr. Stronach since February 2010 and neither the Board nor the CGCNC intend to grant any options to him in the future. As of the date of this Circular, Mr. Stronach has exercised all previously granted Magna stock options.
Stock Option Plans
Current stock option grants are made under our 2009 Incentive Stock Option Plan, which was approved by shareholders in May 2010. Stock options granted prior to December 31, 2009 were made under our Amended and Restated Incentive Stock Option Plan, which has been discontinued for grants after December 31, 2009. Both option plans are discussed in further detail under "Incentive Plan Awards".
Option Vesting and Expiry
We typically grant stock options with a seven year term or life. One-third of these options vest on each of the first three anniversaries of the grant date. The applicable option exercise price is the current market price of our Common Shares on the TSX (for options denominated in C$) or NYSE (for options denominated in US$). We do not grant options at a discount to market price.
Option Exercise Increases an Executive's Securities Maintenance Requirement
We treat a stock option gain (being market price at time of exercise, less exercise price and deemed taxes on the gain) as if it was income earned in the year of the option exercise. As a result, the number of shares to be held pursuant to a member of Executive Management's securities maintenance requirement will increase in respect of a year in which stock options are exercised. If the Executive already owns a sufficient number of Common Shares and RSUs to meet this increased securities maintenance requirement, no further shares need to be held from the option exercise. If he does not own enough shares to meet this increased securities maintenance requirement, the additional required number of shares will need to be held following the option exercise.
Post-Retirement Hold-Back
If a member of Executive Management ceases to be employed by Magna (including any affiliates) within one year following the date of a stock option exercise, he must hold shares with a market value (at the exercise date) equal to the net after-tax gain until the one-year anniversary of the exercise date.
Restricted shares
From time to time in the past, we have made restricted share grants to Donald Walker, Vincent Galifi, Jeffrey Palmer and Tommy Skudutis. The last such grant was made in 2008. Restricted share grants are not expected to be an ongoing feature of our executive compensation program, but may be considered if necessary to support the objectives underlying our executive compensation program.

EXECUTIVE COMPENSATION      59

All of the restricted shares previously granted vested on the date of grant, subject to forfeiture as discussed below. Each grant was also subject to a five-year qualification period, during which the Executive would forfeit his restricted shares if he ceased to be an employee. The qualification periods applicable to the grants made to Donald Walker, and Vincent Galifi have expired, but grants made in 2007 to Jeffrey Palmer remain subject to a qualification period until December 31, 2014, and a grant made in 2008 to Tommy Skudutis remains subject to a qualification period until December 31, 2013.
Forfeiture of Restricted Shares
Restricted shares are released to an Executive in equal 10% increments over a ten-year period immediately following the five-year qualification period. However, restricted shares are subject to forfeiture if:
• during the ten-year release period, the Executive competes with Magna, solicits Magna employees or discloses confidential Magna information to a third party;
• while employed by Magna, the Executive fails to devote his full time and attention to Magna's business; or
• the Executive's employment is terminated due to theft, bribery or fraud.

Since the restricted shares were taxed in the year of grant, forfeiture of the shares also effectively results in forfeiture of amounts paid personally by the Executive as taxes on the restricted shares.
Anti-hedging
Executives are not permitted to engage in activities which would enable them to improperly profit from changes in our stock price or reduce their economic exposure to a decrease in our stock price. Prohibited activities include "puts", "calls", "collars", equity swaps, hedges, derivative transactions or any similar transaction aimed at limiting an Executive's exposure to a loss or risk of loss in the value of the Magna securities which he holds.
(4) Benefits
Benefits provided to members of Executive Management are the same as those provided to other employees in the same country, with a few exceptions discussed below. As discussed earlier, Magna does not provide a defined benefit pension plan or other retirement benefits to members of Executive Management, consistent with our compensation approach to its employees generally.
Medical, Dental and Disability Benefits	Members of Executive Management receive the same medical, dental and disability benefits as other employees in the same country.
CEO and CFO Life Insurance Premiums Are Reimbursed
Members of Executive Management other than Donald Walker and Vincent Galifi receive the same insurance benefits as those available to other employees in the same country. In addition to these standard insurance benefits, we reimbursed life insurance premiums on insurance policies for Donald Walker and Vincent Galifi. During 2012, the premiums reimbursed were as follows:

60     EXECUTIVE COMPENSATION

• Donald Walker: $165,710
• Vincent Galifi: $59,850
Life insurance premium reimbursements are not grossed-up for income tax.
"Perks" are Limited
We provide limited "perks" to members of Executive Management consisting of occasional personal use of corporate aircraft and use of a corporate facility, in each case when not required for business purposes.
Occasional Personal Use of Corporate Aircraft Is Subject to Partial Reimbursement
Members of Executive Management are permitted occasional personal use of corporate aircraft, in accordance with policies approved by the CGCNC. Any such personal use must be reimbursed at 150% of an equivalent business class airfare for the same route. However, the difference between the "aggregate variable operating cost" of the personal flight and the amount reimbursed by the Executive is treated as a "perk" and is disclosed in the Summary Compensation Table under "All Other Compensation".

We add together all variable costs for operating the aircraft for a fiscal year, including fuel, maintenance, customs charges, landing and handling fees, data and communications charges and any other similar costs and divide that total by the number of hours flown during the year to calculate a cost per flight hour. The cost per flight hour multiplied by the flight hours for a personal flight, minus the amount reimbursed by the Executive, is the value of the "perk".
Occasional Personal Use of Corporate Facility Is Subject to Full Market Rental Reimbursement
During 2012, we held one property in North America which was available primarily for business purposes. Subject to availability, Executives are allowed to rent the property for occasional personal use. The nightly rental rate for the property was set by the CGCNC based on market surveys performed by Deloitte & Touche with reference to comparable facilities. Any personal use is billed to an Executive at the market rate and must be reimbursed in full.
Named Executive Officers are also entitled to access the Magna Golf Club for business purposes. Applicable charges relating to personal use are paid for by the Executive at the club's regular rates.
EXECUTIVE EQUITY OWNERSHIP
Executive Management Exceeds Securities Maintenance Requirements
Each member of Executive Management is subject to a securities maintenance requirement which takes one-third of an Executive's compensation (consisting of base salary, profit sharing bonus and other incentive compensation, including gains realized from the exercise of stock options) after-tax (at a deemed rate of 50%), then divides it by the average daily closing prices of our Common Shares on NYSE over those three years.

EXECUTIVE COMPENSATION      61

NAME	NO. OF SHARES TO BE HELD (#)	NO. OF SHARES HELD AS OF 12/31/12 (#)	NO. OF RSUS HELD AS OF 12/31/12 (#)	MEETS OR EXCEEDS	12/31/12 VALUE ($)	AS A MULTIPLE OF 2012 BASE SALARY

Donald J. Walker	106,412	456,217	181,645	Exceeds	31,905,860	98x

Vincent J. Galifi	48,371	216,868	72,657	Exceeds	14,482,040	45x

Tommy J. Skudutis	53,594	114,266	54,493	Exceeds	8,441,330	26x

Jeffrey O. Palmer	38,070	118,199	54,493	Exceeds	8,638,050	27x

James J. Tobin	17,547	19,910	26,642	Exceeds	2,328,530	7x

TERMINATION/SEVERANCE
Termination/Severance Payments are Limited to a Maximum of 24 Months Compensation
Each member of Executive Management is entitled to 12 months' severance pay, plus one additional month of severance pay for each year employed by Magna (including any subsidiaries), to a maximum of 24 months' severance (the "Notice Period"). Based on their years of service to Magna, each Executive would be entitled to 24 months' severance pay if terminated.

NAME	SEVERANCE ENTITLEMENT (# MONTHS)

Donald J. Walker	24

Vincent J. Galifi	24

Tommy J. Skudutis	24

Jeffrey O. Palmer	24

James J. Tobin	24

Severance payments are based on the average of the Executive's total compensation excluding LTIs for the 12 fiscal quarters prior to the termination.

A summary showing the treatment of each compensation element in different termination scenarios is set forth below under "Summary of Treatment of Compensation on Resignation, Retirement, Termination or Change in Control".

62     EXECUTIVE COMPENSATION

CHANGE IN CONTROL PROTECTIONS
Change in Control Protection
In order to help ensure that the interests of members of Executive Management remain aligned with those of shareholders in the face of a change in control transaction, we provide them limited, change in control protection which consists of the following two elements:

• Where an Executive's employment continues following a change in control, his annual profit sharing bonus will be calculated for the first eight fiscal quarters based on forecast Pre-Tax Profits Before Profit Sharing as per Magna's most recent Board-approved business plan. This protection recognizes that certain actions by a purchaser of Magna could materially reduce profit sharing and, absent any protection, give members of Executive Management incentive to depart before completion of a change in control transaction. For example, if a purchaser of Magna were to significantly increase Magna's debt burden, the increased carrying cost of the debt could eliminate profits and thus profit sharing bonuses for Executive Management.

• Unvested stock options held by the Executive accelerate and become exercisable where a continuing Executive's employment is terminated without cause within 18 months after the change in control. The requirement for both a change in control and termination without cause is known as a "double trigger". This protection would apply only in the unlikely event that all stock options had not already become exercisable in connection with the change in control transaction.

For purposes of these protections, a change in control is defined as completion of any transaction in which any person (or group, acting jointly) acquires more than 50% of the voting rights attaching to Magna's outstanding shares; or on the sale of all or substantially all of Magna's assets to any person (or group, acting jointly).

EXECUTIVE COMPENSATION      63

SUMMARY OF TREATMENT OF COMPENSATION ON RESIGNATION, RETIREMENT, TERMINATION, OR CHANGE IN CONTROL

	Resignation	Retirement	Termination - Cause	Termination - No Cause	Termination Without Cause on Change in Control

Base Salary	Pro-rated to effective date	Pro-rated to effective date	Pro-rated to effective date	Average of compensation excluding LTIs for the last 12 fiscal quarters	Average of compensation excluding LTIs for the last 12 fiscal quarters

Annual Bonus - STI	Pro-rated to effective date	Pro-rated to effective date	Pro-rated to effective date	paid out over severance period (up to 24 months) as	paid out over severance period (up to 24 months) as

Annual Bonus - MTI	Pro-rated to effective date. Paid on regular payout date (2+ years after earned).	Pro-rated to effective date. Paid on regular payout date (2+ years after earned).	Pro-rated to effective date. Paid on regular payout date (2+ years after earned).	salary continuation (bi-weekly) or lump-sum.	salary continuation (bi-weekly) or lump-sum.

LTI - Stock Options	1987 Plan: Unvested and unexercised options expire on effective date of resignation.

	2009 Plan: Unvested and unexercised options expire on earlier of option expiry date and three months after effective date of resignation.	1987 Plan: Unvested and unexercised options expire on earlier of option expiry date and three years after effective date of retirement. 2009 Plan: Same.	1987 Plan: Unvested and unexercised options expire on effective date of termination. 2009 Plan: Same.	1987 Plan: Unvested and unexercised options expire on earlier of option expiry date and three months after effective date of termination. 2009 Plan: Same.	1987 Plan: All unvested options accelerate and outstanding options can be exercised until earlier of option expiry date and 12 months after Notice Period (as defined above). 2009 Plan: Same.

LTI - Restricted Shares	After qualifying period, released in 1/10 tranches per year provided conditions of confidentiality, non-solicitation and non-competition are observed.	After qualifying period, released in 1/10 tranches per year provided conditions of confidentiality, non-solicitation and non-competition are observed.	After qualifying period, released in 1/10 tranches per year provided conditions of confidentiality, non-solicitation and non-competition are observed.	After qualifying period, released in 1/10 tranches per year provided conditions of confidentiality, non-solicitation and non-competition are observed.	After qualifying period, released in 1/10 tranches per year provided conditions of confidentiality, non-solicitation and non-competition are observed.

Benefits & Perks	None	None	None	None	None

Pension	None	None	None	None	None

64     EXECUTIVE COMPENSATION

SUMMARY OF INCREMENTAL SEVERANCE, TERMINATION AND CHANGE IN CONTROL PAYMENTS	The table below shows the value of the estimated incremental payments or benefits that would accrue to each member of Executive Management upon termination of his or her employment following resignation, normal retirement, termination without cause, termination with cause and termination without cause on change in control. For stock options, the values shown represent the in-the-money value of any grants the vesting of which would accelerate as a result of each termination circumstance below.

	Resignation	Retirement	Termination - Cause	Termination Without Cause	Termination Without Cause on Change in Control

Donald J. Walker
Severance	NIL	NIL	NIL	23,995,130	23,995,130
RSUs	NIL	NIL	NIL	NIL	NIL
Stock Options	NIL	NIL	NIL	NIL	3,663,580	(1)
Benefits & Perks	NIL	NIL	NIL	NIL	NIL
Pension	NIL	NIL	NIL	NIL	NIL

Total					27,658,710

Vincent J. Galifi
Severance	NIL	NIL	NIL	10,591,960	10,591,960
RSUs	NIL	NIL	NIL	NIL	NIL
Stock Options	NIL	NIL	NIL	NIL	2,784,120	(1)
Benefits & Perks	NIL	NIL	NIL	NIL	NIL
Pension	NIL	NIL	NIL	NIL	NIL

Total					13,376,080

Tommy J. Skudutis
Severance	NIL	NIL	NIL	8,465,350	8,465,350
RSUs	NIL	NIL	NIL	NIL	NIL
Stock Options	NIL	NIL	NIL	NIL	1,099,080	(1)
Benefits & Perks	NIL	NIL	NIL	NIL	NIL
Pension	NIL	NIL	NIL	NIL	NIL

Total					9,564,430

Jeffrey O. Palmer
Severance	NIL	NIL	NIL	8,258,780	8,258,780
RSUs	NIL	NIL	NIL	NIL	NIL
Stock Options	NIL	NIL	NIL	NIL	2,051,410	(1)
Benefits & Perks	NIL	NIL	NIL	NIL	NIL
Pension	NIL	NIL	NIL	NIL	NIL

Total					10,310,190

James J. Tobin
Severance	NIL	NIL	NIL	3,548,070	3,548,070
RSUs	NIL	NIL	NIL	NIL	NIL
Stock Options	NIL	NIL	NIL	NIL	774,990	(2)
Benefits & Perks	NIL	NIL	NIL	NIL	NIL
Pension	NIL	NIL	NIL	NIL	NIL

Total					4,323,060

Notes:

1. Represents the in-the-money value of options, the vesting of which is accelerated as a result of a change in control, using the closing price of Magna Common Shares on the TSX on December 31, 2012, converted at the BoC noon spot rate on such date, except in the case of Mr. Tobin.

2. Mr. Tobin is a U.S. resident whose options are priced in US dollars. Accordingly, the amount shown represents the in-the-money value of options, the vesting of which is accelerated as a result of a change in control, using the closing price of Magna Common Shares on the NYSE on December 31, 2012.

EXECUTIVE COMPENSATION      65

E. SUCCESS IN ACHIEVING COMPENSATION PROGRAM OBJECTIVES

Magna's executive compensation is directly linked to Magna's performance
In Magna's executive compensation system, the majority of the compensation earned by each member of Executive Management comes from the annual profit sharing bonus which directly increases or decreases as Magna's Pre-Tax Profits before Profit Sharing increase or decrease. However, profitability is an absolute measure of performance. In order to verify the link between pay and performance, the CGCNC considered Magna's executive compensation against total shareholder return on a relative basis ("TSR").
Magna's 2012 Total Shareholder Return Outperformance	As noted in the CGCNC Report on Compensation, Magna's TSR rank (percentile) performed strongly in relation to both Magna's executive compensation peer group and the S&P/TSX60:

85th Percentile	97th Percentile
vs Compensation Peers	vs S&P/TSX60

Given that executive compensation for Executive Management as a group is approximately at the 75th percentile in relation to our executive compensation peer group, our 2012 share price performance represents outperformance in relation to those companies.
Executive Compensation vs Total Shareholder Return
In considering pay for performance alignment, the CGCNC engaged Hugessen to compare total compensation rank (percentile) to TSR rank (percentile) against the companies in Magna's executive compensation peer group as well as the companies comprising S&P/TSX60 index. Since 2012 compensation information for many of the comparator companies was not yet available at the time the analysis was completed, Hugessen's analysis considered the three-year period ended December 31, 2011.
Strong Total Shareholder Return Performance Over a Three-Year Period	Over the three-year period ended December 31, 2011, Magna's TSR rank (percentile) also compared favourably against Magna's executive compensation peer group and the companies comprising the S&P/TSX60:
85th Percentile	80th Percentile
vs Compensation Peers	vs S&P/TSX60

66     EXECUTIVE COMPENSATION

Pay and Performance Remain Aligned
When Hugessen compared Magna's annualized three-year TSR rank (percentile) to total compensation rank (percentile) for Magna's executive compensation peer group, the results indicated strong alignment. The diagonal line from the bottom left to top right corners represents perfect alignment, while the space between the dashed lines represents an acceptable range of alignment.

EXECUTIVE COMPENSATION      67

Finally, Hugessen compared Magna's one-year TSR rank (percentile) for each individual year included in its three-year analysis, against total compensation rank (percentile) for Magna's executive compensation peer group and the companies comprising the S&P/TSX60 index. The results of this analysis were as follows:

	2009		2010		2011		Three-Year Performance		2012

	Pay (%ile)	TSR (%ile)	Pay (%ile)	TSR (%ile)	Pay (%ile)	TSR (%ile)	Pay (%ile)	TSR (%ile)	TSR (%ile)

vs Peer Group

CEO	40	80	80	90	70	5	75	85	85

Avg.Exec	35	80	95	90	75	5	75	85	85

vs S&P/TSX60

CEO	53	70	100	97	95	14	97	80	97

Avg.Exec	46	70	98	97	90	14	90	80	97

While this analysis indicated an apparent misalignment between executive compensation and performance in one of the three years, the CGCNC recognizes that year-to-year fluctuations in executive compensation and TSR can create apparent temporary misalignment. This is due in part to the fact that Magna's executive compensation system directly links pay with actual profitability. Share price, which is the main element of TSR, reflects forward-looking expectations relating to a variety of general and company-specific factors, including market expectations as to corporate performance.

During 2011, Magna's TSR performance reflected weaker than expected financial results in Magna's Europe reporting segment, among other factors. While Magna's share price experienced a sharp decline following announcement in August 2011 of Magna's second quarter results, it also began a recovery starting after the announcement in November 2011 of Magna's third quarter results. The recovery in share price reflected a number of factors, including management efforts to turn around several operating Divisions in Europe which were having a disproportionate impact on Magna's consolidated financial performance.

However, the CGCNC believes that pay for performance alignment should be considered over the longer term. On the basis of Magna's alignment over the three-year period ended December 31, 2011, together with Magna's strong relative TSR performance in 2012, the CGCNC is satisfied that Magna's pay and performance remain aligned.

68     EXECUTIVE COMPENSATION

Share Performance Graph
The following graph compares the yearly total cumulative shareholder return (assuming reinvestment of dividends) for C$100 invested in Magna Common Shares on the TSX on December 31, 2007, with the cumulative return of the S&P/TSX Total Return Composite Index during the five years ended December 31, 2012. The yearly total cumulative shareholder return (assuming reinvestment of dividends) for $100 invested in Magna Common Shares on NYSE on December 31, 2007 is also shown, together with the cumulative return of the S&P500 Composite Index.

We believe that movements in our stock price on NYSE are more reflective of our relative stock price performance versus our North American-based peers (substantially all of which trade in U.S. dollars) and since our stock price on NYSE is not impacted by currency exchange fluctuations between Canadian and U.S. dollars. Additionally, mining, energy, resource and financial services companies are over-represented on the TSX, resulting in factors such as changes in commodity prices having a disproportionate impact on the TSX and its indices.

FISCAL YEARS	DEC. 31, 2008	DEC. 31, 2009	DEC. 31, 2010	DEC. 31, 2011	DEC. 31, 2012

Magna Common (TSX)	C$46.86	C$68.38	C$134.64	C$90.34	C$135.30

Magna Common (NYSE)	$38.06	$64.76	$134.53	$88.26	$135.87

S&P/TSX Total Return	C$67.00	C$90.48	C$106.41	C$97.14	C$104.13

S&P 500 Total Return	$63.00	$79.68	$91.68	$93.61	$108.59

The total cumulative shareholders' return for the five years ended December 31, 2012 of C$100 invested in Magna's Common Shares (TSX) was C$135.30, compared to C$104.13 for the S&P/TSX Total Return Composite Index.

EXECUTIVE COMPENSATION      69

Compensation for Executive Management should not necessarily be expected to correlate closely to total cumulative shareholder return since our executive compensation is determined primarily by reference to actual profitability while share prices (which are the main element of total cumulative shareholder return) reflect forward-looking expectations relating to a variety of general and company-specific factors, including market expectations as to corporate performance.
Retention of Executive Management
We believe that our management team consists of skilled executives who are well-regarded by the Board, as well as our shareholders, employees, customers, suppliers and others. We have experienced relative stability in the composition of our overall management team, as evidenced by the long tenure of members of Executive Management. Among other things, stability of tenure tends to result in a more cohesive management team with a stronger long-term focus, which we believe is in the best interests of long-term shareholders.
Executive Management tenure is as follows:

NAME	TENURE WITH MAGNA (YRS)	TENURE IN CURRENT ROLE (YRS)

Donald J. Walker	25+	7+

Vincent J. Galifi	23+	15+

Tommy J. Skudutis	21+	5+

Jeffrey O. Palmer	12+	5+

James J. Tobin	10+	3+

70     EXECUTIVE COMPENSATION

F. COMPENSATION RISK MANAGEMENT

Overall Level of Compensation Risk is Reasonable in Light of Nature of Magna's Business and Industry
The CGCNC has considered whether Magna's executive compensation system may encourage excessive risk taking. The CGCNC concluded that the potential risks created by any particular element of the system are appropriately mitigated by other elements and that the overall level of risk is reasonable in light of the nature of Magna's business and the automotive industry. In reaching this conclusion, the CGCNC considered the methods described below which are employed to help establish an appropriate balance between risk and reward, as well as to encourage responsible decision-making.
Board/CGCNC Oversight Of Executive Compensation
The Board maintains oversight responsibility for total compensation of members of Executive Management and stock option grants for all employees. In fulfilling its oversight responsibilities with respect to executive compensation, the Board is assisted by the CGCNC, which makes its recommendations to the Board. The CGCNC is assisted by independent compensation and legal advisors selected and overseen directly by it.

In connection with its general oversight responsibilities, the Board maintains approval responsibility for a number of matters which affect executive compensation, including overall corporate strategy, consolidated business plans, Magna's annual capital expenditure budget, material acquisitions/dispositions, as well as financing strategy. The Board also monitors and receives regular updates on a broad range of financial and other measures, including return on funds employed, which assists the Board in assessing the company's performance on a risk-adjusted basis.
Mix of Compensation	Magna's compensation system includes a mix of short, medium and long-term compensation to incent performance over a range of time horizons.
Profit Sharing Percentages Decline as Profits Increase
As Magna's Pre-Tax Profits Before Profit Sharing exceed $1.5 billion, profit sharing percentages for Executive Management decline, which serves to mitigate the risks of an uncapped compensation system while still providing incentive to achieve profits in excess of that threshold.
Impairments and Restructuring Charges Directly Reduce Executive Compensation
Under Magna's profit sharing formula, impairments and restructuring charges directly reduce Pre-Tax Profits Before Profit Sharing and thus executive compensation. This outcome is desirable since it serves to align the interests of Executive Management and shareholders and reinforce the link between pay and performance.
Deferral of Significant Proportion of Annual Compensation
The deferral of 40% of the annual profit sharing bonus in the form of RSUs for over two years serves to encourage longer-term decision-making and maintain alignment between Executive Management and shareholders over the deferral period.

EXECUTIVE COMPENSATION      71

Clawback Provisions
The employment contract between Magna and each Executive contains a clawback provision in the event of a financial restatement with respect to any fiscal year (excluding a restatement resulting from retroactive application of a change to GAAP). In this circumstance, each Executive must return the difference between: (a) the compensation payable based on the restated financial statements, and (b) the amount actually paid to the Executive. Moreover, the clawback extends to both the cash/STIs and the RSUs/MTIs. Any amount to be clawed-back can be set-off by Magna against future compensation.
Forfeiture Provisions
Where an Executive's employment is terminated for "cause", the Executive forfeits his unreleased restricted shares. Since the restricted shares were taxed in the year of grant, forfeiture of the shares also effectively results in forfeiture of amounts paid personally by the Executive as taxes on the restricted shares. The term "cause" for this purpose includes termination for theft, bribery or fraud, among other things.
Additionally, unexercised stock options granted during 2012 and afterwards are subject to forfeiture in the event of theft, bribery and fraud.
Significant Wealth "At Risk"
The significant equity exposure faced by each member of Executive Management, as demonstrated by the value of all Common Shares and RSUs held by each such member, serves to create strong alignment between Executive Management and shareholders generally. Additionally, the risk of loss of equity value creates a powerful incentive to make responsible business decisions and avoid excessive risk-taking. Equity-based wealth at risk for each member of Executive Management is as follows as of the Record Date:

NAME	RECORD DATE VALUE OF COMMON SHARES(1) ($)	RECORD DATE VALUE OF RSUS(1) ($)	RECORD DATE IN- THE-MONEY VALUE OF OPTIONS(2) ($)	AGGREGATE RECORD DATE WEALTH "AT RISK" ($)

Donald J. Walker	32,171,590	11,792,360	25,430,610	69,394,560

Vincent J. Galifi	12,543,650	4,716,850	20,393,130	37,653,630

Tommy J. Skudutis	5,636,740	3,666,250	885,630	10,188,620

Jeffrey O. Palmer	6,836,630	3,537,670	14,614,270	24,988,570

James J. Tobin	1,147,550	1,729,590	3,730,440	6,607,580

Note:

1.    Calculated using the closing price of Magna Common Shares on the NYSE on the Record Date.
2. Calculated using the closing price of Magna Common Shares on the TSX and the BoC noon spot rate on the Record Date, except for Mr. Tobin whose options are priced in U.S. dollars.

Stock Option Exercises Add to Securities Maintenance Requirement
When an Executive exercises stock options, the gain arising from the sale of underlying shares (being market price at time of exercise, less exercise price) is treated as if it was compensation earned in the year of option exercise. This has the effect of increasing the number of shares an Executive is required to hold as part of his securities maintenance requirement, as described under "Executive Equity Ownership" in Section D of this CD&A.

72     EXECUTIVE COMPENSATION

Post-Retirement Holdback of Option Shares
Where an Executive ceases to be employed by Magna within one year following the date of a stock option exercise, a portion of the option shares must continue to be held by the Executive until the first anniversary of the date of exercise.
Anti-hedging
The provisions of Magna's Code of Conduct & Ethics prohibit all Magna employees, including members of Executive Management, from hedging their exposure to declines in Magna's share price. This measure seeks to maintain alignment of interests between Executive Management and shareholders.

EXECUTIVE COMPENSATION      73

SUMMARY COMPENSATION TABLE

The following table sets forth a summary of all compensation earned in respect of 2012, 2011 and 2010 by the individuals who were our Named Executive Officers in respect of 2012. All amounts are presented in U.S. dollars and any applicable amounts in other currencies have been converted to U.S. dollars.

						NON-EQUITY INCENTIVE PLAN COMPENSATION ($)

NAME AND PRINCIPAL POSITION		YEAR	SALARY ($)	SHARE-BASED AWARDS(1) ($)	OPTION-BASED AWARDS(2) ($)	ANNUAL(3) ($)	LONG- TERM ($)	PENSION VALUE ($)	ALL OTHER COMPENSATION ($)		TOTAL COMPENSATION ($)

EXECUTIVE	Donald J. Walker	2012	325,000	5,372,940	2,722,000	8,059,420	NIL	NIL	376,410	(4)	16,855,770
MANAGEMENT	Chief Executive Officer	2011	310,500	3,463,880	3,916,260	6,927,760	NIL	NIL	382,520	(4)	15,000,920
		2010	310,500	630,330	3,840,000	9,542,360	NIL	NIL	1,400,670	(4)	15,723,860

	Vincent J. Galifi	2012	325,000	2,149,180	952,700	3,223,770	NIL	NIL	158,460	(5)	6,809,110
	Executive Vice-President	2011	310,500	1,385,550	1,566,500	2,771,110	NIL	NIL	160,610	(5)	6,194,270
	and Chief Financial Officer	2010	310,500	1,157,890	3,072,000	3,816,940	NIL	NIL	560,460	(5)	8,917,790

	Tommy J. Skudutis	2012	325,000	2,649,180	816,600	3,223,770	NIL	NIL	73,920	(6)	7,088,470
	Chief Operating Officer,	2011	310,500	NIL	1,174,880	3,374,710	NIL	NIL	19,960	(6)	4,880,050
	Exteriors, Interiors, Seating,	2010	310,500	NIL	1,152,000	3,854,080	NIL	NIL	688,390	(6)	6,004,970
	Mirrors, Closures and
	Cosma

	Jeffrey O. Palmer	2012	325,000	1,611,880	408,300	2,417,830	NIL	NIL	117,770	(7)	4,880,780
	Executive Vice-President	2011	310,500	1,039,160	783,250	2,078,230	NIL	NIL	58,240	(7)	4,269,380
	and Chief Legal Officer	2010	310,500	1,094,860	2,304,000	2,862,710	NIL	NIL	359,730	(7)	6,931,800

	James J. Tobin	2012	325,000	788,030	408,300	1,182,050	NIL	NIL	21,500	(8)	2,724,880
	Chief Marketing Officer and	2011	310,500	508,040	783,250	1,016,070	NIL	NIL	7,900	(8)	2,625,760
	President, Magna Asia	2010	310,500	NIL	1,152,000	765,750	NIL	NIL	600,000	(8)	2,828,250

OTHER	Frank Stronach	2012	NIL	NIL	NIL	44,252,910	NIL	NIL	3,016,290	(9)	47,269,200
	Founder	2011	67,950	NIL	NIL	38,102,690	NIL	NIL	2,814,180	(9)	40,984,820
		2010	200,000	NIL	16,512,000	40,690,770	NIL	NIL	2,612,510	(9)	60,015,280

Notes:

1.
Amounts disclosed in this column represent the grant date fair value of annual profit sharing bonuses deferred in the form of RSUs (MTIs), if any.

2.
Amounts disclosed in this column represent the grant date fair value of stock options, determined using the Black-Scholes option pricing model. This model requires the input of a number of assumptions, including expected dividend yields, expected stock price volatility, expected time until exercise and risk-free interest rates. Although the assumptions used reflect our best estimates, they involve inherent uncertainties based on market conditions generally outside Magna's control. If other assumptions are used, the stock option value disclosed could be significantly impacted. Disclosure of the value of stock options in our financial statements is also based on the grant date fair value determined using the Black-Scholes option pricing model and amortized to compensation expense from the effective date of the grant to the final vesting date in selling, general and administrative expense, with a corresponding increase to contributed surplus. As stock options are exercised, the proceeds received on exercise, in addition to the portion of the contributed surplus balance related to those stock options, is credited to Common Shares and released from contributed surplus.

Option values shown for 2012 represent the grant date fair value of stock options granted effective March 4, 2013 in respect of each Executive's performance in 2012. The weighted average assumptions used in measuring the fair value of stock options granted in respect of 2012, 2011 and 2010 and the compensation expense we recorded in selling, general and administrative expense in our financial statements are as follows:

	2012	2011	2010

Risk-free interest rate	1.32%	2.23%	2.34%

Expected dividend yield	2.00%	2.00%	2.00%

Expected volatility	34%	42%	35%

Expected time until exercise	4.5 years	4.5 years	4.5 years

Grant Date Fair Value per share	C$14.02 / $13.61	C$15.49 / $15.70	C$8.085 / $7.68

3.
Amounts disclosed in this column represent annual profit sharing bonuses paid in cash (STIs).

74     EXECUTIVE COMPENSATION

4.
These amounts are comprised of:

DESCRIPTION	2012 ($)	2011 ($)	2010 ($)

Dividend equivalents paid on RSUs (MTIs)	160,160	43,510	NIL

Amounts reimbursed by Magna in respect of premiums paid by Mr. Walker on a life insurance policy (including tax gross-up in each of 2011 and 2010)	165,710	304,050	310,900

Personal use of corporate aircraft	50,540	34,960	39,770

Total Compensation Adjustment	NIL	NIL	1,050,000

Total	376,410	382,520	1,400,670

5.
These amounts are comprised of:

DESCRIPTION	2012 ($)	2011 ($)	2010 ($)

Dividend equivalents paid on RSUs (MTIs)	83,870	50,790	NIL

Amounts reimbursed by Magna in respect of premiums paid by Mr. Galifi on a life insurance policy (including tax gross-up in each of 2011 and 2010)	59,850	109,820	112,290

Personal use of corporate aircraft	14,740	NIL	10,670

Total Compensation Adjustment	NIL	NIL	437,500

Total	158,460	160,610	560,460

6.
These amounts are comprised of:

DESCRIPTION	2012 ($)	2011 ($)	2010 ($)

Dividend equivalents paid on RSUs (MTIs)	34,580	NIL	NIL

Personal use of corporate aircraft	39,340	19,960	13,390

Total Compensation Adjustment	NIL	NIL	675,000

Total	73,920	19,960	688,390

7.
These amounts are comprised of:

DESCRIPTION	2012 ($)	2011 ($)	2010 ($)

Dividend equivalents paid on RSUs (MTIs)	67,850	31,050	NIL

Personal use of corporate aircraft	49,920	27,190	22,230

Total Compensation Adjustment	NIL	NIL	337,500

Total	117,770	58,240	359,730

8.
These amounts are comprised of:

DESCRIPTION	2012 ($)	2011 ($)	2010 ($)

Dividend equivalents paid on RSUs (MTIs)	21,500	7,900	NIL

Personal use of corporate aircraft	NIL	NIL	NIL

Total Compensation Adjustment	NIL	NIL	400,000

Discretionary bonus	NIL	NIL	200,000

Total	21,500	7,900	600,000

9.
These amounts are comprised of:

DESCRIPTION	2012 ($)	2011 ($)	2010 ($)

Consulting Fee	2,300,000	2,300,000	2,300,000

Company vehicles	106,890	100,650	61,540

Personal use of corporate aircraft	609,400	413,530	250,970

Total	3,016,290	2,814,180	2,612,510

EXECUTIVE COMPENSATION      75

INCENTIVE PLAN AWARDS

TWO OPTION PLANS	We currently have two incentive stock option plans under which stock options have been granted:
• the 2009 Plan, which was approved by shareholders on May 6, 2010; and
• the 1987 Plan, which was approved by shareholders on December 10, 1987, and subsequently amended on May 18, 2000 and May 10, 2007.
The CGCNC administers the option plans in respect of grants to employees and consultants, while the Board administered past grants to directors.
No Future Grants Under 1987 Plan	Upon adoption of the 2009 Plan, new grants under the 1987 Plan were frozen, but all outstanding options were permitted to continue to vest and be exercisable in accordance with their terms.
Eligible Participants Under 2009 Plan	Under the 2009 Plan, stock options may be granted to employees of and consultants to Magna and its subsidiaries. Option grants to Independent Directors were permanently discontinued in 2012.
2009 Plan Limits	The maximum number of Common Shares:
• issued to Magna "insiders" within any one-year period; and

• issuable to Magna insiders at any time under the option plans and any other security-based compensation arrangements (as defined in the TSX Company Manual), cannot exceed 10% of our total issued and outstanding Common Shares, respectively.
Option Exercise Prices are at or Above Market Price on Date of Grant
Exercise prices are determined at the time of grant, but cannot be less than the closing price of a Common Share on the TSX (for options denominated in Canadian dollars) or NYSE (for options denominated in U.S. dollars) on the trading day immediately prior to the date of grant.
3-Year Option Vesting; 7-Year Option Life
Options granted to employees and consultants under the 2009 Plan vest in equal proportions on each of the first three anniversaries of the grant date, unless otherwise determined by the CGCNC. Subject to accelerated expiry in certain circumstances, options granted under the 2009 Plan expire seven years after grant, unless otherwise determined by the CGCNC. Vesting and expiry terms for grants under the 1987 plan vary. On cancellation or surrender of options under the 2009 Plan, the underlying shares are added back to the number of Common Shares reserved for issuance and are available for re-grant.
Copies of Option Plans on Magna.com	Both the 2009 Plan and the 1987 Plan are available on our website (www.magna.com).

76     EXECUTIVE COMPENSATION

EQUITY COMPENSATION PLAN INFORMATION	As of December 31, 2012 and the Record Date, compensation plans under which our Common Shares are authorized for issuance are as follows:

PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS			WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS		NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS

	12/31/2012 (#)		RECORD DATE (#)	12/31/2012 ($)	RECORD DATE ($)	12/31/2012 (#)	RECORD DATE (#)

Equity compensation plans approved by securityholders:
1987 Plan	1,034,210	(1)	683,675			-	-
2009 Plan	5,589,032		4,783,684			8,457,666	7,435,166

Total	6,623,242		5,467,359	C$35.39	C$41.76	8,457,666	7,435,166

Notes:

1.
Includes 17,342 shares issuable on exercise of replacment options related to Magna's former "spinco", Decoma International Inc., which was privatized by Magna in 2005.

Option Plan - Overhang, Dilution and Burn Rate	Key stock option plan metrics were as follows as of December 31, 2012, inclusive of all Magna replacement options:

Overhang:	Represents the maximum potential dilution to shareholders from both options available for grant and those previously granted, but not yet exercised.	6.5%

Dilution:	Represents the potential dilution to shareholders from stock options previously granted, but not yet exercised.	2.8%

Burn Rate:	Represents the proportion of outstanding shares represented by options granted in 2012.	0.6%

EXECUTIVE COMPENSATION      77

OUTSTANDING OPTION-BASED AWARDS	Outstanding option-based awards for each of our Named Executive Officers as of December 31, 2012 were as follows in the table below.

	OPTION-BASED AWARDS				SHARE-BASED AWARDS

NAME	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#)	OPTION EXERCISE PRICE	OPTION EXPIRATION DATE (MM/DD/YY)	VALUE OF UNEXERCISED IN-THE-MONEY OPTIONS(1) ($)	NUMBER OF SHARE-BASED AWARDS THAT HAVE NOT VESTED (#)	MARKET OR PAYOUT VALUE OF SHARE-BASED AWARDS THAT HAVE NOT VESTED ($)	MARKET OR PAYOUT VALUE OF VESTED SHARE-BASED AWARDS NOT PAID OUT OR DISTRIBUTED(2) ($)

Donald J. Walker	300,000	C$16.545	02/26/2016	9,991,200	NIL	NIL	9,085,880
	500,000	C$30.00	02/25/2017	9,890,180
	250,000	C$48.22	03/01/2019	366,860

Total	1,050,000

Vincent J. Galifi	190,000	C$16.545	02/26/2016	6,327,760	NIL	NIL	3,634,300
	400,000	C$30.00	02/25/2017	7,912,150
	100,000	C$48.22	03/01/2019	146,750

Total	690,000

Tommy J. Skudutis	50,000	C$30.00	02/25/2017	989,020	NIL	NIL	2,725,740
	75,000	C$48.22	03/01/2019	110,060

Total	125,000

Jeffrey O. Palmer	133,334	C$16.545	02/26/2016	4,440,550	NIL	NIL	2,725,740
	300,000	C$30.00	02/25/2017	5,934,110
	50,000	C$48.22	03/01/2019	73,370

Total	483,334

James J. Tobin	30,200	US$13.17	02/26/2016	1,112,870	NIL	NIL	1,332,630
	100,000	US$28.495	02/25/2017	2,152,500
	50,000	US$48.87	03/01/2019	57,500

Total	180,200

Frank Stronach	716,666	C$30.00	02/25/2017	14,175,920	NIL	NIL	NIL

Total	716,666

Note:

1.
Determined using the closing price of Magna Common Shares on the TSX on December 31, 2012 and the BoC noon spot rate on such date, except for James Tobin, whose options are priced in U.S. dollars and for which the closing price of Magna Common Shares on NYSE on December 31, 2012 was used.

INCENTIVE PLAN AWARDS - VALUE VESTED DURING THE YEAR	The values of option-based and share-based awards which vested, and non-equity incentive plan compensation earned, during the year ended December 31, 2012, are set forth below:

NAME	OPTION-BASED AWARDS - VALUE VESTED DURING THE YEAR(1) ($)	SHARE-BASED AWARDS - VALUE VESTED DURING THE YEAR(2) ($)	NON-EQUITY INCENTIVE PLAN COMPENSATION - VALUE EARNED DURING THE YEAR(3) ($)

Donald J. Walker	5,856,780	5,372,940	8,059,420

Vincent J. Galifi	4,280,290	2,149,180	3,223,770

Tommy J. Skudutis	845,440	2,649,180	3,223,770

Jeffrey O. Palmer	3,716,650	1,611,880	2,417,830

James J. Tobin	1,735,870	788,030	1,182,050

Frank Stronach	17,688,800	NIL	44,252,910

Notes:

1.
These options vested on February 26, 2012, which was not a business day. Amount shown assumes that such options were exercised on February 27, 2012, the first business day following the vesting date and the underlying shares sold for a price equal to the TSX closing price on such date, with such value converted to U.S. dollars at the BoC noon spot rate on such date, except in the case of James Tobin whose options are priced in U.S. dollars.

2.
Represents the value of profit sharing bonuses deferred in the form of RSUs in respect of 2012, all of which vested in 2012.

3.
Represents the value of profit sharing bonuses paid in cash in respect of 2012.

78     EXECUTIVE COMPENSATION

OTHER INFORMATION

MANAGEMENT CONTRACTS	80
INTERESTS OF MANAGEMENT AND OTHER INSIDERS IN CERTAIN TRANSACTIONS	83
ADDITIONAL INFORMATION	84

MANAGEMENT CONTRACTS

CONSULTING, BUSINESS DEVELOPMENT AND BUSINESS SERVICES AGREEMENTS	The compensation of Frank Stronach, Magna's Founder and Honorary Chairman, reflects compensation arrangements that have evolved over several decades which recognize his special position as founder and architect of our unique, entrepreneurial corporate culture. Mr. Stronach provides services to Magna and its subsidiaries either directly or through certain affiliated entities through four consulting, business development and business services agreements. Prior to the completion of the Arrangement, these agreements were renewable annually.
Fees payable to Frank Stronach and entities affiliated with him disclosed elsewhere in this Circular are derived from four separate agreements (the "Agreements"), as follows:

• Consulting Agreement between New Magna Investments N.V. ("New MISA"), an indirect Belgian subsidiary of Magna, and Stronach & Co. ("SCo"), a Swiss partnership affiliated with Mr. Stronach, under which SCo provides consulting services to New MISA's affiliates located in Europe (excluding those in Austria);

• Business Development Agreement between Magna International Investments S.A. ("MISA"), a direct Luxembourg subsidiary of Magna, and SCo, under which SCo provides business development services to MIISA and certain of its European affiliates (excluding those in Austria);

• Consulting Agreement between Magna International Europe AG ("MIEAG"), an indirect Austrian subsidiary of Magna, and Mr. Stronach (personally), pursuant to which he provides business development and other services to MIEAG and its affiliates in Austria; and

• Business Services Agreement between Magna and Stronach Consulting Corp. ("SCC"), an Ontario corporation affiliated with Mr. Stronach, pursuant to which SCC provides certain services to Magna and its affiliates located outside of Europe.

Prior to August 31, 2010, fees based on our Pre-Tax Profits Before Profit Sharing were paid to Mr. Stronach, SCo and SCC under the Agreements, each of which had a one-year term and was renewable on an annual basis. The aggregate of such fees for years ending prior to December 31, 2010, was 3% of our Pre-Tax Profits Before Profit Sharing.
Shareholder and Court Approval of Amended Terms	On August 31, 2010, following shareholder and court approval, Magna completed the Arrangement, in connection with which the Agreements were amended to:
• extend the term of each agreement to December 31, 2014, after which time each Agreement will automatically terminate and not be renewed;

80     OTHER INFORMATION

• reduce the aggregate fees payable under the agreements by 0.25% each year, from 3% in 2010, to 2.75% in 2011, 2.50% in 2012, 2.25% in 2013 and 2.00% in 2014;

• provide that, if Mr. Stronach dies or becomes permanently disabled prior to December 31, 2014, the Agreements will automatically terminate as of the date of death or disability and fees will only be payable to such date; and

• provide that, upon a change in control of Magna, the Agreements can be terminated by Magna on no more than 60 days written notice, with the termination fees payable thereunder being the present value (using a specified discount rate) of Magna's applicable Pre-Tax Profits Before Profit Sharing based on the estimated profits for each fiscal year (or part of a fiscal year) from the termination date to December 31, 2014, having regard to Magna's then current Board-approved business plan immediately before the occurrence of the change in control transaction.
Provision of Substantially the Same Services as Prior to August 31, 2010
The services to be provided under the Agreements during the extended term shall be the same as or substantially similar to the services provided under the Agreements prior to August 31, 2010. During the extended term, the Magna parties to the Agreements will continue to provide Mr. Stronach and his affiliated entities with office facilities, support staff, transportation and other services as well as reimbursement of expenses, as have been provided in the past. During 2012, Frank Stronach was entitled to usage of company vehicles in North America and Europe, as well as usage of corporate aircraft and facilities on the basis described under "Compensation Discussion & Analysis - Elements of Compensation".

In addition, the Magna parties to the Agreements will indemnify Mr. Stronach and his affiliated entities in respect of certain customary matters arising out of the provision of the services under the amended Agreements.
Termination Provisions
Magna can terminate the Agreements without paying any further fees in the event of the permanent disability or death of Frank Stronach, or in the event of a breach by the applicable Stronach party. For termination of such Agreements in all other instances excluding a change in control of Magna, Magna would still be required to pay the applicable fees for the remaining term of the Agreements. The applicable termination fees are not quantifiable at the present time because any such fees will be determined by reference to the specified percentage of Magna's Pre-Tax Profits Before Profit Sharing for each fiscal year over the term of such agreements. If Magna's Pre-Tax Profits Before Profit Sharing for each fiscal year over the term of such Agreements approximate Magna's 2012 Pre-Tax Profits Before Profit Sharing, the aggregate estimated fee payable during the remaining term of the Agreements as of December 31, 2012 would be approximately $79 million.

OTHER INFORMATION      81

Termination on Change in Control
Upon a change in control of Magna, Magna can terminate the Agreements by notice in writing delivered not later than 60 days after the change in control event. On issue of such a termination notice, the fees payable under such Agreements in respect of the period between the termination date and December 31, 2014 (the "calculation period") will accelerate and Magna will be required to make a lump sum payment to the applicable Stronach party in an amount equal to the present value (discounted at the rate per annum of (a) the Government of Canada benchmark bond on a date which is 30 days after the notice of termination date, such bond having a term to maturity equal to or most closely approximating the calculation period, plus (b) 200 basis points) of the applicable percentage of Magna's Pre-Tax Profits Before Profit Sharing based on the estimated profits for each fiscal year (or part of a fiscal year) during the calculation period having regard to Magna's then current Board-approved business plan immediately before the occurrence of the change in control transaction. Assuming delivery of a change in control-related termination notice on December 31, 2012 and further assuming Magna's Pre-Tax Profits Before Profit Sharing for each fiscal year reflected in the business plan in effect on such date approximated Magna's actual 2012 Pre-Tax Profits Before Profit Sharing, the aggregate estimated fee payable in respect of a change in control would be approximately $74 million.

82     OTHER INFORMATION

INTERESTS OF MANAGEMENT AND OTHER INSIDERS IN CERTAIN TRANSACTIONS

MAGNA E-CAR PARTNERSHIP
As part of the Arrangement, we established the Magna E-Car partnership with certain affiliates of Frank Stronach (the "Stronach Group") to pursue opportunities in the vehicle electrification business. Magna's investment in the partnership included the assets of Magna's former E-Car Systems vehicle electrification and battery business unit, certain other vehicle electrification assets, and $145 million in cash. On August 31, 2010, the Stronach Group invested $80 million in cash for a 27% equity interest in the partnership, reducing Magna's equity interest to 73%. Voting control of the partnership was held by the Stronach Group.

On August 31, 2012, Magna reacquired the controlling 27% partnership interest in Magna E-Car from the Stronach Group for cash consideration of $75 million. The purchase was reviewed, negotiated and approved by the Special Committee with the benefit of independent legal advice from Fasken, independent financial advice from TD and an independent valuation prepared by PwC. The purchase price represents the midpoint of the valuation range determined by PwC. In addition, TD delivered a fairness opinion to the independent directors to the effect that the transaction is fair, from a financial point of view, to Magna.
PURCHASES OF COMMON SHARES BY NON-INDEPENDENT TRUST
During 2012, non-independent trusts (the "Trusts") which exist to make orderly purchases of Magna shares for employees, either for transfer to Magna's Employee Equity and Profit Participation Program or to recipients of either bonuses or rights to purchase such shares from the trusts, borrowed up to $18 million from Magna to facilitate the purchase of Common Shares. At December 31, 2012, the Trusts' indebtedness to Magna was $17 million.

OTHER INFORMATION      83

ADDITIONAL INFORMATION

INDEBTEDNESS OF DIRECTORS, EXECUTIVE OFFICERS AND EMPLOYEES
None of Magna's present or former directors or executive officers (including any of their associates) were indebted at any time during 2012 to Magna or its subsidiaries. None of Magna's or its subsidiaries' present or former employees were indebted at any time during 2012 to Magna or its subsidiaries in connection with the purchase of Magna's securities or securities of any of Magna's subsidiaries. As at the Record Date, the aggregate amount of indebtedness to Magna and its subsidiaries was approximately $2.3 million in the case of present and former employees of Magna and its subsidiaries.
DIRECTORS' AND OFFICERS' INSURANCE
Effective September 1, 2012, Magna renewed its directors' and officers' liability insurance for a one-year renewal period. This insurance provides, among other coverages, coverage of up to $270 million (in the aggregate for all claims made during the policy year) for officers and directors of Magna and its subsidiaries, subject to a self-insured retention of $5 million for securities claims and $1 million for all other claims. This policy does not provide coverage for losses arising from the intentional breach of fiduciary responsibilities under statutory or common law or from violations of or the enforcement of pollutant laws and regulations. The aggregate premium payable in respect of the policy year September 1, 2012 to September 1, 2013 for the directors' and officers' liability portion of this insurance policy was approximately $2.1 million.
SHAREHOLDER PROPOSALS AND COMMUNICATION
Proposals of shareholders intended to be presented at our Annual Meeting of Shareholders to be held in 2014 must be received by us at our principal executive offices on or before March 14, 2014 in order to be included in our 2014 Management Information Circular/Proxy Statement.
CONTACTING THE BOARD
Shareholders wishing to communicate with any Independent Director may do so by contacting Magna's Chairman through the office of the Corporate Secretary at 337 Magna Drive, Aurora, Ontario, Canada, L4G 7K1, telephone (905) 726-7070.
APPROVAL OF CIRCULAR	The Board has approved the contents and mailing of this Circular.

/s/ "Bassem A. Shakeel" Bassem A. Shakeel Vice-President and Secretary March 28, 2013

Magna files an Annual Information Form with the Ontario Securities Commission and a Form 40-F with the U.S. Securities and Exchange Commission. A copy of Magna's most recent Annual Information Form, this Circular and the Annual Report containing Magna's consolidated financial statements and MD&A, will be sent to any person upon request in writing addressed to the Secretary at Magna's principal executive offices set out in this Circular. Such copies will be sent to any shareholder without charge. Copies of Magna's disclosure documents and additional information relating to Magna may be obtained by accessing the disclosure documents available on the internet on the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com. Financial information is provided in Magna's comparative consolidated financial statements and MD&A for fiscal 2012. For more information about Magna, visit Magna's website at www.magna.com.

84     OTHER INFORMATION

APPENDIX A STATEMENT OF CORPORATE GOVERNANCE PRACTICES

APPENDIX A
STATEMENT OF CORPORATE GOVERNANCE PRACTICES

Our Common Shares are listed on the Toronto Stock Exchange and The New York Stock Exchange. In addition to being subject to regulation by these stock exchanges, we are subject to securities and corporate governance regulation by the Canadian Securities Administrators ("CSA"), including the Ontario Securities Commission ("OSC"), and the United States Securities and Exchange Commission ("SEC").

We meet or exceed all of the guidelines established by the CSA in National Policy 58-201 ("NP 58-201"). Additionally, although not required to comply with most of NYSE's Corporate Governance Standards, our practices do not differ significantly from those standards. Any such differences are discussed in the "Statement of Significant Governance Differences (NYSE)" which can be found on our website (www.magna.com) under "Corporate Governance".

We also monitor the corporate governance guidelines and recommended best practices of shareholder representative and other organizations, such as the Canadian Coalition for Good Governance (the "Coalition"). We believe that our current corporate governance practices reflect many of the best practices advocated by the Coalition and will continue to monitor and adapt our practices as appropriate, as governance practices continue to evolve.

BOARD OF DIRECTORS
Board Independence
Under our Board Charter, at least two-thirds of the directors serving on our Board are required to be "independent directors" for purposes of applicable law. This two-thirds independence requirement exceeds the corporate governance guidelines in NP 58-201 and is aligned with best practices recommended by the Coalition. Assuming the election by a majority of votes of each of the Nominees listed in the Circular, eight out of nine, or 89%, of our Board will be composed of Independent Directors.

We have not adopted categorical independence standards, relying instead upon the definitions of independence contained in Section 1.4 of National Instrument 52-110 ("NI 52-110") and Section 303A.02 of NYSE's Corporate Governance Listing Standards. A director is considered to be independent only after the Board has affirmatively determined that the director has no material relationship which could interfere with the exercise of independent judgment by the director.

The definition of independence in Section 1.4 of NI 52-110 focuses on the existence of any direct or indirect material relationship between the director and the issuer which could impair the director's independence. Additionally, Section 1.4 of 52-110 identifies specific relationships which the CSA believes interfere with the exercise of a person's independent judgment, and thus preclude a person from being considered to be independent.

APPENDIX A - STATEMENT OF CORPORATE GOVERNANCE PRACTICES      A-1

Consistent with Section 1.5 of NI 52-110, a director serving on our Audit Committee is subject to a more rigorous independence standard than other directors. Solely for purposes of Audit Committee membership, Section 1.5 of NI 52-110 disqualifies a director who is a partner, member, executive officer, managing director or person in similar position at an accounting, consulting, legal, investment banking or financial advisory services firm providing services to the issuer or a subsidiary of the issuer for consulting, advisory or other compensatory fees.
The information required to determine a director's independence under Sections 1.4 and 1.5 of NI 52-110 is obtained through:
• written questionnaires completed by directors and compiled by Magna's corporate secretary;
• information previously provided to Magna by directors;
• Magna's records relating to relationships with accounting, consulting, legal, investment banking or financial advisory services firms; and
• publicly available information in the media and on the internet, to the extent verified by the director or otherwise verifiable by us.

If a relationship between a director and Magna is identified, details of the relationship are presented to the CGCNC to determine whether the relationship is material from the perspective of either Magna or the director. When the CGCNC makes its recommendations to the Board regarding the independence of each person nominated for election as a director of the Corporation, the CGCNC includes a summary of any relationships (whether or not material) between Magna and the nominee, in order to enable the Board to satisfy itself regarding the independence of each nominee.
2013 Nominees: 89% Independent
In March 2013, the CGCNC and the Board considered the independence of each nominee for election as a director at our 2013 annual meeting and affirmatively determined that eight of nine, or 89%, of the nominees qualify as Independent Directors on the basis that they do not have any material relationships with Magna which could interfere with their exercise of independent judgment. Only Donald Walker, our Chief Executive Officer, is not considered to be independent.

Additionally, each member who served on the Audit Committee during 2012 was affirmatively determined to be independent within the more stringent definition of Section 1.5 of NI 52-110 and to otherwise meet all other regulatory requirements relating to Audit Committee membership, including the requirement that each Audit Committee member be financially literate and that at least one such member be a financial expert.

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Other Ways Through Which Independence is Fostered
Aside from the two-thirds independence requirement, there are other ways through which we seek to ensure Board independence. While the Board's determination of each director's independence looks primarily to whether any material relationship exists that could impair the director's independence, these additional methods of fostering independence seek mainly to ensure the Board's independence from Management and to avoid tightly knit blocks of directors, including through:
• formal separation of the roles of Chairman and Chief Executive Officer;
• use of in camera sessions at each Board and Committee meeting to facilitate candid discussion among Independent Directors;
• the ability of the Board and each Board Committee to engage independent advisors at Magna's expense; and
• limitations on board interlocks.
Board Leadership
In May 2012, the Independent Directors selected William Young as Chairman of the Board. The Board Chair's position description is embedded in our Board Charter and includes the following responsibilities:
• representing the Board in discussions with third parties;
• representing the Board in discussions with Executive Management;
• generally ensuring that the Board functions independently of management;
• assisting in recruiting to the Board director candidates who have been identified by the CGCNC; and
• overseeing the annual evaluation process of the Board and its Committees.

The Board may delegate additional specific duties to the Board Chair from time to time and any change to the Board Chair's duties listed above must be approved by the Board through adoption of an amended Board Charter.

In order to help preserve the independence of the Board Chair role, compensation for acting as Chairman was restructured as a flat-fee retainer, effective August 9, 2012. The flat fee retainer covers all work performed by the Board Chair acting in any capacity other than as a special committee chair. To the extent that the Board Chair is appointed as chair of a special committee, his or her compensation for acting in that capacity will be determined by the Board at the time the special committee is established. Separate from the fixed retainer, the Board Chair is entitled to reimbursement for out-of-pocket expenses, in the ordinary course.
Board Chair Selection Process	The Independent Directors elected at each annual meeting select from among themselves one Independent Director who will serve as Board Chair.

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In Camera Session At Every Regularly Scheduled Board/Committee Meeting	During 2012, the Independent Directors met without management present either before, during or after every regularly scheduled meeting of the Board and each Board Committee.
Director Attendance
Directors are expected to attend all Board meetings and all meetings of standing Committees on which they serve. However, we recognize that scheduling conflicts are unavoidable from time to time, particularly for newer directors on the Board and/or where meetings are called on short notice. Our Board Charter requires directors to attend a minimum of 75% of regularly scheduled Board and applicable standing Committee meetings, except where an absence is due to medical or other valid reason. During 2012, the nominees achieved 100% attendance at all regularly scheduled Board and Standing Committee meetings, 99% average attendance at all Board meetings and 100% average attendance at all standing Committee meetings.
Independent Directors Invited to Attend Any Committee Meeting
Independent Directors are encouraged to participate in the meetings of Board Committees of which they are not members, since this enhances their understanding of Magna and their effectiveness as Independent Directors. Independent Directors are not compensated for attendance at such meetings unless their attendance is specifically requested by the Committee Chair.
BOARD MANDATE
Stewardship Role	The Board is responsible for the overall stewardship of Magna. In connection with this fundamental mandate, the Board:

• supervises the management of the business and affairs of Magna in accordance with the legal requirements set out in the Business Corporations Act (Ontario) (the "OBCA") as well as other applicable law; and
• jointly with Executive Management, seeks to create long-term shareholder value.

Consistent with the standard of care for directors under Magna's governing corporate statute, the OBCA, each director on the Board seeks to act honestly and in good faith with a view to the best interests of the Corporation and to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. The standard of care under Ontario corporate law differs from that of some other common law jurisdictions, by requiring directors to act in the "best interests of the corporation" as opposed to the "best interests of shareholders". This distinction effectively recognizes that while individual shareholders may have conflicting interests, investment intents and investing horizons, the stewards of a corporation must act with a view to the interests of the corporation as a whole. Consistent with case law developed under the OBCA and equivalent federal and provincial corporate statutes in Canada, Magna's Board seeks to consider and balance the impact of its decisions on affected stakeholders - shareholders, employees and customers.

A-4     APPENDIX A - STATEMENT OF CORPORATE GOVERNANCE PRACTICES

Board Charter	Our Board Charter, which is found on our website (www.magna.com) under "Corporate Governance", also assigns to the Board a number of specific responsibilities, including:
• overseeing and reinforcing the unique entrepreneurial corporate culture which we believe has been critical to our past success and expect will be critical to our future success;
• overseeing Magna's overall approach to corporate governance;
• selecting Magna's Chief Executive Officer and overseeing the hiring of other members of Executive Management;
• satisfying itself as to the integrity of Executive Management;
• overseeing Magna's system of executive compensation;
• ensuring that the Chief Executive Officer has developed an adequate succession plan;
• participating in the strategic planning process, including by annually considering and adopting a three-year business plan;
• overseeing the implementation of an effective system to mitigate the principal business risks faced by Magna;
• satisfying itself as to the effectiveness of internal controls;
• engaging with shareholders;
• overseeing an effective communications policy to engage with Magna's other stakeholders; and

• reviewing and approving a number of specific matters, such as interim and annual financial statements, material public disclosure documents, business plans and capital expenditure budgets, material financing documents, major organizational restructurings, material acquisitions and divestitures and major corporate policies.
POSITION DESCRIPTIONS
Board Chair's Duties and Responsibilities	The duties and responsibilities of the Chairman are set forth in our Board Charter and are described above under "Board Leadership".
Chief Executive Officer's Responsibilities	Position descriptions have been developed for each member of Executive Management and certain other key corporate managers. The Chief Executive Officer's duties and responsibilities include:
• overall direction over Magna's operations, including top-level customer contact;

APPENDIX A - STATEMENT OF CORPORATE GOVERNANCE PRACTICES      A-5

• development and implementation of Magna's product, geographic, customer, merger/acquisition and growth strategies;
• promotion of Magna's decentralized, entrepreneurial corporate culture;
• development of Magna's management reporting structure;
• management succession planning;
• together with the CGCNC, determination of compensation for the Chief Executive Officer's direct reports;
• human resources management;
• interaction with the Board; and
• communication with key stakeholders.
CEO SUCCESSION PLANNING
Board Oversight
Under our Board Charter, the Board is responsible for ensuring that the Chief Executive Officer has developed a succession plan addressing Executive Management and management of Magna's operating Groups. The Board has delegated to the CGCNC the responsibility for reviewing the succession plans and making recommendations to the Board.
In fulfilling its succession planning related oversight responsibilities, the CGCNC is primarily concerned with ensuring that:
• the Board would be in a position to immediately appoint an interim Chief Executive Officer in the event of the sudden departure of, or an emergency involving, the sitting Chief Executive Officer;

• Executive Management maintains robust and effective talent management practices to identify, reward, retain and promote high-performing employees who could function as future leaders of the company; and

• the Board is familiar with employees within Executive Management, management of Magna's operating Groups and other key functional leaders within the organization, particularly those who could be future leadership candidates.

The Board is satisfied that Magna has in place appropriate succession planning and leadership development processes and that the Board as a whole has the opportunity to engage directly with the company's future potential leaders.

A-6     APPENDIX A - STATEMENT OF CORPORATE GOVERNANCE PRACTICES

Periodic Updates
The Chief Executive Officer annually presents to the CGCNC a detailed succession planning matrix, identifying key corporate and operating Group positions, immediate potential successors and other potential short- to mid-term candidates. Throughout the year, the Chief Executive Officer will also provide general updates to the full Board regarding succession planning, Magna's Leadership Development System, as well as changes in roles of employees in key positions.
DIRECTOR ORIENTATION AND EDUCATION
Director Orientation
We are committed to ensuring that Independent Directors are provided with a comprehensive orientation aimed at providing them with a solid understanding of our business and operations, our Board and Committee structure, key governance principles and documents, fiduciary duties and legal responsibilities, as well as various compliance matters. During 2012, the orientation program for the three new directors elected at our 2012 annual meeting of shareholders consisted of a full-day of subject-matter presentations addressing:
• overview of the company;
• automotive industry review, including drivers of growth, key industry trends and risks and elements of Magna's strategy to capitalize on growth opportunities;
• overview and business plan for each of Magna's operating Groups;
• summary of Magna's consolidated 2012 business plan and business planning process;
• investor relations overview, including top 20 shareholder analysis, automotive peer company overview and valuation, as well as peer stock performance and dividend payout comparison;
• Magna's capital structure, credit facilities and financial risk management practices;
• M&A overview, including M&A strategy and process;
• financial reporting overview and summary of critical accounting policies;
• overview of Magna's internal controls environment and internal audit program;
• external audit overview, including areas of audit emphasis and audit approach;
• overview of human resources policies and practices;
• Magna's environmental and health and safety policies and practices;

APPENDIX A - STATEMENT OF CORPORATE GOVERNANCE PRACTICES      A-7

• overview of Magna's legal compliance program, including tone from the top, compliance policies and procedures, as well as compliance training; and
• key elements of Magna's Code of Conduct.

The full Board received an update and feedback regarding the new director orientation session at the Board's third quarter 2012 meeting. In addition, management responses to information requests arising from the new director orientation session were circulated to the full Board to ensure that all Independent Directors benefited from the same information and agenda items were added to several Board Committee meetings to address follow-up items from the session.

In addition to participating in the orientation session, each new member of the Board was provided a comprehensive orientation manual, as well as the opportunity to visit manufacturing and other facilities:
Continuing Director Education
We provide directors with a continuing education program to assist them in furthering their understanding of Magna's business and the automotive industry, directors' duties and responsibilities and topical issues and emerging trends, including in such areas as:
• corporate governance;
• risk management;
• development of human capital;
• executive compensation;
• ethics and compliance;
• mergers and acquisitions; and
• legal and regulatory matters.
A director education program is developed based on the priorities identified by the Board and may include various elements, including:
• site visits to Magna's facilities or those of its customers or suppliers;
• in-boardroom presentations by members of management or external advisors;
• attendance at third-party led training programs;
• membership in applicable organizations; and
• subscriptions to relevant periodicals or other educational resources.

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Independent Directors are invited to participate in additional director education activities at Magna's expense. Independent Directors are also encouraged to participate in the meetings of Board Committees of which they are not members, since this enhances their understanding of Magna and their effectiveness as Independent Directors.
Comprehensive 2012 Board Education Activities
Board education activities during 2012 and early 2013 included a tour by the Board of a number of Magna's tooling and production facilities in the Czech Republic, a tour of the Magna Heavy Stamping and Magna Steyr Graz facilities in Austria by the three new members of the Board and tours of a number of other manufacturing facilities in North America and Europe conducted by specific individual directors. In addition, presentations were made to the Board on the following topics at different times during the year:
• Effective Corporate Governance, presented by Carol Hansell of Davies, Ward, Phillips & Vineberg in February 2012 and attended by every Independent Director then serving;
• Overview of Magna's Legal Compliance Program, presented by our Vice-President and General Counsel - North America in May 2012 and attended by every Independent Director then serving;
• Directors' Fiduciary Duties, presented by Bill Orr of Fasken Martineau DuMoulin LLP in August 2012 and attended by every Independent Director then serving;
• Lessons Learned from the CP Rail Proxy Contest, presented by Bill Orr of Fasken Martineau DuMoulin LLP in August 2012 and attended by every Independent Director then serving;
• Overview of Magna Europe, presented by our President, Magna Europe in November 2012 and attended by every Independent Director then serving;
• Magna's Communication Strategy, presented by various members of Management in November 2012 and attended by every Independent Director then serving;
• Global Automotive Market Outlook, presented by our Chief Marketing Officer in January 2013 and attended by every Independent Director then serving;
• Shareholder Activism and Hostile Takeover Bids, presented by various internal officers and external advisors in January 2013 and attended by every Independent Director then serving;
• Corporate Governance Developments and Trends, presented by our Vice-President and Secretary in February 2013 and attended by every member of the CGCNC then serving;

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• the business and operations of each of our operating Groups, presented by our operating Group Presidents in January 2013 and attended by each Independent Director then serving; and
• Automotive Industry Updates, presented at each quarterly Board meeting by our Chief Marketing Officer and attended by every Independent Director then serving.

We maintain a corporate membership with the Institute of Corporate Directors ("ICD"). As part of this membership, each Director receives a monthly corporate governance update newsletter, e-mail updates on governance matters, as well as information on and access to ICD seminars and webinars. Additionally, Directors are provided with reading materials on a range of topics such as corporate governance, fiduciary duties, legal developments, automotive industry matters and other topics, including from the following respected sources:
• Investor representative organizations, such as the Canadian Coalition for Good Governance;
• Law firms such as: Osler, Hoskin & Harcourt; Fasken Martineau DuMoulin; Davies Ward Phillips & Vineberg; Sidley Austin; and Wachtell, Lipton, Rosen & Katz;
• Accounting and Consulting firms, such as: Ernst & Young; PricewaterhouseCoopers; and Deloitte & Touche;
• Compensation advisors such as Hugessen Consulting;
• Industry publications, including: Automotive News; Ward's Auto; PwC Autofacts Analyst; McKinsey & Company Automotive & Assembly; and
• General periodical publications relating to public companies, such as: Corporate Boardmember; NYSE Magazine; and Listed.

Finally, Magna regularly distributes to Directors by e-mail media articles relating to the company and the automotive industry generally, as well as analyst reports and updates relating to Magna and the automotive industry.
ETHICAL BUSINESS CONDUCT
Code of Conduct & Ethics Articulates Our Compliance-Oriented Values
We maintain a Code of Conduct & Ethics (the "Code") which applies equally to all of our directors, officers and employees. The Code articulates our compliance-oriented values and our expectations generally. It also establishes our standards of conduct in a number of specific areas, including:
• employment practices and employee rights;
• compliance with law, generally;

A-10     APPENDIX A - STATEMENT OF CORPORATE GOVERNANCE PRACTICES

• conducting business with integrity, fairness and respect;
• fair dealing, including prohibition on giving or receiving bribes;
• accurate financial reporting;
• standards of conduct for senior financial officers;
• prohibition on insider trading and derivative monetization transactions;
• timely public disclosure of material information;
• compliance with antitrust and competition laws;
• environmental responsibility;
• occupational health and safety;
• management of conflicts of interest;
• protection of employees' personal information;
• protection by employees of confidential information; and
• compliance with our corporate policies.
Waivers
The Code, which is disclosed on the corporate governance section of our website (www.magna.com) and posted on our employee intranet in 12 different languages, is administered by the Audit Committee, including with respect to waivers sought by directors or officers. Any waivers for directors or executive officers must be approved in advance by the Audit Committee; any waivers for other employees must be requested in advance from the Chief Legal Officer, Corporate Secretary or Executive Vice-President, Global Human Resources. No waivers of the Code were granted in 2012. The Audit Committee reviews the Code at least annually and recommends to the Board any revisions that may be advisable from time to time.
Compliance Training Program
In order to help directors, officers and other employees to understand the values, standards and principles underlying the Code of Conduct, we have implemented a comprehensive compliance program which includes a mix of live training sessions and online training modules. Live training sessions are typically conducted by external and/or in-house lawyers. Online training was rolled-out in 2012, with the initial phase covering 11,000 employees, including members of Executive Management and other senior corporate and operating Group finance, sales & marketing, purchasing, legal, human resources and other personnel. Once fully implemented, we anticipate that every employee with direct access to a workplace computer terminal will complete the online training program, while other employees will receive in-person group training. Among other things, each employee participating in the online training is required to read and acknowledge their understanding of the Code.

APPENDIX A - STATEMENT OF CORPORATE GOVERNANCE PRACTICES      A-11

Whistle-Blower Procedure
We maintain a confidential and anonymous whistle-blower procedure known as the Good Business Line ("GBL") for employees and other stakeholders such as customers and suppliers. Stakeholders may make submissions to the GBL by phone, fax, mail, e-mail or internet. All submissions are investigated by the Internal Audit Department, the head of which reports directly to the Chair of the Audit Committee. Summary reports of GBL activity in the fiscal quarter are presented to the Audit Committee at each of its regular quarterly meetings and details are discussed without members of Management present.
Conflicts of Interest	If a director has a conflict of interest with respect to any matter before the Board, the conflicted Director:
• must declare his or her interest; and
• is not permitted to attend the portion of the meeting during which the transaction is discussed and must abstain from voting on the matter.
However, as permitted by the Business Corporations Act (Ontario), directors are permitted to vote on their own compensation as directors.
Related Party Transactions
The CGCNC is generally responsible for reviewing and making recommendations to the Board with respect to related party transactions. In the case of a material related party transaction, the disinterested members of the Board may instead choose to establish a special committee composed solely of Independent Directors to review the transaction and make recommendations to the Board. We will take such additional steps as may be required by law or which the Board determines are advisable in connection with any related party transactions.
NOMINATION OF DIRECTORS
CGCNC Recommends Candidates to Board
The CGCNC, which consists solely of Independent Directors, is responsible for recommending to the Board candidates for service as Directors. All of our directors are elected by shareholders each year at our annual meeting, for a term that expires approximately one year later at our next annual meeting.
Search for New Directors Based on Review of Skills Needs
Commencing in the second half of each year, the CGCNC reviews the diversity of skills and expertise represented on the Board and consider whether there are specific skills which are not represented on the Board. This process typically entails:
• a review of a skills matrix prepared by the corporate secretary under the authority of the CGCNC, identifying each director's qualifications, professional and geographic areas of expertise;
• assessment of optimal Board size in light of current and expected workload, priorities, Committee staffing and other factors;
• consideration of Magna's current strategic priorities;

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• a review of feedback obtained through the Board's annual self-evaluation process;
• consideration of the views of the Chief Executive Officer regarding any skillset which may need to be prioritized, particularly in light of strategic priorities;
• consideration of input relating to Board composition provided by shareholders and other stakeholders in the course of stakeholder engagement meetings; and

• consideration of advice from an independent search firm retained by the CGCNC (if any), such as Russell Reynolds Associates ("Russell Reynolds") which assisted in connection with the search for new directors nominated at Magna's 2012 and 2011 Annual Meetings of Shareholders.
"Evergreen" List of Candidates
Magna maintains a regularly updated list of potential candidates who could be considered in connection with a director search. The "evergreen" list includes qualified candidates from prior director searches, in addition to candidates identified in the manner described below.
New Candidates Identified or Vetted by CGCNC's Independent Advisor
Once the CGCNC has identified its priorities for any search for new directors, it commences its search for suitable candidates either directly or through an independent search firm. Where an independent search firm is retained, the CGCNC will consider qualified candidates who may be identified by such firm and candidates previously identified and listed on the "evergreen" list of candidates maintained by the company, in addition to candidates identified by any of the following:
• other Independent Directors;
• the Chief Executive Officer or other members of Management;
• shareholders or other stakeholders; and
• Magna's legal, financial and other professional advisors.

Where an independent search firm is retained, the CGCNC will provide to such firm the name of any candidate identified by any other source and consider such firm's advice regarding the suitability of that candidate.
Qualifications for Service on the Board	The CGCNC seeks to ensure that each director possesses certain basic attributes outlined in our Board Charter, including:
• personal and professional integrity;
• significant achievement in his or her field;
• expertise and experience which is relevant to our business;
• a reputation for sound and mature judgment;

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• the commitment and ability to devote the necessary time and effort to our Board; and
• financial literacy.
No Age or Term Limits, But These Are Considered by Nominating Committee
We have not established age and term limits for directors. We believe that such limits could arbitrarily result in the Board and shareholders losing the valuable contribution provided by directors who may have a more thorough understanding of our business, operations and industry, or more extensive experience which assists them in the fulfillment of their duties and responsibilities. However, the CGCNC typically considers the age and tenure of directors and potential candidates in assessing their ability to serve effectively on the Board.
Board Diversity
The CGCNC defines diversity in terms of the diversity of experience among the members of the Board and, accordingly, has not adopted arbitrary targets or quotas related to the recruitment of diverse candidates. In conducting a search for directors, the CGCNC seeks to ensure that the broadest possible range of qualified candidates is considered and that no qualified candidate is excluded based on gender, cultural background or any other factor unrelated to an individual's ability to effectively serve as a steward of the company.
The CGCNC believes that all Board appointments should be based on merit with the best-suited person selected, having regard to the:
• attributes of the person;
• needs of the Board as a whole; and
• strategic priorities of the company.

Recognizing that the current participation of women on Magna's Board is relatively low, the CGCNC seeks to enhance the representation by female directors over time within the framework described above.
Board Size
Under our Articles of Incorporation, the Board shall consist of between five and fifteen directors, as may be set from time to time by the Board. The Board has delegated to the CGCNC the responsibility for considering and making recommendations to the Board with respect to Board size. Given Magna's size, scope and complexity, as well as the need for a diversity of director views, the CGCNC recommended and the Board last fixed the size of the Board at nine directors. However, the CGCNC will annually review the Board's size to ensure it continues to be appropriate.
CGCNC Determination for 2013
The CGCNC considered the size and composition of the Board in November and December 2012 and determined not to search for any additional directors in connection with the 2013 Annual Meeting of Shareholders. In reaching this conclusion, the CGCNC considered a number of factors, including the:
• extent of turnover on the Board since 2010 and the need for stability;

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• absence of any gap in skills or expertise that was considered to be critical to the functioning of the Board; and

• fact that the Board's Committees are efficiently staffed with Independent Directors who possess the skills required in order to ensure that each Committee can fulfill its mandate in an effective manner.
MAJORITY VOTING
Majority Voting Policy
Under applicable corporate law, shareholders can only vote "for" or "withhold" their vote for directors. A "withhold" vote is essentially an abstention or a non-vote, instead of a vote "against" the director. As a result, a single vote "for" can result in a director being elected, no matter how many votes were "withheld". Under our Board Charter, any director who receives more "withhold" votes than votes "for" in an uncontested election must promptly tender his or her resignation to the Chair of the CGCNC for consideration by the CGCNC. Our 2012 Annual Meeting of Shareholders was the first meeting at which our majority voting policy was in effect. All of the directors elected at such meeting were elected with a substantial majority of votes.
Affected Director Does Not Participate in Decision
A director who has submitted his or her resignation under our Majority Voting Policy is precluded from participating in the recommendation of the CGCNC or the decision by the Independent Directors whether to accept his or her resignation.
Options for Resulting Vacancy	If the Independent Directors accept a resignation under our Majority Voting Policy, they may:
• leave the resulting vacancy unfilled until the next annual meeting;
• fill the resulting vacancy by appointing someone other than the director who resigned; or
• call a special meeting of shareholders at which a nominee other than the director who resigned will be proposed for election by shareholders.
COMPENSATION MATTERS
CGCNC Responsible for Recommending Director and Executive Compensation	Compensation matters for directors and members of Corporate Management are considered by the CGCNC and approved by the Independent Directors.
Director Compensation
The schedule of retainers and fees payable to Independent Directors is reviewed and considered by the CGCNC at least biannually. The CGCNC's independent compensation advisor assists the CGCNC with respect to the structuring and benchmarking of Independent Director compensation. Only Independent Directors receive compensation for service on our Board.

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Independent Director Compensation Was Modified During 2012	The last biannual review of Independent Director compensation was completed in 2012. This review of director compensation resulted in three changes to the Corporation's Board compensation structure:

• Permanent Discontinuation of Stock Option Grants: stock option grants to Independent Directors were permanently discontinued, effective January 24, 2012, and were not replaced with any other form of compensation. Some Independent Directors had previously been granted stock options, which remain exercisable in accordance with their original terms of grant. As of the Record Date, a total of 40,000 such options previously granted to Independent Directors remained outstanding.

• Board Chair Compensation Restructured as Fixed Retainer: effective August 9, 2012, compensation for acting as Chairman of the Board was restructured as a fixed retainer covering all work performed by the Chairman acting in any capacity other than as a special committee chair. To the extent that the Board Chair is appointed as chair of a special committee, his or her compensation for acting in that capacity will be determined by the Board at the time the special committee is established.

• Discontinuation of Meeting Fees for Voluntary Committee Participation: prior to August 9, 2012, Independent Directors were compensated for voluntary participation at the meetings of Board Committees which they attended as observers. Effective August 9, 2012, the CGCNC clarified that Independent Directors would only be compensated for such voluntary participation where their participation is specifically requested by the applicable Committee Chair.
Executive Compensation
The Board has ultimate responsibility for executive compensation matters. In order to assist it in effectively fulfilling its executive compensation responsibilities, the Board has delegated to the CGCNC responsibility for recommending with respect to:
• Magna's overall system of executive compensation; and
• the application of such system to the members of Magna's Corporate Management (as such term is defined in the Corporate Constitution).
Say on Pay
Pursuant to our Board Charter, Magna's shareholders are entitled to vote on a non-binding, advisory vote on Magna's overall approach to executive compensation. The results of the advisory vote are considered by the Board in connection with future compensation decisions. The first such advisory vote was held at our May 10, 2012 annual meeting of shareholders, at which our approach to executive compensation was approved by 80% of the votes cast on the resolution.

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OTHER BOARD COMMITTEES
Committees Are Fully Independent
Our Board has three standing Committees: Audit; Corporate Governance, Compensation and Nominating; and Enterprise Risk Oversight. During 2012, a special committee comprising all the Independent Directors was established under the chairmanship of William Young to review and negotiate the purchase of the controlling 27% partnership interest in Magna E-Car. Each Committee of the Board is composed solely of Independent Directors, one of whom serves as the Committee Chair.

Each standing Committee has a written charter outlining the scope of authority delegated to the Committee, its responsibilities, compositional requirements and other matters, including its authority to directly retain independent advisors at Magna's expense.

Among other things, each standing Committee is required to annually review its charter and recommend any changes which it may deem appropriate. Each of the standing Committees' charters were amended during 2012, primarily to reflect the expansion of the mandate and renaming of the former Health and Safety and Environmental Committee and the reallocation of risk oversight responsibilities among the standing Committees. Each Committee charter is posted on our website (www.magna.com) under "Corporate Governance".
ANNUAL BOARD AND COMMITTEE ASSESSMENTS
Board Assessment Process: Board, Committee, Chair and Peer Evaluation
The board evaluation process adopted by Magna's board engages the directors in an evaluation of the performance and effectiveness of the board and each of its Committees as well as the Board Chair and the Chairs of each Committee. The evaluation process also provides an opportunity for peer assessment.

Each member of the Board is asked to complete an extensive questionnaire which seeks to elicit their views in each of these areas of board effectiveness. The use of a questionnaire that is substantially the same year over year allows the CGCNC to measure improvement and identify trends. In alternate years, the Board Chair typically supplements the written surveys with one-on-one discussions with each director. These discussions allow directors to discuss issues of concern to them in greater detail and raise additional issues which they may prefer not to address on the written questionnaire. For the assessment completed during 2012, the written questionnaires were reviewed and assessed by a third party facilitator, Carol Hansell of Davies Ward Phillips & Vineberg. Ms. Hansell also conducted the discussions with the individual directors. Major points emerging from the 2012 evaluation included:
• identification of corporate governance, strategic planning and shareholder value/return as key priorities;
• satisfaction with Magna's current governance practices;

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• an interest in enhanced engagement with shareholders;
• a desire to dedicate additional Board time and effort to risk oversight and strategic planning; and
• satisfaction with the level and nature of interaction between the Board and Management.
In response to the findings of the 2012 board effectiveness evaluation, the Board and Management adopted the following changes:
• a significantly enhanced focus on corporate strategy, including through quarterly in camera discussions with the Chief Executive Officer and an expanded 2013 strategy/planning meeting; and
• increased Board-level engagement with institutional shareholders and institutional shareholder representative organizations.

Additionally, in response to feedback received in the evaluation, Management is implementing a transition from hard copy Board and Committee materials to electronic board books through a secure board portal.

Detailed results of the annual evaluation process are provided to the Board Chair and a summary of results is provided to the CGCNC. Following its review and consideration of any issues raised in the Board evaluation, the CGCNC will present its recommendations to the Board together with the summary of results from the evaluation.

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Corporate Office

Transfer Agent and Registrar

Computershare Trust Company of Canada
100 University Avenue, 9th Floor
Toronto, Ontario, Canada M5J 2Y1
Telephone: 1 (800) 564-6253

Computershare Trust Company N.A.
250 Royall Street
Canton, MA, USA 02021
Telephone: (781) 575-3120
www.computershare.com

Exchange Listings

Common Shares
Toronto Stock Exchange **MG**
New York Stock Exchange **MGA**

magna.com